      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996



                                                      REGISTRATION NO. 333-05821

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               HEXCEL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                 94-1109521
   (State or Other Jurisdiction of                   (I.R.S. Employer
    Incorporation or Organization)                 Identification No.)

                         ------------------------------

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 (203) 969-0666
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                               STEPHEN C. FORSYTH
              SENIOR VICE PRESIDENT OF FINANCE AND ADMINISTRATION
                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 (203) 969-0666
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:

      GREGORY A. FERNICOLA, ESQ.                 KRIS F. HEINZELMAN, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM            CRAVATH, SWAINE & MOORE
           919 THIRD AVENUE                          WORLDWIDE PLAZA
       NEW YORK, NEW YORK 10022                     825 EIGHTH AVENUE
            (212) 735-3000                       NEW YORK, NEW YORK 10019
                                                      (212) 474-1000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 3, 1996

                                  $100,000,000


                                 [HEXCEL LOGO]


                     % Convertible Subordinated Notes Due 2003

INTEREST PAYABLE        AND                                   DUE         , 2003
                                 --------------


THE     % CONVERTIBLE SUBORDINATED NOTES DUE 2003 (THE "NOTES") ARE  CONVERTIBLE
INTO  COMMON STOCK  OF HEXCEL  CORPORATION (THE "COMPANY")  AT ANY  TIME ON OR
  BEFORE               , 2003, UNLESS PREVIOUSLY  REDEEMED, AT A  CONVERSION
    PRICE  OF $   PER SHARE,  SUBJECT TO ADJUSTMENT IN CERTAIN EVENTS. SEE
      "DESCRIPTION OF NOTES --  CONVERSION RIGHTS." ON  JULY 2, 1996,  THE
      LAST  REPORTED SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK
                          EXCHANGE WAS $15 PER SHARE.



THE NOTES ARE REDEEMABLE, IN WHOLE OR IN  PART, AT THE OPTION OF THE COMPANY  AT
ANY  TIME ON OR  AFTER              , 1999, AT THE  REDEMPTION PRICES SET FORTH
 HEREIN PLUS ACCRUED  INTEREST. UPON A  CHANGE OF CONTROL  (AS DEFINED),  EACH
  HOLDER OF NOTES WILL HAVE THE RIGHT, SUBJECT TO CERTAIN CONDITIONS AND RESTRICTIONS, TO REQUIRE THE COMPANY TO REPURCHASE ANY OR ALL OUTSTANDING
    NOTES  OWNED  BY SUCH  HOLDER AT  100% OF  THEIR PRINCIPAL  AMOUNT PLUS
     ACCRUED  INTEREST.  SEE   "DESCRIPTION  OF  NOTES."   THE  NOTES   ARE
     SUBORDINATED  TO  ALL  PRESENT  AND  FUTURE  SENIOR  INDEBTEDNESS (AS
      DEFINED) OF THE  COMPANY. AS  OF MARCH  31, 1996,  AFTER GIVING  PRO
      FORMA  EFFECT TO THE OFFERING OF  THE NOTES CONTEMPLATED HEREBY AND
       THE APPLICATION OF THE NET  PROCEEDS THEREFROM, THE COMPANY  WOULD
       HAVE  HAD  OUTSTANDING  APPROXIMATELY  $175.7  MILLION  OF  SENIOR
       INDEBTEDNESS. APPLICATION HAS  BEEN MADE TO  LIST THE NOTES  ON
          THE  NEW YORK STOCK  EXCHANGE AND THE  UNDERLYING SHARES OF
           COMMON STOCK  ON  THE  NEW YORK  STOCK  EXCHANGE  AND  THE
           PACIFIC  STOCK EXCHANGE. IF SO  APPROVED, TRADING OF THE
             NOTES IS EXPECTED TO COMMENCE WITHIN A 30-DAY  PERIOD
                AFTER COMMENCEMENT OF THE OFFERING OF THE NOTES.

                                 --------------


FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
      AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                                 -------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES  COMMISSION   NOR
      HAS   THE   SECURITIES  AND   EXCHANGE   COMMISSION  OR   ANY  STATE
        SECURITIES  COMMISSION   PASSED  UPON   THE  ACCURACY   OR   AD-
             EQUACY   OF   THIS   PROSPECTUS.   ANY  REPRESENTATION
                 TO  THE  CONTRARY   IS  A  CRIMINAL   OFFENSE.

                                                                             UNDERWRITING
                                                            PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                            PUBLIC(1)         COMMISSIONS       COMPANY(1)(2)
                                                        -----------------  -----------------  -----------------
PER NOTE..............................................          %                  %                  %
TOTAL (3).............................................          $                  $                  $

(1) PLUS ACCRUED INTEREST, IF ANY, FROM            , 1996.


(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $700,000.



(3) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE OF THE INITIAL PUBLIC OFFERING OF THE NOTES, TO PURCHASE A MAXIMUM OF $15,000,000 ADDITIONAL PRINCIPAL AMOUNT OF NOTES TO COVER
    OVER-ALLOTMENTS. IF SUCH  OPTION IS EXERCISED  IN FULL, THE  TOTAL PRICE  TO
    PUBLIC  WILL BE  $        , UNDERWRITING  DISCOUNTS AND  COMMISSIONS WILL BE
    $      AND PROCEEDS TO COMPANY WILL BE $      . SEE "UNDERWRITING".

                                 --------------

    THE NOTES ARE OFFERED BY THE SEVERAL UNDERWRITERS WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE
NOTES,  IN DEFINITIVE FULLY REGISTERED FORM, WILL BE MADE ON OR  ABOUT         ,
1996 AGAINST PAYMENT IN IMMEDIATELY AVAILABLE FUNDS.

CS First Boston                                         Bear, Stearns & Co. Inc.


                THE DATE OF THIS PROSPECTUS IS           , 1996.

                [GRAPHICAL REPRESENTATION OF HEXCEL'S PRODUCTS]



Hexcel is a leading manufacturer of high performance composite materials for the aerospace, defense, recreation and general industrial markets.

                                 --------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AND THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").


    No person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof and thereof.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, including the exhibits and schedules thereto, as well as such reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes part of a Registration Statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the provisions of any contract, agreement or other document referred to herein are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed with the Commission by the Company (Commission File No. 1-8472) pursuant to the Exchange Act and are, as of their respective dates, incorporated by reference in and made a part of this
Prospectus:

    (1)the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2)the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

    (3)the Company's Proxy Statement for the Meeting of Stockholders held on February 21, 1996;

    (4)the Company's Proxy Statement for the Meeting of Stockholders held on May 23, 1996;


    (5)the Company's Current Report on Form 8-K dated March 15, 1996, as amended on Form 8-K/A dated April 1, 1996;



    (6)The Company's Current Report on Form 8-K dated July   , 1996; and



    (7)the description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's Registration Statement on Form 8-B, dated March 31, 1983, including any amendment or report filed for the purpose of updating such description.


    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes hereunder shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated by reference herein (other than exhibits to such documents not specifically incorporated by reference) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Such requests should be directed to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, Attention: Corporate Secretary, telephone number (203) 969-0666.

    The Company's principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. The Company's telephone number is (203) 969-0666.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY" AND "HEXCEL" REFER TO THE BUSINESS OF HEXCEL CORPORATION (INCLUDING ITS OPERATING DIVISIONS AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE CIBA COMPOSITES BUSINESS (AS DEFINED) ACQUIRED ON FEBRUARY 29, 1996 AND THE HERCULES COMPOSITES BUSINESS (AS DEFINED) ACQUIRED ON JUNE 27, 1996) AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED HEREIN IS DERIVED FROM PUBLICLY AVAILABLE INDUSTRY SOURCES, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED. SEE "GLOSSARY OF TERMS" FOR AN EXPLANATION OF CERTAIN TERMS USED IN THIS PROSPECTUS. SUCH TERMS APPEAR HEREIN IN BOLD TYPE THE FIRST TIME THEY ARE USED. UNLESS OTHERWISE INDICATED, ALL INFORMATION INCLUDED IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS DUE TO, AMONG OTHER THINGS, CERTAIN FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY

GENERAL

    Hexcel is a leading international manufacturer and marketer of lightweight, high performance COMPOSITE MATERIALS, parts and STRUCTURES for the aerospace, defense, recreation and general industrial markets. The Company's products include CARBON FIBER, woven synthetic fabrics, HONEYCOMB, PREPREGS, ADHESIVES, and a wide variety of lightweight, high strength semi-finished and finished structural components. With 19 manufacturing facilities in the United States and Europe, management believes that Hexcel is positioned to take advantage of opportunities for growth worldwide. The Company's manufacturing capabilities are integrated across product lines enabling it to offer a breadth of products spanning the composites industry. The Company operates through the following five core businesses, presented in order of manufacturing integration from raw materials to finished products:

    - FIBERS. The Company manufactures PAN based carbon fibers primarily for sale to customers and also for use in its Fabrics and Composite Materials businesses. The Company supplies high performance carbon fibers for a wide variety of applications in the commercial aerospace, space and defense, recreation and general industrial markets predominantly in the United States. The principal end uses for carbon fibers are as raw materials for prepregs and fabrics, in FILAMENT WINDING for various space and defense and industrial applications and in fiber placement to produce composite structures.


    - FABRICS. The Company is a leading manufacturer of woven FIBERGLASS, carbon and ARAMID fiber REINFORCEMENTS for composite materials and other applications worldwide. In the United States, the Company is a leading weaver of aramid fibers and, in Europe, the Company is a leading weaver of high performance fiberglass fabrics. The principal end uses for fabrics are in composite materials, printed circuit boards, window blinds, insulation and soft body armor such as bulletproof vests.


    - COMPOSITE MATERIALS. The Company is an innovative leader worldwide in the manufacture of honeycomb, prepregs, film adhesive products and SANDWICH PANEL products. Although each of these products is sold primarily to the commercial aerospace and space and defense markets, the Company has led the development of new applications for composite materials in the recreation market and is developing additional applications for use in the transit, marine and other industrial markets. The principal end uses for composite materials are components for commercial and military aircraft, munitions, high-speed and mass transit trains and recreation applications, including golf clubs, skis and snowboards.

    - SPECIAL PROCESS. The Company engineers, manufactures and markets machined and fabricated honeycomb parts for use in commercial aerospace, space and defense, automotive and other applications to meet customers' specific design requirements. This core business provides value-added processing to standard honeycomb manufactured by the Company by contouring and machining it into complex shapes. The principal end uses for SPECIAL PROCESS products are semi-finished aerospace components and aircraft control surfaces such as flaps and wing tips.

    - STRUCTURES AND INTERIORS. The Company manufactures and markets lightweight, high strength structures and INTERIORS primarily for use in the aerospace industry. The principal end uses for structures and interiors are wing-to-body FAIRINGS, flap track fairings, RADOMES, engine COWLS and interior systems such as overhead stowage bins for aircraft.

STRATEGIC REPOSITIONING

    BACKGROUND


    During the mid to late 1980's, composite materials companies, including Hexcel, the Ciba Composites Business and the Hercules Composites Business, invested in rapid capacity expansion to respond to the anticipated growth in both military procurement programs and the commercial aircraft industry. With the end of the Cold War in 1989 and the resulting rapid reduction in defense procurement expenditures in the United States and Europe, sales to the military aerospace and defense sectors declined rapidly. In addition, under the influence of deregulation and various other factors including a general economic downturn and the Gulf War, the commercial airline industry experienced significant losses in the early 1990's, which in turn led to reduced investment in new aircraft. These changes in the principal markets for composite materials left significant excess capacity in the industry, resulting in significant losses for industry participants, including the Company.


    As a result of these market circumstances, as well as debt incurred to build capacity in the late 1980's, the Company experienced a liquidity crisis in 1993 and sought protection under chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") by filing a voluntary petition for relief in December 1993. Under the leadership of John J. Lee, who joined the Company as Chairman of the Board and Co-Chief Executive Officer shortly before the Chapter 11 filing, the Company adopted and executed a plan to reposition itself by consolidating facilities, divesting non-core businesses and reducing costs in an attempt to restore profitability and positive cash flow. In connection with this repositioning, the Company successfully implemented a consolidation of its operations, restructured its balance sheet and obtained new equity and debt financing. When Hexcel emerged from Chapter 11 all creditors' claims were reinstated or paid in full, including interest.

    STRATEGIC ACQUISITIONS


    Upon emerging from Chapter 11 in February 1995, the Company began to implement a strategy to lead the consolidation of the composite materials industry by removing excess capacity and, in the process, diversifying and strengthening its existing businesses. On February 29, 1996, Hexcel acquired the Ciba Composites Business (the "Ciba Acquisition") for aggregate consideration of approximately $203.1 million, subject to post-closing adjustments, and on June 27, 1996, Hexcel acquired the Hercules Composites Business (the "Hercules Acquisition") for a cash purchase price of approximately $135 million, (excluding transaction costs) subject to post-closing adjustments. The Ciba Acquisition combined two of the world's leading and most technically advanced composite materials companies, broadening the Company's range of products and markets, enhancing its research, development and technological capabilities and balancing the geographical scope of its business. As a result of the Ciba Acquisition, Ciba-Geigy Limited ("Ciba") became the beneficial owner of approximately 49.7% of the Company's outstanding Common Stock. The Hercules Acquisition combined two leading prepreg manufacturers, with few overlapping products and QUALIFICATIONS between their product lines, and provided the Company with the capability to manufacture one of its significant raw materials, PAN based carbon fibers.

    STRUCTURAL REORGANIZATION AND CONSOLIDATION PROGRAM


    In May 1996, the Company announced a program to consolidate its operations over a period of approximately three years. The total cost of this program, which excludes additional costs and expenses that may be incurred due to modifications to the program that may result from the Hercules Acquisition, is estimated to be approximately $49 million. This estimate includes $5.2 million of expenses incurred in the first quarter of 1996, an estimated $29 million charge against earnings expected to be incurred in the second quarter of 1996 and approximately $15 million to be recognized thereafter. Cash expenditures necessary to complete the program are estimated to total approximately $44 million, net of expected proceeds from asset sales. Management estimates that the program will result in annual cost savings of approximately $28 million when it is fully implemented in 1999, and that for the period 1996 through 1998, costs associated with the program (net of estimated proceeds from asset sales) are expected to equal the incremental cash savings generated by the program. The foregoing estimates of total cost of the consolidation program, cash expenditures and annual cost savings constitute forward-looking information. The failure of any of the assumptions underlying such estimates to be realized may cause the actual amounts to differ materially from the estimates set forth above. For a discussion of these assumptions and other important factors that will affect actual amounts, see "Risk Factors -- Forward-Looking Statements; Consolidation Program."


COMPETITIVE ADVANTAGES

    The Company believes that the recent measures undertaken to reorganize its operations, reduce costs and increase geographic, market and product diversity enhance the Company's key competitive advantages:

    - MARKET LEADER. The Company has long been a leading international manufacturer of lightweight, high strength fabrics, composite materials and parts and structures. Management believes the Company is the largest integrated producer of diversified composite materials in the world based on pro forma net sales of approximately $771 million for the year ended December 31, 1995. See "Pro Forma Financial Information."

    - BROADEST RANGE OF QUALIFICATIONS IN THE AEROSPACE INDUSTRY. Management believes Hexcel has the broadest range of qualifications of any composite materials manufacturer in the aerospace industry and is QUALIFIED on several programs which have significant opportunities for growth. Such programs include the Boeing 777 and 737x, the Airbus A320 series (including A319 and A321) and A330 and the McDonnell Douglas C-17 transport. Before composite materials may be utilized in aerospace and military applications, they must be qualified, which is both expensive and time consuming. See "Business -- Markets and Customers." The Company believes its extensive qualifications position it to remain a leading supplier of composite materials to the aerospace industry.

    - VERTICAL INTEGRATION. Management believes the Company is the most vertically integrated composite materials manufacturer in the world. Vertical integration provides the Company with a greater ability to control the cost, quality and delivery of its products. Moreover, the Company has the unique ability to manufacture and sell products from various points in its manufacturing process, thereby providing overall materials solutions to its customers and strengthening its competitive position. See "Business -- Manufacturing Process and Raw Materials."

    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 53% of Hexcel's pro forma net sales for the year ended December 31, 1995 were derived from the commercial aerospace industry, 11% from space and defense, 12% from recreation products (including golf shafts, skis, snowboards, fishing rods and tennis rackets) and 24% from general industrial markets (including printed circuit boards, window blinds and high-speed and mass transit trains). Management believes that this market and product mix reduces the Company's exposure to business cycles in the commercial aerospace industry. In addition, the Ciba Acquisition enabled the Company to balance the geographic scope of its business between North America and Europe, providing it with an increased presence at Airbus, and to build a presence in the rapidly growing Asia-Pacific aerospace market. See "Business -- Core Businesses" and "-- Sales and Marketing."


    - STRONG TECHNICAL SUPPORT. The Company has been a leader in the development of technology and commercial application for composite materials for over 50 years. The Company's technically oriented sales force works with new and existing customers to identify and engineer solutions to meet customers' needs, particularly by identifying areas where composite materials may beneficially replace traditional materials. Through both its research and technology function and its proprietary skills in resin formulation and woven reinforcement, the Company has the technical capability to provide its customers with "make to order" custom products. A recent example of the Company's ability to engineer solutions for its customers is the development of carbon core honeycomb for jet engine NACELLES. This product replaces traditional aluminum materials, that can corrode in the extreme environment of an aircraft engine, with a material that is both stronger and lighter and conducts heat away from the engine.

BUSINESS STRATEGY

    To maintain its position  as a leading  worldwide manufacturer of  composite
materials,   parts  and  structures,  the  Company  has  adopted  the  following strategies:


    - CAPITALIZE ON GROWTH IN THE AEROSPACE INDUSTRY. The Company believes that demand for commercial aircraft, and therefore composite materials, should be favorably influenced by the following trends that have been identified in industry reports: (i) a significant increase in air travel over the next ten years, (ii) the higher utilization of composite materials on state-of-the-art aircraft, such as the Boeing 777, (iii) the acceleration of new aircraft deliveries as a result of government noise regulations and
      (iv) expected increases in aircraft fleet size during the next decade. The Company expects to capitalize on these trends by continuing to produce a wide variety of composite materials for use in the manufacture of virtually every commercial aircraft in the western world. See "Business -- Markets and Customers."


    - CONTINUE TO CONTROL COSTS AND IMPROVE MANUFACTURING
      EFFICIENCIES. Management is committed to reducing costs and improving manufacturing efficiencies through consolidation and structural reorganization. Prior to giving effect to the Ciba and Hercules Acquisitions, the Company (i) consolidated operations by closing one plant, partially closing a second one and selling a third, (ii) sold its non-core resins and specialty chemicals businesses, (iii) reduced the number of its employees by approximately 30%, and (iv) reduced selling, general and administrative costs from $62 million in 1992 to $49 million in 1995. In addition, in the first half of 1996, the Company reorganized its organizational structure into five core businesses focused on key products and markets, and the Company announced a business consolidation program which is expected to result in continued cost reductions and manufacturing efficiencies. See "Business -- Strategic Repositioning."


    - STRATEGIC ACQUISITIONS AND ALLIANCES. In order to (i) enhance Hexcel's integrated manufacturing capabilities, (ii) expand its geographic base and
      (iii) optimize its portfolio of products and businesses, the Company intends to continue to complement its product lines through strategic acquisitions or alliances. As a result of the Ciba Acquisition, the Company is positioned to take advantage of the trend towards outsourcing production of structures and interiors through alliances. The Company reviews its portfolio of products and businesses regularly in connection with its efforts to identify appropriate strategic opportunities. See "Risk Factors -- Acquisition and Alliance Strategy."


    - ENHANCE CUSTOMER SERVICE. The Company continually seeks to strengthen and expand its relationships with customers by capitalizing on its vertically integrated manufacturing capabilities and technical support. As a highly integrated manufacturer of composite materials, Hexcel has the flexibility and capability to meet the various needs of its customers. The Company also has the technical capability to assist customers in the design and manufacture of composite materials for specialty applications, thereby further strengthening customer relationships. For example, Hexcel engineers work with Reebok-Registered Trademark- to develop composite supports for athletic shoes and with a customer's engineers to design composite turbofan blades for aircraft engines. Hexcel intends to leverage its integrated capabilities to serve a customer base which is increasingly favoring suppliers who have the ability to satisfy all of their composite materials requirements.


    - PENETRATE NEW MARKETS. The Company strives to maintain its leadership position in the development of innovative composite materials applications in an attempt to expand its revenue base. Although commercial aerospace remains the largest market for composite materials, the Company continues to penetrate recreation and general industrial markets, providing composite materials for a variety of applications, and plans to continue developing applications for new markets. See "Business -- Competitive Advantages -- Market and Geographic Diversity." The Company also expects to take advantage of developing markets by expanding its operations in the rapidly growing Asia-Pacific region.

                                  THE OFFERING


Notes Offered...........  $100,000,000  aggregate  principal  amount  ($115,000,000  if the
                          over- allotment option is exercised in full) of    %  Convertible
                          Subordinated Notes Due 2003.
Maturity Date...........  , 2003.
Interest Payment Dates..  and         of each year commencing            , 1997.
Conversion Rights.......  The Notes are convertible, at the holder's option, into shares of
                          Common  Stock,  at  any  time  at  or  prior  to  maturity unless
                          previously redeemed, at a conversion price of $        per share,
                          subject to adjustment in certain events as described herein.  See
                          "Description of Notes -- Conversion Rights."
Optional Redemption.....  The  Notes are not  redeemable prior to                   , 1999.
                          Thereafter, the Notes are redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, plus accrued and unpaid interest  to the date of redemption.  See
                          "Description  of  Notes  --  Redemption  at  the  Option  of  the
                          Company."
Change of Control.......  Upon a Change of Control, each holder of a Note (a "Holder" or  a
                          "Noteholder")  may require  the Company  to repurchase  the Notes held by such Holder at 100% of the principal amount thereof  plus accrued  interest to the date  of repurchase. See "Description of
                          Notes -- Repurchase of Notes at  the Option of the Holder Upon  a
                          Change of Control."
Subordination...........  The  Notes will  constitute general unsecured  obligations of the
                          Company and will  be subordinated to  all Senior Indebtedness  of the  Company. As of March 31, 1996, after giving pro forma effect
                          to  the  Offering  and  the  application  of  the  net   proceeds
                          therefrom,  the  Company  would  have  had  approximately  $175.7 million of Senior Indebtedness outstanding. See "Capitalization."
                          The Indenture (as defined) will  not restrict the Company or  any
                          of   its  subsidiaries  from  incurring  additional  indebtedness
                          (including  Senior  Indebtedness)   or  other  obligations.   See
                          "Description of Notes -- Subordination of Notes."
Sinking Fund............  None.
Use of Proceeds.........  The  net  proceeds  of the  Offering  are estimated  to  be $96.6 million  ($111.1  million  if  the  Underwriters'  over-allotment option  is exercised in full). The Company intends to use the net
                          proceeds  to  repay  outstanding  borrowings  under  the   Credit
                          Facility (as defined). See "Use of Proceeds."
Listing.................  Application has been made to list the Notes on the New York Stock
                          Exchange  (the "NYSE") and the  underlying shares of Common Stock on the NYSE and the Pacific Stock Exchange ("PSE").
Common Stock Symbol.....  The Common Stock  is listed  on the NYSE  and the  PSE under  the symbol "HXL."


                                  RISK FACTORS

    Prospective purchasers of the Notes should consider carefully all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under the caption "Risk Factors" before making any investment in the Notes.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


    The following tables present summary financial and other data with respect to the Company, the Ciba Composites Business and the Hercules Composites Business and have been derived from (i) the audited consolidated financial statements of the Company as of and for the four years ended December 31, 1995, and from the unaudited condensed consolidated financial statements of the Company as of and for the quarters ended March 31, 1996 and April 2, 1995, (ii) the audited combined financial statements of the Ciba Composites Business as of and for the three years ended December 31, 1995, (iii) the audited financial statements of the Hercules Composites Business as of and for the three years ended December 31, 1995 and (iv) the pro forma financial statements included elsewhere in this Prospectus which give effect to (a) the Ciba Acquisition (including the Danutec Closing (as defined)), (b) the initial borrowings under the Credit Facility, (c) the Offering and the application of the net proceeds therefrom to repay borrowings under the Credit Facility and (d) the Hercules Acquisition. The summary financial and other data for the Company as of and for the quarters ended March 31, 1996 and April 2, 1995 are derived from unaudited financial statements which, in the opinion of the Company's management, include all adjustments necessary for the fair presentation of such information. The information set forth below should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Information," "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and the related notes thereto, included elsewhere in this Prospectus.


THE COMPANY

                                                           HISTORICAL
                         ------------------------------------------------------------------------------
                         FOR THE QUARTER ENDED
                         ---------------------              FOR THE YEAR ENDED DECEMBER 31,
                         MARCH 31,   APRIL 2,    ------------------------------------------------------
                         1996 (A)      1995        1995          1994           1993           1992
                         ---------   ---------   ---------   ------------   ------------   ------------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
  Net sales............  $126,418    $  85,155   $ 350,238   $    313,795   $    310,635   $    352,987
  Gross margin.........    26,783       14,795      67,090         48,428         47,545         67,899
  Gross margin
   percentage..........      21.2%        17.4%       19.2%          15.4%          15.3%          19.2%
  Business acquisition
   and consolidation
   expenses (b)........    (5,211)      --          --            --             (46,600)       (23,000)
  Other income
   (expense)...........     2,697       --             791          4,861        (12,780)         2,992
  Operating income
   (loss)..............     6,787        2,629      18,557          7,504        (64,345)       (14,162)
  Bankruptcy
   reorganization
   expenses............     --          (2,125)     (3,361)       (20,152)          (641)       --
  Income (loss) from
   continuing
   operations..........     1,848       (2,369)      3,201        (28,080)       (79,872)       (15,983)
  Income (loss) per
   share from
   continuing
   operations..........  $   0.07    $   (0.27)  $    0.20   $      (3.84)  $     (10.89)  $      (2.20)
BALANCE SHEET DATA (AT
 PERIOD END):
  Working capital......  $137,599    $  22,627   $  61,570   $    (22,955)  $     61,745   $     80,696
  Total assets.........   485,725      231,626     230,602        243,457        263,242        310,660
  Short-term debt
   (including current
   portion of long-term
   debt)...............     6,809       33,616       1,802         56,918         24,596         22,216
  Long-term debt.......   138,281       54,841      88,342         52,621         92,540         95,145
  Shareholders' equity
   (deficit)...........   195,416       36,856      48,374         (5,885)        20,753        106,149
OTHER DATA:
  EBITDA (c)...........  $ 11,241    $   3,312   $  26,819   $      1,582   $    (50,106)  $        574
  Adjusted EBITDA
   (c).................    13,755        5,437      29,389         16,873          9,915         20,582
  Capital
   expenditures........     2,285        2,090      12,144          8,362          6,264         16,220
  Ratio of earnings to
   fixed charges (d)...      1.81x      --            1.68x       --             --             --
  Total debt as a
   percentage of total
   capitalization (at
   period end).........      42.6%        70.6%       65.1%         105.7%          84.9%          52.5%
                                                                      (SEE FOOTNOTES ON FOLLOWING PAGE)


                                  PRO FORMA
                         ---------------------------
                           FOR THE        FOR THE
                           QUARTER          YEAR
                            ENDED          ENDED
                          MARCH 31,     DECEMBER 31,
                             1996           1995
                         ------------   ------------

STATEMENT OF OPERATIONS
 DATA:
  Net sales............  $198,923       $771,325
  Gross margin.........    39,980        141,527
  Gross margin
   percentage..........      20.1%          18.3%
  Business acquisition
   and consolidation
   expenses (b)........    (5,211)        (2,362)
  Other income
   (expense)...........     1,573             80
  Operating income
   (loss)..............     9,920         24,671
  Bankruptcy
   reorganization
   expenses............     --            (3,361)
  Income (loss) from
   continuing
   operations..........     1,661         (7,558)
  Income (loss) per
   share from
   continuing
   operations..........  $   0.05       $  (0.22)
BALANCE SHEET DATA (AT
 PERIOD END):
  Working capital......  $174,747
  Total assets.........   662,296
  Short-term debt
   (including current
   portion of long-term
   debt)...............    11,728
  Long-term debt.......   289,590
  Shareholders' equity
   (deficit)...........   193,616
OTHER DATA:
  EBITDA (c)...........  $ 19,737       $ 56,257
  Adjusted EBITDA
   (c).................    23,375         61,900
  Capital
   expenditures........     3,918         33,901
  Ratio of earnings to
   fixed charges (d)...      1.50x(e)       1.04x(e)
  Total debt as a
   percentage of total
   capitalization (at
   period end).........      60.9%


- ------------------------------
(a) Amounts include the March operating results of the acquired portions of the Ciba Composites Business, which did not include Danutec (as defined).

(b) Business acquisition and consolidation expenses also include amounts previously reported as "Restructuring expenses."

(c) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA plus business acquisition and consolidation expenses, other income (expense) and bankruptcy reorganization expenses. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as a measure of the Company's liquidity.


(d) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and rent expense deemed to be interest. For the quarter ended April 2, 1995 and years ended December 31, 1994, 1993 and 1992, earnings were insufficient to cover fixed charges by approximately $1.9 million, $24.5 million, $73.8 million and $22.4 million, respectively.



(e) If pro forma earnings for the quarter ended March 31, 1996 and for the year ended December 31, 1995 were adjusted to exclude business acquisition and consolidation expenses, other income (expense) and bankruptcy reorganization expenses, the pro forma ratio of earnings to fixed charges for such periods would be 2.02x and 1.29x, respectively.


THE CIBA COMPOSITES BUSINESS

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1995       1994       1993
                                                                        ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................................................  $ 331,073  $ 292,611  $ 271,258
  Gross profit........................................................     57,076     42,894     27,011
  Gross profit percentage.............................................       17.2%      14.7%      10.0%
  Restructuring expenses..............................................     (2,362)    (1,600)    (7,722)
  Operating loss......................................................    (11,284)   (19,363)   (40,399)
  Loss before cumulative effect of accounting changes.................    (18,543)   (24,290)   (41,918)
  Net loss............................................................    (18,543)   (24,290)   (48,995)

BALANCE SHEET DATA (AT PERIOD END):
  Working capital.....................................................  $  69,851  $  73,847
  Total assets........................................................    340,294    352,420
  Short-term debt (including current portion of long-term debt).......     10,469      8,867
  Long-term debt......................................................     15,097     43,640
  Minority interest...................................................      6,968      5,048
  Owner's equity......................................................    236,949    226,136

OTHER DATA:
  EBITDA..............................................................  $   8,865  $   5,833  $ (14,946)
  Adjusted EBITDA.....................................................     12,329      4,454     (6,983)
  Capital expenditures................................................     13,214      7,685     12,280

THE HERCULES COMPOSITES BUSINESS

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1995       1994       1993
                                                                        ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................................................  $ 100,449  $ 100,113  $ 101,448
  Gross profit........................................................     16,701      5,327      9,150
  Gross profit percentage.............................................       16.6%       5.3%       9.0%
  Income (loss) before effect of changes in accounting principles.....      5,556     (7,759)    (4,985)
  Net income (loss)...................................................      5,556     (7,759)    (8,901)

BALANCE SHEET DATA (AT PERIOD END):
  Working capital.....................................................  $  33,026  $  47,680
  Total assets........................................................    140,584    158,318
  Short-term debt (including current portion of long-term debt).......     --         --
  Long-term debt......................................................     --         --
  Minority interest...................................................     --         12,000
  Division equity.....................................................    128,029    132,319

OTHER DATA:
  EBITDA..............................................................  $  14,951  $   1,693  $   4,537
  Adjusted EBITDA (a).................................................     14,560      3,363      6,292
  Capital expenditures................................................      8,543      1,871      1,740

- ------------------------------
(a) Adjusted EBITDA excluding allocated selling, general and administrative expenses from Hercules would have been approximately $21.6 million in 1995, $9.4 million in 1994 and $12.6 million in 1993.

                                  RISK FACTORS

    Prospective purchasers of the Notes should consider carefully all the information set forth in this Prospectus and, in particular, the following considerations before making any investment in the Notes.

OPERATING LOSSES


    For the years ended December 31, 1994 and 1993, the Company reported losses from continuing operations of approximately $28.1 million and $79.9 million, respectively. The Company had income from continuing operations of approximately $3.2 million for the year ended December 31, 1995 and approximately $1.8 million for the quarter ended March 31, 1996. For the fiscal years ended December 31, 1995, 1994 and 1993, the Ciba Composites Business, which was acquired by the Company in February 1996, reported losses before cumulative effect of acounting changes of approximately $18.5 million, $24.3 million and $41.9 million, respectively. After giving pro forma effect to the Ciba and Hercules Acquisitions, the Company would have had a loss from continuing operations of approximately $7.6 million for the year ended December 31, 1995 and income from continuing operations of approximately $1.7 million for the quarter ended March 31, 1996. The ability of the Company to be profitable in the future will be dependent upon a number of factors, including, among others, the successful implementation of the Company's cost reduction and consolidation efforts, the Company's ability to continue to develop and market commercially viable product applications, the successful integration of the Ciba and Hercules Composites Businesses and various other factors, many of which are beyond the Company's control such as future conditions in the commercial aerospace and defense markets, potential regulatory requirements and restraints and certain activities of the Company's competitors. There can be no assurance that the Company will achieve profitability in the future or be able to generate earnings sufficient to meet its interest and principal payment obligations. See "-- Substantial Leverage; Ability to Service Debt", "-- Forward-Looking Statements; Consolidation Program" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


    At March 31, 1996, after giving pro forma effect to the Offering and the application of the net proceeds therefrom to repay outstanding borrowings under the Credit Facility, the Company would have had approximately $301.3 million of outstanding indebtedness and the Company's total debt as a percentage of total capitalization would have been 60.9%. See "Capitalization." This high level of indebtedness will have important consequences to holders of the Notes, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures, repayment of debt or other purposes may be impaired; (ii) a significant amount of the Company's anticipated cash flow from operations will be required for the payment of interest and principal; (iii) the Company is required to comply with certain financial covenants and other restrictions contained in the Credit Facility and the Ciba Indenture (as defined); and (iv) the Company may be more vulnerable to downturns in general economic conditions.


    The ability of the Company to meet its debt service obligations will depend on the future operating performance, debt levels and financial results of the Company, which will be subject in part to factors beyond the Company's control. Although management believes that the Company's cash flows will be adequate to meet its interest and principal payment obligations in the foreseeable future, there can be no assurance that the Company will generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of the Credit Facility and the Ciba Indenture restrict the Company's ability to sell assets and the Company's use of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hexcel -- Liquidity and Capital Resources."



    If, for any reason, the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to future funding obligations. In addition, such holders could proceed against their collateral (if any) which, in the case of certain indebtedness, consists of all of the capital stock of certain domestic subsidiaries of the Company and 65% of the capital stock of certain foreign subsidiaries of the Company. Any default with respect to any of the Company's indebtedness could result in a default under other indebtedness. Such defaults could result in a default under the Indenture and could delay or preclude payment of principal of, or interest on, Notes. See "-- Subordination" and "Description of Notes -- Subordination of Notes."


RISKS ASSOCIATED WITH THE CIBA AND HERCULES ACQUISITIONS


    The Company's future success will depend in part on its ability to integrate the Ciba and Hercules Composites Businesses (together, the "Acquired Businesses" or the "Acquisitions"), to manage the manufacturing operations of such Acquired Businesses (these Acquisitions added ten additional manufacturing facilities to the Company's nine existing manufacturing facilities), to integrate the workforces of the Acquired Businesses into Hexcel's workforce, to eliminate redundancies and excess costs and to consolidate the sales and marketing activities, research and development activities, management information systems and other activities of the Acquired Businesses. There can be no assurance that the Company can successfully integrate the operations and workforces of the Acquired Businesses into its operations or establish comparable wage and benefit programs for Acquired Business employees, and any failure or any inability to do so may have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hexcel" and "Business -- Employees." Although the Company expects that, in the long term, it will realize certain cost savings and other business synergies as a result of the Acquisitions, such cost savings and other business synergies could be affected by various factors beyond the Company's control, such as future conditions in the commercial aerospace and defense markets, potential regulatory requirements and restraints and certain activities of the Company's competitors. Moreover, the current business and regulatory environment in Europe could impede or prevent the implementation of the Company's consolidation and other cost saving activities abroad, particularly its ability to reduce the size of its workforce. As a result, there can be no assurance that the Company will achieve expected cost savings or other business synergies. See "-- Forward-Looking Statements; Consolidation Program."


VOLATILITY OF THE COMMERCIAL AEROSPACE INDUSTRY; RELIANCE ON SIGNIFICANT
CUSTOMERS


    Approximately 53% of the Company's pro forma net sales during the fiscal year ended December 31, 1995 were derived from sales to the commercial aerospace industry, which primarily consisted of sales to a limited number of customers. The commercial aerospace industry purchases many of the Company's higher value-added products, is cyclical in nature and is subject to change based on general economic conditions and airline profitability. From 1992 through 1994, domestic airlines suffered significant operating losses. As a result of these losses, as well as the high levels of debt incurred to purchase new aircraft and the excess capacity within the commercial airline sector generally, the commercial aerospace industry experienced a reduction in new orders for commercial aircraft and related spare parts and deferrals, and in some cases, cancellations of deliveries of previously ordered aircraft. While orders for commercial aircraft increased in 1995 and the first quarter of 1996, aircraft deliveries remain below levels achieved during the past decade. Although it appears that the health of the commercial aerospace industry is improving based on increases in airline profitability and build rates, there can be no assurance that any improvement in this industry will be substantial or that improved conditions will be sustained. See "Business -- Markets and Customers."

    The Boeing Company and Boeing subcontractors, which have been significant customers of the Company for many years, accounted for approximately 21% of the Company's net sales for the year ended December 31, 1995. In addition, the Airbus consortium and its subcontractors accounted for approximately 12% of the Company's pro forma net sales for the year ended December 31, 1995 after giving effect to the Ciba and Hercules Acquisitions. The loss of, or significant reduction in purchases by, such major customers could materially and adversely affect the Company's business, operating results, prospects or financial condition. See "Business -- Markets and Customers."

REDUCTIONS IN DEFENSE SPENDING


    Approximately 11% of the Company's pro forma net sales during fiscal year ended December 31, 1995 were derived from the space and defense industry, an industry that also purchases some of the Company's highest margin products, and is dependent upon government defense budgets, particularly the United States' defense budget. In general, defense budgets in the United States have been declining in recent years, resulting in reduced demand for new aircraft and spare parts. Although the effect of United States defense budget reductions may be offset in part by foreign military sales, such sales are affected by United States governmental regulation, regulation by the purchasing government and political uncertainties in the United States and abroad. There can be no assurance that the United States defense budgets and the related demand for defense related equipment will not continue to decline or that sales of defense related equipment to foreign governments will continue at present levels. See "Business -- Markets and Customers."


FORWARD-LOOKING STATEMENTS; CONSOLIDATION PROGRAM

    Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of
Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations, particularly in Europe and Asia; the assimilation of the Ciba Composites Business; the assimilation of the Hercules Composites Business; the loss of any significant customers; changes in business strategy or development plans; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; availability of qualified personnel; the availability, terms and deployment of capital; changes in, or the failure to comply with, government regulations; and various other factors referenced in this Prospectus.


    The forward-looking information referred to above includes, but is not limited to, the estimated total cost of the Company's consolidation program, the estimated amount of cash expenditures to complete the program and the estimated annual cost savings resulting from the consolidation program (in each case as described under "Prospectus Summary -- Strategic Repositioning -- Structural Reorganization and Consolidation Program," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hexcel -- General" and "Business -- Strategic Repositioning -- Structural Reorganization and Consolidation Program"). In addition to the risks, uncertainties and other factors referred to above which may cause actual amounts to differ materially from estimated amounts, such estimates of total costs, cash expenditures and annual costs savings are based on various factors and were derived utilizing numerous important assumptions, including: (i) achieving estimated reductions in the number of total employees within anticipated time frames and at currently projected severance cost levels, while maintaining work flow in the business areas affected, (ii) the ability to maintain manufacturing know-how with respect to production processes conducted at facilities that will be closed or at which the number of employees will be reduced, including cooperation by employees who will be terminated, (iii) the assimilation and integration of the Ciba

Composites Business with the Company's operations without disruption to manufacturing, marketing and distribution activities, (iv) the assimilation of the production processes at closed facilities with production at other Company facilities without undue disruption to the manufacturing, marketing and distribution functions, including the cooperation of customers in connection with requalifying the subject products for various customer and government programs and (v) selling vacated facilities within anticipated time frames at anticipated selling prices. The failure of these assumptions to be realized may cause the actual total cost of the consolidation program, the actual amount of cash expenditures to complete the program and the actual annual cost savings resulting from the program to differ materially from the estimates.

COMPETITION


    Most of the markets in which the Company operates are highly competitive. The Company believes that product quality, product performance, customer service and price are the principal factors considered by customers in each of the Company's business segments. In addition, other companies compete aggressively for sole source or limited source qualifications in the commercial and military aerospace markets. Some of these competitors may have lower costs, newer technology or more favorable operating conditions than the Company and could replace the Company as the holder of sole source or limited source qualifications or become an additional qualified source of materials for the commercial aerospace and space and defense markets. There can be no assurance that the Company will be able to compete successfully with either existing or new competitors or that competitive pressures faced by the Company or the loss of sole source or limited source qualifications will not materially and adversely affect its business, operating results, prospects or financial condition. See "Business -- Competition."


RESTRICTIONS IMPOSED BY INDEBTEDNESS

    The Credit Facility and the Ciba Indenture (as defined) contain a number of significant covenants that, among other things, will restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict certain corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company. In addition, the Credit Facility requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the covenants regarding required financial ratios could result in an event of default under the Credit Facility or the Ciba Indenture. In the event of any such default, the lenders under the Credit Facility and the Ciba Indenture could elect to declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Notes. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness under the Credit Facility, the Ciba Indenture or the Notes were to be accelerated, there could be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full.

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase all outstanding Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase. The Credit Facility includes certain restrictions on payments by the Company in respect of its subordinated indebtedness, including the Notes. The Credit Facility provides that certain change of control events with respect to the Company and/or certain of its subsidiaries would constitute a default thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of the lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibitions. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. The Company's failure to repurchase tendered Notes at a time when such repurchase is required by the Indenture would constitute an event of default thereunder which, in turn, would constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

INFLUENCE OF SIGNIFICANT STOCKHOLDER


    Ciba currently beneficially owns approximately 49.7% of the Company's outstanding common stock. Pursuant to a governance agreement between Ciba and Hexcel (the "Governance Agreement"), Ciba is entitled to designate a certain number of members of the Company's Board of Directors and a certain number of committee members on each committee of the Board of Directors, based upon Ciba's percentage ownership of the total voting power of the outstanding voting securities of the Company. In addition, the Governance Agreement provides that the Board of Directors will not authorize, approve or ratify certain actions, transactions and stock issuances without the approval of a certain number of the Ciba designees depending upon the level of Ciba's percentage ownership of the total voting power of the outstanding voting securities of the Company and the nature of the action. Consequently, Ciba will have the ability to influence certain affairs of the Company so long as it maintains ownership of certain percentages of the total voting power of the outstanding voting securities the Company. For a more complete discussion of the Governance Agreement, see the Company's Proxy Statement for the Meeting of Stockholders held on February 21, 1996, which is incorporated by reference in this Prospectus.


SUBORDINATION


    The indebtedness evidenced by the Notes is subordinate to the prior payment in full of all Senior Indebtedness. As of March 31, 1996, after giving pro forma effect to the Offering and the application of the net proceeds therefrom to repay outstanding borrowings under the Credit Facility, the Company would have had approximately $175.7 million of Senior Indebtedness outstanding. The Indenture will not limit the amount of future indebtedness, including Senior Indebtedness, that the Company may incur, assume or guarantee. By reason of the subordination provisions of the Notes, in the event of the Company's liquidation or dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. See "Description of Notes -- Subordination of Notes."


    The Company conducts a portion of its operations through its subsidiaries. Claims of creditors of any subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such obligations do not constitute Senior Indebtedness. As of March 31, 1996, the Company's subsidiaries had approximately $49.6 million of pro forma indebtedness outstanding.

FOREIGN OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS


    Approximately 50% of the Company's pro forma net sales for the fiscal year ended December 31, 1995 were derived from operations conducted outside of the United States at facilities located in Austria, Belgium, England, France, Italy and Spain, as well as through sales offices in Asia, Australia, Germany and South America. The Company is also a partner in a joint venture that manufactures and sells composite materials in Asia. The Company's international operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of the Company's foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flows available to meet required debt service and other obligations of the Company.

    The Company engages in limited hedging activities, including the purchase and sale of foreign currency options and forward contracts, to protect expected proceeds from transactions and minimize the ongoing exposure to foreign currency exchange risk. In addition, because the Company has manufacturing operations in foreign locations, it is hedged to some extent from foreign currency exchange risks because of its ability to purchase, borrow, manufacture and sell in the local currency of such foreign jurisdictions. There can be no assurance, however, that the Company's operations will not be materially affected by foreign currency exchange rate fluctuations.

LIMITED SUPPLY OF RAW MATERIALS

    The Company's profitability depends largely on the price and continuity of supply of its raw materials, including carbon fiber, fiberglass, NOMEX-REGISTERED TRADEMARK- and KEVLAR-REGISTERED TRADEMARK-, which are supplied by a limited number of sources and have, from time to time, been subject to increased demand and/or limited supply in recent years. The Company's ability to pass on increases in the costs of such raw materials is, to a large extent, dependent on market conditions, including the extent to which the Company's customers would switch to alternative materials not produced by the Company in the event of an increase in the prices of the Company's products. Because the Company purchases large volumes of such raw materials, any decrease in the supply or increase in the cost of the Company's raw materials could have a material adverse effect on the Company.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    Prior to the Offering, there has been no public market for the Notes. There can be no assurance that any active public market for the Notes will develop or as to the price at which the Notes may trade from time to time. The absence of an active trading market for the Notes would adversely affect the liquidity of the Notes and could adversely affect the price at which the Notes may trade.

POSSIBLE VOLATILITY OF TRADING PRICES

    The trading prices of the Notes and the Company's Common Stock could be subject to significant fluctuations in response to, among other factors, variations in operating results, developments in the industries in which the Company does business, general economic conditions and changes in securities analysts' recommendations regarding the Company's securities. Such volatility may adversely affect the market price of the Notes and the Common Stock.

ACQUISITION AND ALLIANCE STRATEGY

    In pursuit of its strategic objective to consolidate through strategic acquisitions and/or alliances, the Company recently acquired the Ciba and Hercules Composites Businesses. The Company also continually monitors each of its businesses in the context of the changing business environment and assesses conditions for acquisitions, alliances or dispositions. The Company's acquisition and alliance strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition and/or alliance candidates and in integrating the operations of acquired businesses. There can be no assurance that acquisition and/or alliance opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions and/or alliances, that the Company will continue to acquire businesses and/or enter into alliance agreements or that any business acquired or alliance entered into will be integrated successfully or prove profitable.

    The Company has made and expects it will continue to make acquisitions and to obtain contracts in Europe and the Asia-Pacific region. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency exchange rate fluctuations and social, political and economic instability.

                                USE OF PROCEEDS


    The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $96.6 million (approximately $111.1 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use such net proceeds to repay a portion of the borrowings outstanding under the Company's revolving credit facility (the "Credit Facility"), which provides for up to $310 million of borrowings at variable rates. Pursuant to the terms of the Credit Facility, the amount available for borrowing thereunder will be reduced by 50% of the net cash proceeds of the Notes issued upon the consummation of the Offering. Therefore, upon completion of the Offering, availability under the Credit Facility will be limited to approximately $260 million. The Credit Facility currently bears interest at a rate of 5.75% per annum and expires in February 1999. The outstanding borrowings under the Credit Facility were incurred to replace approximately $70.1 million of outstanding borrowings under the Company's $175 million revolving credit facility (the "Old Credit Facility"), which was terminated on June 27 and 28, 1996 and to finance the Hercules Acquisition. The Old Credit Facility bore interest at a weighted average interest rate of 5.41% per annum and was scheduled to expire in February 1999. Borrowings under the Old Credit Facility were used (i) to refinance $31.4 million of indebtedness under a revolving credit facility that has since been terminated; (ii) to finance $25 million of the purchase price of the Ciba Acquisition; (iii) to refinance $12.7 million of foreign borrowings; (iv) to repay $3.9 million of other indebtedness; and (v) for working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hexcel -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give pro forma effect to the initial borrowings under the Credit Facility, the Hercules Acquisition, the Danutec Closing and the Offering and the application of the net proceeds therefrom, in each case as if they had occurred on March 31, 1996. See "Use of Proceeds."


                                                                               AS OF MARCH 31,
                                                                                    1996
                                                                             -------------------
                                                                              ACTUAL   PRO FORMA
                                                                             --------  ---------
                                                                                 (DOLLARS IN
                                                                                 THOUSANDS)
Current debt:
  Notes payable and current maturities of long-term debt...................  $  6,809  $  11,728
                                                                             --------  ---------
Long-term debt:
  Credit Facility..........................................................    69,836(a)   111,736
   % Convertible Subordinated Notes Due 2003...............................     --       100,000
  Senior Subordinated Notes Payable to Ciba, net of discount...............    26,170(b)    30,828
  7% Convertible Subordinated Debentures Due 2011..........................    25,625(c)    25,625
  IDRB variable rate demand notes due 2024.................................    11,990     11,990
  Other long-term debt, net of current maturities..........................     4,660      9,411
                                                                             --------  ---------
    Total long-term debt...................................................   138,281    289,590
                                                                             --------  ---------
    Total debt.............................................................   145,090    301,318
                                                                             --------  ---------
Shareholders' equity:
  Common stock ($.01 par value) and paid-in capital
    100,000,000 shares authorized, 36,119,000 shares issued and
     outstanding...........................................................   257,563    257,563
  Accumulated deficit......................................................   (68,133)   (69,933)
  Minimum pension obligation adjustment....................................      (535)      (535)
  Cumulative currency translation adjustment...............................     6,521      6,521
                                                                             --------  ---------
    Total shareholders' equity.............................................   195,416    193,616
                                                                             --------  ---------
    Total capitalization...................................................  $340,506  $ 494,934
                                                                             --------  ---------
                                                                             --------  ---------


- ------------------------

(a) Represents borrowings outstanding under the Old Credit Facility as of March 31, 1996. On June 27 and 28, 1996, the Old Credit Facility was terminated and borrowings thereunder were replaced with borrowings under the Credit Facility. See "Use of Proceeds" and "Pro Forma Financial Information."


(b) Represents senior subordinated notes payable to Ciba (the "Ciba Notes") which are to be issued in connection with the Ciba Acquisition pursuant to an indenture (the "Ciba Indenture") (excluding the notes to be issued in connection with the Danutec Closing) following the determination of certain post-closing adjustments.

(c) Represents convertible subordinated debentures that were reinstated pursuant to the Company's plan of reorganization under Chapter 11. Mandatory redemption is scheduled to begin in 2002 through annual sinking fund requirements. The debentures are convertible prior to maturity into Common Stock at $30.72 per share subject to adjustment under certain circumstances.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is traded on the NYSE and the PSE under the symbol "HXL." The following table sets forth for the fiscal periods indicated the high and low last reported sales prices per share of the Common Stock as reported by the NYSE. No dividends on the Common Stock were declared or paid during such periods. From December 6, 1993 to February 9, 1995, Hexcel operated as a debtor-in-possession under the protection of Chapter 11.


                                                                HIGH        LOW
                                                               -------    -------
Fiscal year ended December 31, 1994:
  First Quarter.............................................   $ 4 1/4    $ 2 3/4
  Second Quarter............................................     4          3
  Third Quarter.............................................     6          3
  Fourth Quarter............................................     5 3/4      4
Fiscal year ended December 31, 1995:
  First Quarter.............................................     6 5/8      4 1/4
  Second Quarter............................................     7 1/4      4 1/2
  Third Quarter.............................................    12 1/4      7 1/4
  Fourth Quarter............................................    11 1/4      8 1/4
Fiscal year ending December 31, 1996:
  First Quarter.............................................    13 1/8     10 5/8
  Second Quarter............................................    16         11 7/8
  Third Quarter (through July 2, 1996)......................    15         14 3/4



    On July 2, 1996, the last reported sales price of the Common Stock on the NYSE was $15 per share.


    The Company has not declared or paid any cash dividends on the Common Stock since December 1992. The payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs, and other factors deemed pertinent by the Company's Board of Directors, including the limitations on the payments of dividends under state law and the Credit Facility (or any other then-existing credit agreement). Currently, the Credit Facility prohibits the payment of cash dividends on the Common Stock. It is also the current policy of the Company's Board of Directors to retain earnings, if any, to finance the operations and expansion of the Company's business.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined balance sheet for the quarter ended March 31, 1996 was prepared to illustrate the effects of (i) the acquisition of Danutec Werkstoff AG ("Danutec"), a subsidiary of Ciba, by the Company on May 30, 1996 as part of the Ciba Acquisition (the "Danutec Closing"),
(ii) the initial borrowings under the Credit Facility, (iii) the Hercules Acquisition and (iv) the Offering and the use of net proceeds therefrom to repay borrowings under the Credit Facility (collectively, the "Pro Forma Transactions"), as if the Pro Forma Transactions had occurred on March 31, 1996. The following unaudited pro forma combined statements of operations for the quarter ended March 31, 1996 and the year ended December 31, 1995 were prepared to illustrate the estimated effects of the Pro Forma Transactions as if they had occurred at the beginning of the periods presented.

    The unaudited pro forma financial information presented below is derived from the audited financial statements of the Company, the Ciba Composites Business and the Hercules Composites Business as of and for the year ended December 31, 1995 and the unaudited financial statements of the Company, the Ciba Composites Business, Danutec and the Hercules Composites Business as of and for the quarter ended March 31, 1996. The Ciba Acquisition (including Danutec) and the Hercules Acquisition are accounted for using the purchase method of accounting. Accordingly, the total purchase price for each such acquisition has been allocated to the assets acquired and the liabilities assumed based upon their estimated relative fair market values, subject to revision when additional information concerning asset and liability valuations is obtained.

    The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of each of the Company, the Ciba Composites Business (which include for the periods presented Ciba's interest in Danutec) and the Hercules Composites Business and the notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma financial information is not necessarily indicative of the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor is it necessarily indicative of results of operations or financial position that may be achieved in the future.


    On May 9, 1996, Hexcel announced that its Board of Directors had approved a plan for consolidating the Company's operations following the Ciba Acquisition. Management currently estimates that the business consolidation program will result in an increase in "excess of purchase price over net assets acquired" by approximately $11 million. The following unaudited pro forma financial information does not give effect to any of the charges or expenses expected to be incurred in the future in connection with the business consolidation program or to the operating, financial and other benefits that may be realized from the business consolidation program. See "Risk Factors -- Forward-Looking Statements; Consolidation Program" and "Business -- Strategic Repositioning -- Structural Reorganization and Consolidation Program."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)


                                                                                                 ADJUSTMENTS
                                                                                                   FOR THE
                                                                                                OFFERING, THE
                                                        PRO FORMA FOR THE DANUTEC                   CREDIT
                                      HISTORICAL                 CLOSING           HISTORICAL    FACILITY AND
                                 ---------------------  -------------------------   HERCULES     THE HERCULES
                                              DANUTEC    ADJUSTMENTS               COMPOSITES    ACQUISITION    PRO FORMA
                                   HEXCEL    (NOTE 1)     (NOTE 2)      COMBINED    BUSINESS       (NOTE 3)      COMBINED
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
ASSETS
Current assets:
  Cash and equivalents.........  $    4,675  $   3,426  $     (196)    $    7,905   $     603   $     (603)(g)  $    7,905
  Accounts receivable, net.....     132,076      6,504       --           138,580      16,061         (613)(h)     154,028
  Inventories..................     111,123      6,225         300(a)     117,648      27,422        1,843(i)      146,913
  Prepaid expenses and other
   assets......................       1,656         51       --             1,707      --             --             1,707
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
    Total current assets.......     249,530     16,206         104        265,840      44,086          627         310,553
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
Net property, plant and
 equipment.....................     192,229     12,919        (314)(b)    204,834      93,061        7,947(j)      305,842
Excess of purchase price over
 net assets acquired...........      29,230     --             270         29,500      --             --            29,500
Investments and other assets...      14,736      1,071      (4,533)(c)     11,274       1,027        4,100(m)       16,401
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
    Total assets...............  $  485,725  $  30,196  $   (4,473)    $  511,448   $ 138,174   $   12,674      $  662,296
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current
   maturities of long-term
   liabilities.................  $    6,809  $   1,689  $    3,230(d)  $   11,728   $  --       $     --        $   11,728
  Accounts payable.............      50,385      3,473       --            53,858       3,979         (613)(h)      57,224
  Accrued liabilities..........      54,737      5,848       --            60,585       6,269         --            66,854
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
    Total current liabilities..     111,931     11,010       3,230        126,171      10,248         (613)        135,806
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
Credit facility................      69,836     --           --            69,836      --           41,900(l)      111,736
  % Convertible Subordinated
 Notes Due 2003................      --         --           --            --          --          100,000(l)      100,000
Other long-term debt, less
 current maturities............      68,445      4,628       4,781(e)      77,854      --             --            77,854
Deferred liabilities...........      40,097      2,074       --            42,171       1,113         --            43,284
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
Shareholders' equity:
  Common stock & paid-in
   capital.....................     257,563     12,484     (12,484)(f)    257,563      --             --           257,563
  Accumulated deficit..........     (68,133)    --           --           (68,133)     --           (1,800)(m)     (69,933)
  Minimum pension obligation
   adjustment..................        (535)    --           --              (535)     --             --              (535)
  Cumulative currency
   translation adjustment......       6,521     --           --             6,521      --             --             6,521
  Invested capital.............      --         --           --            --         126,813     (126,813)(k)      --
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
    Total shareholders'
     equity....................     195,416     12,484     (12,484)       195,416     126,813     (128,613)        193,616
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
    Total liabilities and
     shareholders' equity......  $  485,725  $  30,196  $   (4,473)    $  511,448   $ 138,174   $   12,674      $  662,296
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------
                                 ----------  ---------  -------------  ----------  -----------  --------------  ----------

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

NOTE 1 -- DANUTEC CLOSING

    The historical unaudited condensed consolidated balance sheet of the Company excludes Danutec as of March 31, 1996 because the Danutec Closing did not occur until May 30, 1996.

NOTE 2 -- DANUTEC PRO FORMA ADJUSTMENTS
(a) Adjustment to record acquired inventories at estimated fair value.

(b) Adjustment to record acquired property, plant and equipment at estimated fair value.

(c) As of March 31, 1996, the Company recorded as an investment an advance of approximately $4.5 million towards the purchase price of Danutec. This adjustment is to eliminate the advance.


(d) Adjustment to reflect the issuance of the senior demand notes payable to Ciba in an amount equal to the cash and equivalents on hand at Danutec on the date of the Danutec Closing.



(e) Adjustment to reflect the issuance of the Ciba Notes attributable to the Danutec Closing, the amount of which is subject to post-closing adjustments.


(f) Adjustment to eliminate Danutec's equity.

NOTE 3 -- PRO FORMA ADJUSTMENTS

    PURCHASE PRICE ALLOCATION

    The total purchase price for the Hercules Composites Business is comprised of the purchase price of $135 million plus an estimated $1.0 million for related transaction costs, subject to post-closing adjustments. The purchase price for the Hercules Acquisition was financed with borrowings under the Credit Facility.

    The preliminary allocation of the total purchase price to the net assets of the Hercules Composites Business is based upon the estimated fair values of the net assets acquired, and is summarized as follows:


                                                                                                (IN
                                                                                            THOUSANDS)
Accounts receivable (1)..................................................................   $    15,448
Inventories (2)..........................................................................        29,265
Net property, plant and equipment (3)....................................................       101,008
Investments and other assets (1).........................................................         1,027
Accounts payable (4).....................................................................        (3,366)
Accrued liabilities (4)..................................................................        (6,269)
Deferred liabilities (4).................................................................        (1,113)
                                                                                           -------------
  Total purchase price...................................................................   $   136,000
                                                                                           -------------
                                                                                           -------------


(1) The fair value of accounts receivable, investments and other assets is estimated to equal respective net book value.

(2) The fair value of inventory is estimated to equal aggregate current sales value less estimated selling costs.

(3) The Company's current estimate is that the fair value of the property, plant and equipment is greater than the net book value. Accordingly, the excess of purchase price over all other net assets (estimated at $7.9 million) has been allocated to property, plant and equipment. The Company's estimate is subject to modification based on further analysis.

(4) The fair value of the current and long-term liabilities is estimated to equal net book value.

    HERCULES COMPOSITES BUSINESS PRO FORMA ADJUSTMENTS

(g) Adjustment to eliminate cash and equivalents held by the Hercules Composites Business, which were not acquired in the Hercules Acquisition.

(h) Adjustment to eliminate the trade accounts receivable and payable balances between the Hercules Composites Business and Hexcel.

(i) Adjustment to record acquired inventories of the Hercules Composites Business at estimated fair value.

(j) Adjustment to record acquired property, plant and equipment at estimated fair value.

(k) Adjustment to eliminate Hercules Composites Business' equity.

    OFFERING AND CREDIT FACILITY PRO FORMA ADJUSTMENTS

(l) Adjustment to reflect the following:


                                                                                                (IN
                                                                                            THOUSANDS)
Credit Facility Borrowings:
  Purchase price for Hercules Composites Business........................................   $   135,000
  Hercules Acquisition transaction costs.................................................         1,000
  Credit Facility issuance costs.........................................................         2,500
  Notes issuance costs...................................................................         3,400
  Less: Gross proceeds from issuance of the Notes........................................      (100,000)
                                                                                           -------------
                                                                                            $    41,900
                                                                                           -------------
                                                                                           -------------
Issuance of the Notes....................................................................   $   100,000
                                                                                           -------------
                                                                                           -------------



(m) Adjustment to reflect the capitalization and write-off of issuance costs:


                                                                                                (IN
                                                                                            THOUSANDS)
                                                                                           -------------
  Notes issuance costs...................................................................    $   3,400
  Credit Facility issuance costs.........................................................        2,500
  Less: Write-off of capitalized debt issuance costs
       related to the Old Credit Facility................................................       (1,800)
                                                                                           -------------
                                                                                             $   4,100
                                                                                           -------------
                                                                                           -------------

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                ADJUSTMENTS
                                                                                                  FOR THE
                                   HISTORICAL                                                  OFFERING, THE
                                    (NOTE 1)            PRO FORMA FOR THE CIBA                     CREDIT
                             -----------------------         ACQUISITION          HISTORICAL    FACILITY AND
                                            CIBA      --------------------------   HERCULES     THE HERCULES
                                         COMPOSITES    ADJUSTMENTS                COMPOSITES    ACQUISITION     PRO FORMA
                               HEXCEL     BUSINESS      (NOTE 2)      COMBINED     BUSINESS       (NOTE 2)      COMBINED
                             ----------  -----------  -------------  -----------  -----------  --------------  -----------
Net sales..................  $  126,418   $  51,668    $     (75)(a) $   178,011   $  22,342    $  (1,430)(i)  $   198,923
Cost of sales..............     (99,635)    (42,587)         529(b)     (141,693)    (18,495)       1,245(j)      (158,943)
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
Gross margin...............      26,783       9,081          454          36,318       3,847         (185)          39,980
Selling, general and
 administrative expenses...     (17,093)     (7,735)       --            (24,828)     (2,425)       1,351(k)       (25,902)
Amortization of intangible
 assets....................        (389)       (572)         441(c)         (520)     --             --               (520)
Business acquisition and
 consolidation expenses....      (5,211)     --            --             (5,211)     --             --             (5,211)
Other income (expense),
 net.......................       2,697      (1,404)         500(d)        1,793        (220)        --              1,573
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
Operating income (loss)....       6,787        (630)       1,395           7,552       1,202        1,166            9,920
Interest expense...........      (3,633)       (154)        (228)(e)      (4,015)     --           (2,465)(l)       (6,480)
Minority interest..........      --            (147)         147(f)      --           --             --            --
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
Income (loss) from
 continuing operations
 before income taxes.......       3,154        (931)       1,314           3,537       1,202       (1,299)           3,440
Provision for income
 taxes.....................      (1,306)       (473)       --   (g)       (1,779)     --             --  (g)        (1,779)
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
  Net income (loss)........  $    1,848   $  (1,404)   $   1,314     $     1,758   $   1,202    $  (1,299)     $     1,661
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
                             ----------  -----------  -------------  -----------  -----------     -------      -----------
Net income per share and
 equivalent share (Note
 3)........................  $     0.07                              $      0.05                               $      0.05
                             ----------                              -----------                               -----------
                             ----------                              -----------                               -----------
Weighted average shares and
 equivalent shares.........      24,685                                   36,493                                    36,493
                             ----------                              -----------                               -----------
                             ----------                              -----------                               -----------
Ratio of earnings to fixed
 charges (Note 4)..........                                                                                          1.50x
EBITDA (A).................                                                                                    $    19,737
                                                                                                               -----------
                                                                                                               -----------
Adjusted EBITDA (A)........                                                                                    $    23,375
                                                                                                               -----------
                                                                                                               -----------


- --------------------------
(A) See "Selected Consolidated Financial Information" for definitions of EBITDA and Adjusted EBITDA.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                        ADJUSTMENTS
                                                                                                          FOR THE
                                     HISTORICAL                                                        OFFERING, THE
                                      (NOTE 1)                 PRO FORMA FOR THE                      CREDIT FACILITY
                             ---------------------------        CIBA ACQUISITION         HISTORICAL       AND THE
                                               CIBA       ----------------------------    HERCULES       HERCULES
                                            COMPOSITES     ADJUSTMENTS                   COMPOSITES     ACQUISITION     PRO FORMA
                                HEXCEL       BUSINESS        (NOTE 2)       COMBINED      BUSINESS       (NOTE 2)       COMBINED
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
Net sales..................  $ 350,238     $  331,073      $  (3,207)(a)  $ 678,104      $ 100,449     $  (7,228)(i)    $ 771,325
Cost of sales..............   (283,148)      (273,997)         5,502(b)    (551,643)       (83,748)        5,593(j)      (629,798)
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
Gross margin...............     67,090         57,076          2,295        126,461         16,701        (1,635)         141,527
Selling, general and
 administrative expenses...    (49,324)       (57,966)          --         (107,290)       (11,536)        5,727(k)      (113,099)
Amortization and write-
 downs of intangible
 assets....................       --           (6,930)         5,455(c)      (1,475)         --             --             (1,475)
Business acquisition and
 consolidation expenses....       --           (2,362)          --           (2,362)         --             --             (2,362)
Other income (expense),
 net.......................        791         (1,102)          --             (311)           391          --                 80
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
Operating income (loss)....     18,557        (11,284)         7,750         15,023          5,556         4,092           24,671
Interest expense...........     (8,682)          (668)        (1,367) (e)   (10,717)         --           (9,753)(l)      (20,470)
Bankruptcy reorganization
 expenses..................     (3,361)(h)      --              --           (3,361)         --             --             (3,361)
Minority interest..........       --           (1,506)         1,506(f)        --            --             --             --
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
Income (loss) from
 continuing operations
 before income taxes.......      6,514        (13,458)         7,889            945          5,556        (5,661)             840
Provision for income
 taxes.....................     (3,313)        (5,085)          --  (g)      (8,398)         --             --  (g)        (8,398)
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
      Income (loss) from
       continuing
       operations..........      3,201        (18,543)         7,889         (7,453)         5,556        (5,661)          (7,558)
Loss from discontinued
 operations................       (468)         --              --             (468)         --             --               (468)
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
      Net income (loss)....  $   2,733     $  (18,543)     $   7,889      $  (7,921)     $   5,556     $  (5,661)       $  (8,026)
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
                             ------------  -------------  --------------  ------------  ------------  ---------------  -----------
  Net income (loss) per
   share and equivalent
   share (Note 3):
    Continuing
     operations............  $    0.20                                    $   (0.22   )                                $    (0.22 )
    Discontinued
     operations............      (0.03   )                                    (0.01   )                                     (0.01 )
                             ------------                                 ------------                                 -----------
    Net income (loss)......  $    0.17                                    $   (0.23   )                                $    (0.23 )
                             ------------                                 ------------                                 -----------
                             ------------                                 ------------                                 -----------
Weighted average shares and
 equivalent shares.........     15,742                                       33,764                                        33,764
                             ------------                                 ------------                                 -----------
                             ------------                                 ------------                                 -----------
Ratio of earnings to fixed
 charges (Note 4)..........                                                                                                  1.04 x

EBITDA (A).................                                                                                            $   56,257
                                                                                                                       -----------
                                                                                                                       -----------
Adjusted EBITDA (A)........                                                                                            $   61,900
                                                                                                                       -----------
                                                                                                                       -----------


- ----------------------------------

(A) See "Selected Consolidated Financial Information" for definitions of EBITDA and Adjusted EBITDA.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             STATEMENTS OF OPERATIONS

NOTE 1 -- PRESENTATION OF HISTORICAL AMOUNTS
    The condensed consolidated financial statements of Hexcel for the quarter ended March 31, 1996 include the results of operations of the acquired portion of the Ciba Composites Business from March 1, 1996, to March 31, 1996, and exclude Danutec for the period then ended. The condensed combined financial statements of Ciba Composites Business for the quarter ended March 31, 1996 include the results of operations of Danutec for the quarter and the results of operations of the acquired portion of the Ciba Composites Business from January 1, 1996 to February 29, 1996 (the date of the Ciba Acquisition), which include sales to Ciba Composites international distribution operations as if such sales were third-party sales. Such international distribution operations may be transferred to the Company at the Company's option by February 28, 1997.

    The condensed combined financial statements of the Ciba Composites Business for the year ended December 31, 1995 include the results of operations of the Ciba Composites Business, including Danutec.

NOTE 2 -- PRO FORMA ADJUSTMENTS

    CIBA COMPOSITES BUSINESS PRO FORMA ADJUSTMENTS


                                                                                                        THE         THE
                                                                                                       YEAR       QUARTER
                                                                                                       ENDED       ENDED
                                                                                                     12/31/95     3/31/96
                                                                                                     ---------  -----------
                                                                                                         (IN THOUSANDS)
(a)        Adjustment to eliminate net sales between the Ciba Composites Business and Hexcel.......  $  (3,207)  $     (75)
                                                                                                     ---------  -----------
                                                                                                     ---------  -----------
(b)        Adjustment to reflect the following:
           Elimination of cost of sales between the Ciba Composites Business and Hexcel............  $   2,708   $      63
           Reduction in depreciation costs resulting from the restatement at fair value of the net
            property, plant and equipment of the Ciba Composites Business..........................      2,794         466
                                                                                                     ---------  -----------
           Net adjustment..........................................................................  $   5,502   $     529
                                                                                                     ---------  -----------
                                                                                                     ---------  -----------
(c)        Adjustment to reflect the following:
           Reduction in amortization expense and write-downs of intangible assets resulting from the elimination of the intangible assets of the Ciba Composites Business in connection
            with the purchase price allocation.....................................................  $   6,930   $     687
           Amortization of the excess of purchase price over net assets acquired (20 year
            amortization period)...................................................................     (1,475)       (246)
                                                                                                     ---------  -----------
           Net adjustment..........................................................................  $   5,455   $     441
                                                                                                     ---------  -----------
                                                                                                     ---------  -----------
(d)        Adjustment to eliminate acquisition related costs that were reimbursed by Ciba and not
            part of the ongoing Ciba Composites Business...........................................              $     500
                                                                                                                -----------
                                                                                                                -----------
(e)        Adjustment to reflect the following:
           Elimination of interest expense on liabilities of the Ciba Composites Business which are
            not assumed by Hexcel..................................................................  $   1,032   $     172
           Net reduction in interest expense resulting from the refinancing of certain credit
            facilities with the Old Credit Facility................................................        992         165
           Estimated interest expense on the Ciba Notes............................................     (3,391)       (565)
                                                                                                     ---------  -----------
           Net adjustment..........................................................................  $  (1,367)  $    (228)
                                                                                                     ---------  -----------
                                                                                                     ---------  -----------
(f)        Adjustment to eliminate the minority interest in the operating results of the Ciba
           Composites Business.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)

NOTE 2 -- PRO FORMA ADJUSTMENTS (CONTINUED)

(g)        The income tax consequences of the cumulative pro forma adjustments are estimated to be zero. This is due to the fact that the Company has sufficient net operating loss carryforwards and other deductions for income tax purposes to substantially eliminate any tax liabilities arising from pro forma adjustments.

(h)        On February 9, 1995, Hexcel emerged from bankruptcy reorganization proceedings which had begun on December 6, 1993. In connection with those proceedings, Hexcel incurred bankruptcy reorganization expenses of approximately $3.4 million during the year ended
           December 31, 1995. Although the resolution of certain bankruptcy-related issues, including the final settlement of disputed claims and professional fees, resulted in expenses being incurred after February 9, 1995, Hexcel has not incurred any significant bankruptcy-related expenses since October 1, 1995.

    HERCULES COMPOSITES BUSINESS PRO FORMA ADJUSTMENTS

(i)        Adjustment to eliminate net sales between the Hercules Composites
           Business and Hexcel.
(j)        Adjustment to reflect the following:

                                                                                                      THE        THE
                                                                                                     YEAR      QUARTER
                                                                                                     ENDED      ENDED
                                                                                                   12/31/95    3/31/96
                                                                                                   ---------  ---------
                                                                                                      (IN THOUSANDS)
           Elimination of cost of sales between the Hercules Composites Business and Hexcel......  $   6,116  $   1,411
           Increase in depreciation costs resulting from the restatement at fair value of the net
            property, plant and equipment of the Hercules Composites Business....................       (523)      (166)
                                                                                                   ---------  ---------
           Net adjustment........................................................................  $   5,593  $   1,245
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
(k)        Adjustment to eliminate Hercules' allocations to  the Hercules Composites Business that management  believes are not part of the ongoing business.

(l)        Adjustment to reflect the following:
           Interest expense on $41.9 million of borrowings under the Credit Facility at an
            assumed rate of 6.0% per annum.......................................................  $  (2,514) $    (629)
           Interest expense on the Notes at an assumed rate of 6 1/4% per annum..................     (6,250)    (1,562)
           Amortization of debt issuance costs related to the Credit Facility....................       (833)      (208)
           Amortization of debt issuance costs related to the Notes..............................       (486)      (122)
           Elimination of amortization of prior debt issuance costs..............................        330         56
                                                                                                   ---------  ---------
           Net adjustment........................................................................  $  (9,753) $  (2,465)
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
           For  every 1/4% point  change in the  assumed interest rate with  respect to the  Notes, the annual interest expense on the Notes would change by $250,000.

NOTE 3 -- PER SHARE AMOUNTS

    Primary and fully diluted net income (loss) per share for all periods presented were the same because the fully diluted computation was antidilutive. If the Notes were converted, pro forma income (loss) from continuing operations per share would be $0.08 for the quarter ended March 31, 1996 and ($0.03) for the year ended December 31, 1995.


NOTE 4 -- RATIO OF EARNINGS TO FIXED CHARGES

    If pro forma earnings for the quarter ended March 31, 1996 were adjusted to exclude business consolidation and acquisition expenses, other income (expense) and bankruptcy reorganization expenses, the ratio of earnings to fixed charges for such period would be 2.02x. If pro forma earnings for the year ended December 31, 1995 were adjusted to exclude these nonrecurring items, the ratio of earnings to fixed charges for such period would be 1.29x.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
THE COMPANY
    The selected historical financial information of the Company set forth below has been derived from the audited consolidated financial statements of the Company as of and for the five years ended December 31, 1995 and from the unaudited condensed consolidated financial statements of the Company as of and for the quarters ended March 31, 1996 and April 2, 1995. The selected historical financial information as of and for the quarters ended March 31, 1996 and April 2, 1995 is derived from unaudited financial statements which, in the opinion of the Company's management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results for the full year. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto, included elsewhere in this Prospectus.


                            FOR THE QUARTER ENDED
                           ------------------------                    FOR THE YEAR ENDED DECEMBER 31,
                           MARCH 31,     APRIL 2,     ------------------------------------------------------------------
                             1996          1995         1995          1994           1993           1992         1991
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Net sales..............  $126,418    $     85,155   $ 350,238   $    313,795   $    310,635   $    352,987   $ 355,601
  Cost of sales..........   (99,635)        (70,360)   (283,148)      (265,367)      (263,090)      (285,088)   (284,875)
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
    Gross margin.........    26,783          14,795      67,090         48,428         47,545         67,899      70,726
  Selling, general &
   administrative
   expenses..............   (17,482)        (12,166)    (49,324)       (45,785)       (52,510)       (62,053)    (54,797)
  Business acquisition
   and consolidation
   expenses (a)..........    (5,211)        --           --            --             (46,600)       (23,000)     --
  Other income (expense),
   net...................     2,697         --              791          4,861        (12,780)         2,992      --
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
    Operating income
     (loss)..............     6,787           2,629      18,557          7,504        (64,345)       (14,162)     15,929
  Interest expense.......    (3,633)         (2,363)     (8,682)       (11,846)        (8,862)        (8,196)    (10,870)
  Bankruptcy
   reorganization
   expenses..............     --             (2,125)     (3,361)       (20,152)          (641)       --           --
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
    Income (loss) from
     continuing
     operations before
     income taxes........     3,154          (1,859)      6,514        (24,494)       (73,848)       (22,358)      5,059
  Benefit (provision) for
   income taxes..........    (1,306)           (510)     (3,313)        (3,586)        (6,024)         6,375          54
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
    Income (loss) from
     continuing
     operations..........  $  1,848    $     (2,369)  $   3,201   $    (28,080)  $    (79,872)  $    (15,983)  $   5,113
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
                           ---------   ------------   ---------   ------------   ------------   ------------   ---------
    Income (loss) per
     share from
     continuing
     operations (b)......  $   0.07    $      (0.27)  $    0.20   $      (3.84)  $     (10.89)  $      (2.20)  $    0.72
BALANCE SHEET DATA (AT
 PERIOD END):
  Working capital........  $137,599    $     22,627   $  61,570   $    (22,955)  $     61,745   $     80,696   $ 135,154
  Property, plant and
   equipment, net........   192,229          85,661      85,955         83,113        107,726        130,758     131,252
  Total assets...........   485,725         231,626     230,602        243,457        263,242        310,660     359,974
  Short-term debt
   (including current
   portion of long-term
   debt).................     6,809          33,616       1,802         56,918         24,596         22,216      23,822
  Long-term debt.........   138,281          54,841      88,342         52,621         92,540         95,145     117,841
  Shareholders' equity
   (deficit).............   195,416          36,856      48,374         (5,885)        20,753        106,149     144,323
OTHER DATA:
  EBITDA (c).............  $ 11,241    $      3,312   $  26,819   $      1,582   $    (50,106)  $        574   $  31,350
  Adjusted EBITDA (c)....    13,755           5,437      29,389         16,873          9,915         20,582      31,350
  Capital expenditures...     2,285           2,090      12,144          8,362          6,264         16,220      13,451
  Ratio of earnings to
   fixed charges (d).....      1.81x        --             1.68x       --             --             --             1.41x
  Percentage of total
   debt to total
   capitalization (at
   period end)...........     42.6%           70.6%       65.1%         105.7%          84.9%          52.5%       49.5%


- ------------------------------
(a) Business acquisition and consolidation expenses include amounts previously reported as "Restructuring expenses."
(b) Primary and fully diluted net income (loss) per share from continuing operations for all periods presented were the same because the fully diluted computation was antidilutive.
(c) "EBITDA" is defined as income from continuing operations before interest, taxes and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA plus business acquisition and consolidation expenses, other income (expense) and bankruptcy reorganization expenses. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its indebtedness, but it should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as a measure of the Company's liquidity.

(d) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and rent expense deemed to be interest. For the quarter ended April 2, 1995 and the years ended December 31, 1994, 1993 and 1992, earnings were insufficient to cover fixed charges by approximately $1.9 million, $24.5 million, $73.8 million and $22.4 million, respectively.

THE CIBA COMPOSITES BUSINESS

    The selected historical financial information of the Ciba Composites Business set forth below has been derived from the audited combined financial statements of the Ciba Composites Business as of and for the three years ended December 31, 1995. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, the combined financial statements of the Ciba Composites Business and the related notes thereto, included elsewhere in this Prospectus.

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1995           1994           1993
                                                                       -------------  -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA (A):
  Net sales..........................................................  $     331,073  $     292,611  $     271,258
  Cost of sales......................................................       (273,997)      (249,717)      (244,247)
                                                                       -------------  -------------  -------------
    Gross profit.....................................................         57,076         42,894         27,011
  Selling, general and administrative and research and development
   expenses..........................................................        (57,966)       (53,417)       (53,713)
  Amortization and write-downs of intangible assets..................         (6,930)       (10,219)        (5,734)
  Restructuring expenses.............................................         (2,362)        (1,600)        (7,722)
  Other income (expense).............................................         (1,102)         2,979           (241)
                                                                       -------------  -------------  -------------
    Operating loss...................................................        (11,284)       (19,363)       (40,399)
  Interest expense...................................................           (668)        (1,193)        (2,236)
  Minority interest..................................................         (1,506)          (891)          (245)
  Benefit (provision) for income taxes...............................         (5,085)        (2,843)           962
                                                                       -------------  -------------  -------------
    Loss before cumulative effect of accounting changes..............        (18,543)       (24,290)       (41,918)
  Cumulative effect of accounting changes............................       --             --               (7,077)
                                                                       -------------  -------------  -------------
    Net loss.........................................................  $     (18,543) $     (24,290) $     (48,995)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................................................  $      69,851  $      73,847
  Property, plant and equipment, net.................................        156,364        161,153
  Total assets.......................................................        340,294        352,420
  Short-term debt (including current portion of long-term debt)......         10,469          8,867
  Long-term debt.....................................................         15,097         43,640
  Minority interest..................................................          6,968          5,048
  Owner's equity.....................................................        236,949        226,136
OTHER DATA:
  EBITDA.............................................................  $       8,865  $       5,833  $     (14,946)
  Adjusted EBITDA....................................................         12,329          4,454         (6,983)
  Capital expenditures...............................................         13,214          7,685         12,280

- ------------------------
(a) The Ciba Composites Business was a combination of wholly owned divisions and subsidiaries of Ciba during all the periods for which selected historical financial information is presented. Consequently, per share data is not applicable and has not been presented.

THE HERCULES COMPOSITES BUSINESS

    The selected historical financial information of the Hercules Composites Business set forth below has been derived from the audited financial statements of the Hercules Composites Business as of and for the three years ended December 31, 1995. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, the financial statements of the Hercules Composites Business and the related notes thereto, included elsewhere in this Prospectus.

                                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA (A):
  Net sales................................................................  $   100,449  $   100,113  $   101,448
  Cost of sales............................................................      (83,748)     (94,786)     (92,298)
                                                                             -----------  -----------  -----------
  Gross profit.............................................................       16,701        5,327        9,150
  Selling, general and administrative expenses.............................       (4,450)      (5,369)      (6,044)
  Allocated selling, general and administrative expenses (b)...............       (7,086)      (6,047)      (6,336)
  Other operating income (expense), net....................................          391       (1,670)      (1,755)
                                                                             -----------  -----------  -----------
    Income (loss) before taxes and effect of changes in accounting
     principles............................................................        5,556       (7,759)      (4,985)
  Provision for taxes on income............................................      --           --           --
                                                                             -----------  -----------  -----------
    Income (loss) before effect of changes in accounting principles........        5,556       (7,759)      (4,985)
  Effect of changes in accounting principles...............................      --           --            (3,916)
                                                                             -----------  -----------  -----------
    Net income (loss)......................................................  $     5,556  $    (7,759) $    (8,901)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................................................  $    33,026  $    47,680
  Property, plant and equipment, net.......................................       95,015       96,780
  Total assets.............................................................      140,584      158,318
  Short-term debt (including current portion of long-term debt)............      --           --
  Long-term debt...........................................................      --           --
  Minority interest........................................................      --            12,000
  Division equity..........................................................      128,029      132,319
OTHER DATA:
  EBITDA...................................................................  $    14,951  $     1,693  $     4,537
  Adjusted EBITDA (c)......................................................       14,560        3,363        6,292
  Capital expenditures.....................................................        8,543        1,871        1,740

- ------------------------
(a) The Hercules Composites Business was a combination of divisions and subsidiaries of Hercules during all of the periods for which selected historical financial information is presented. Consequently, per share data is not applicable and has not been presented.

(b) Represents allocated selling, general and administrative expenses incurred by Hercules and allocated to the Hercules Composites Business. These allocations may not represent the cost of similar activities on a separate entity basis.

(c) Adjusted EBITDA excluding allocated selling, general and administrative expenses from Hercules would have been approximately $21.6 million in 1995, $9.4 million in 1994 and $12.6 million in 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS RELATES TO THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF (I) HEXCEL FOR THE QUARTERS ENDED MARCH 31, 1996 (INCLUDING THE FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS OF THE CIBA COMPOSITES BUSINESS ACQUIRED ON FEBRUARY 29, 1996 OTHER THAN DANUTEC WHICH WAS ACQUIRED ON MAY 30, 1996) AND APRIL 2, 1995 AND THE THREE YEARS ENDED DECEMBER 31, 1995 AND (II) THE CIBA COMPOSITES BUSINESS FOR THE THREE YEARS ENDED DECEMBER 31, 1995. THE DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE CIBA COMPOSITES BUSINESS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

HEXCEL
GENERAL

    CIBA ACQUISITION AND CONSOLIDATION


    On February 29, 1996, the Company acquired the worldwide composites division (the "Ciba Composites Business") of Ciba and Ciba-Geigy Corporation ("CGC"). The Ciba Acquisition was consummated pursuant to a Strategic Alliance Agreement dated as of September 29, 1995 among Ciba, CGC, and the Company, as amended (the "Strategic Alliance Agreement"). Under the Strategic Alliance Agreement, the Company acquired the Ciba Composites Business in exchange for: (i) approximately 18 million newly issued shares of Common Stock; (ii) $25 million in cash; and
(iii) undertakings to deliver to Ciba and/or one or more of its subsidiaries, following completion of certain post-closing adjustment procedures contemplated by the Strategic Alliance Agreement, the Ciba Notes in an aggregate principal amount of approximately $43 million, subject to certain adjustments , and senior demand notes in a principal amount equal to the cash on hand at certain of the non-U.S. subsidiaries included in the Ciba Composites Business. On a pro forma basis as of March 31, 1996, the aggregate principal amount of the Ciba Notes, determined in accordance with the formula included in the Strategic Alliance Agreement, was estimated at approximately $33.4 million. However, the actual aggregate principal amount of the Ciba Notes is expected to exceed $33.4 million, as a result of the pending acquisition of certain other assets of the Ciba Composites Business that have not yet been transferred to the Company.



    In May 1996, Hexcel announced a program to consolidate its operations over a period of approximately three years. The total cost of this program, which excludes additional costs and expenses that may be incurred due to modifications to the program that may result from the Hercules Acquisition, is estimated to be approximately $49 million. This estimate includes $5.2 million of expenses incurred in the first quarter of 1996, an estimated $29 million charge against earnings expected to be incurred in the second quarter of 1996 and approximately $15 million to be recognized thereafter. Cash expenditures necessary to complete the business consolidation program are expected to total approximately $44 million, net of estimated proceeds from asset sales. Management estimates that the program will result in annual cost savings of approximately $28 million when it is fully implemented in 1999, and that for the period 1996 through 1998, costs associated with the program (estimated net of proceeds from asset sales) are expected to equal the incremental cash savings generated by the program. The foregoing estimates of total cost of the consolidation program, cash expenditures and annual cost savings constitute forward-looking information. The failure of any of these assumptions underlying such estimates to be realized may cause the actual amounts to differ materially from the estimates set forth above. For a discussion of the assumptions and other important factors that will affect actual amounts, see "Risk Factors -- Forward-Looking Statements; Consolidation Program."


    The objective of this program is to integrate acquired assets and operations into the Company, reorganize and rationalize the Company's research and manufacturing activities around strategic centers dedicated to select product technologies, eliminate excess manufacturing capacity and rationalize redundant sales and marketing functions. Specific actions contemplated by the consolidation program include the previously announced closure of the Anaheim, California facility acquired from

Ciba,  the  closure  of a  portion  of  the Welkenraedt,  Belgium  facility, the reorganization of the Company's manufacturing operations in France, the consolidation of the Company's United States Special Process manufacturing activities and the integration of sales and marketing resources.

    HERCULES ACQUISITION


    On June 27, 1996, the Company acquired the composite products division of Hercules Incorporated ("Hercules"), which includes the assets of HISPAN Corporation and Hercules' carbon fibers and prepreg business units and the stock of Hercules Aerospace Espana, S.A. ("HAESA") (collectively, the "Hercules Composites Business") for approximately $135.0 million in cash (excluding transaction costs and subject to post-closing adjustments). Hexcel and Hercules have agreed that in the event applicable Spanish antitrust authorities were to take certain adverse actions in respect of Hexcel's acquisition of HAESA, Hexcel would have the option to sell its interest in HAESA (which had sales representing approximately 19% of the total sales of the Hercules Composites Business in 1995) back to Hercules for the allocated purchase price Hexcel paid for HAESA on June 27, 1996. The Hercules Composites Business is engaged in the manufacture and marketing of prepregs and carbon fiber for aerospace and other markets. See "Business -- Strategic Repositioning -- Strategic Acquisitions."


    SUMMARY OF RESULTS

    The following table is derived from the Company's Consolidated Statements of Operations for the periods indicated and presents the historical results of operations as a percentage of net sales:


                                                                  QUARTER ENDED
                                                            -------------------------         YEAR ENDED DECEMBER 31,
                                                             MARCH 31,     APRIL 2,    -------------------------------------
                                                                1996         1995         1995         1994         1993
                                                            ------------  -----------  -----------  -----------  -----------
Net sales.................................................       100.0%       100.0%       100.0%       100.0%       100.0%
Gross margin..............................................        21.2         17.4         19.2         15.4         15.3
Selling, general and administrative expenses..............       (13.8)       (14.3)       (14.1)       (14.6)       (16.9)
Business acquisition and consolidation expenses (a).......        (4.1)       --           --           --           (15.0)
Other income (expense)....................................         2.1        --             0.2          1.6         (4.1)
                                                                 -----        -----        -----        -----        -----
Operating income (loss)...................................         5.4%         3.1%         5.3%         2.4%       (20.7)%
                                                                 -----        -----        -----        -----        -----
                                                                 -----        -----        -----        -----        -----
Income (loss) from continuing operations..................         1.5%        (2.8)%        0.9%        (8.9)%      (25.7)%
                                                                 -----        -----        -----        -----        -----
                                                                 -----        -----        -----        -----        -----


- ------------------------
(a) Business acquisition and consolidation expenses include amounts previously reported as "Restructuring expenses."

QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED APRIL 2, 1995

    NET SALES. Net sales increased from $85.2 million to $126.4 million, an increase of $41.2 million, or 48.4%. Approximately $27.6 million of the increase represents the former Ciba Composites Business sales for the period from March 1, 1996 through March 31, 1996. Net sales increased 16.0% before considering the impact of the Ciba Acquisition. The increase in net sales primarily reflects an increase in demand for certain products used in the commercial aerospace market, further penetration of selected recreation and general industrial markets (particularly printed circuit boards) and continued improvement in the overall economic environment in both the U.S. and Europe. Sales were higher in both the U.S. and Europe. Due to the highly competitive nature of most of the markets in which the Company competes, product price changes were not a significant factor in first quarter 1996 sales growth.

    GROSS MARGIN. Gross margin increased from $14.8 million to $26.8 million, an increase of $12.0 million, or 81.1%. Approximately $4.5 million of the increase was attributable to the Ciba Acquisition. Gross margin as a percentage of net sales also increased from 17.4% to 21.2%. Gross margins improved in the Company's reinforcement fabrics, composite materials and special process businesses. The improvement in reinforcement fabrics and special process was due to a combination of increased sales volumes and more efficient manufacturing. The improvement in gross margin on sales of composite materials also reflected the benefits of higher sales volume and the benefits from completing the consolidation of selected honeycomb production activities into the Casa Grande, Arizona location.

    OPERATING INCOME. Operating income was $6.8 million for the first quarter of 1996, a $4.2 million increase over the same period of 1995. This increase reflects the $12.0 million improvement in gross margin and the $2.7 million of other income noted below, which was partially offset by an additional $5.3 million of selling, general and administrative expenses, and $5.2 million of business acquisition and consolidation expenses. The increase in selling, general and administrative expenses was largely attributable to the Ciba Composites Business.

    Business acquisition and consolidation expenses were comprised of $3.6 million in compensation expense resulting from stock options that were granted in 1995 subject to stockholder approval and stock options which vested in connection with the Ciba Acquisition, as well as $1.6 million of other acquisition-related costs. Other income was attributable to the receipt of an additional $1.6 million of cash in connection with the disposition of the Chandler, Arizona manufacturing facility and certain related assets and technology in 1994, and to the partial settlement for $1.1 million of a claim arising from the sale of certain assets in 1991. The results for the 1996 quarter also include $1.6 million of interest expense attributable to the write-off of capitalized debt financing costs as a result of the refinancing of certain credit facilities in connection with the Ciba Acquisition.

    The results for the 1995 quarter include bankruptcy reorganization expenses of $2.1 million.

    NET INCOME. Net income for the first quarter of 1996 was $1.8 million or $0.07 per share, compared with a net loss for the first quarter of 1995 of $2.5 million or $0.28 per share. The results for the 1996 quarter include the results of the Ciba Composites Business for the period from March 1, 1996 through March 31, 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased from $313.8 million to $350.2 million, an increase of $36.4 million, or 11.6%. The improvement in sales is attributable to increased sales of prepregs and reinforcement fabrics, which were partially offset by decreased sales of honeycomb. Sales of prepregs to commercial aerospace and general industrial markets were higher, as were sales of reinforcement fabrics for use in the recreation and general industrial (primarily printed circuit boards and ballistics) markets. In addition, the Company benefited from a significant military contract for prepregs, and improved sales of honeycomb to the commercial aerospace market. The overall decrease in honeycomb sales is attributable to the divestiture of the Chandler facility and the related reduction in military aerospace sales. The Chandler facility and certain related assets and technology were sold to the Northrop Grumman Corporation in December 1994. Due to the highly competitive nature of most of the markets in which the Company competes, product price changes were not a significant factor in 1995 sales growth.

    U.S. sales increased from $171.5 million to $179.5 million, an increase of $8.0 million, or 4.7%. This increase is primarily attributable to a significant military contract for prepregs and improved sales of reinforcement fabrics to general industrial and other markets. The reduction in honeycomb sales attributable to the divestiture of the Chandler facility was partially offset by increased sales of honeycomb to commercial aerospace and other markets.

    International sales increased from $142.3 million to $170.7 million, an increase of $28.4 million, or 20.0%. This increase reflects higher sales of prepregs and reinforcement fabrics to recreation and general industrial markets (primarily printed circuit boards), as well as increased sales of prepregs to certain European commercial aerospace customers. Changes in currency exchange rates were also a factor in the increase. During 1995, the U.S. dollar declined against most of the major European currencies, including the Belgian and French francs. Accordingly, sales from Hexcel's primary international subsidiaries increased when translated into U.S. dollars.

    Commercial Aerospace Sales -- Worldwide sales of prepregs and honeycomb to the commercial aerospace market increased from $147.5 million to $159.0 million, an increase of $11.5 million, or 7.8%. This increase is attributable to both modest improvements in the build rates for certain commercial aircraft, as well as increased sales of selected products. In addition, the Company benefited from the improved economic environment in Europe.

    Space and Defense Sales -- Worldwide sales increased from $34.9 million to $37.3 million, an increase of $2.4 million, or 6.9%. The increase is attributable to a significant military contract for prepregs, partially offset by a decline in honeycomb sales. The decline in honeycomb sales reflects the divestiture of the Chandler facility and the related reduction in military aerospace sales.

    Recreation and General Industrial Sales -- Worldwide sales increased from $131.4 million to $153.9 million, an increase of $22.5 million, or 17.1%. Sales of new products introduced within the past few years continued to grow, and the Company benefited from strong European demand for printed circuit boards. In addition, sales of lightweight, high strength materials for use in athletic shoes, golf club shafts, energy absorption products and certain automotive and mass transit components remained strong.

    GROSS MARGIN. Gross margin increased from $48.4 million to $67.1 million, an increase of $18.7 million, or 38.6%. Gross margin as a percentage of net sales increased from 15.4% to 19.2% primarily due to higher sales, as well as certain manufacturing cost reductions. Cost reductions included the closure of the Graham, Texas plant, the sale of the Chandler facility and the consolidation of selected honeycomb production activities into Hexcel's site at Casa Grande, Arizona. Although these measures were initially undertaken in 1993 and 1994, the transfer of certain production processes from Graham and Chandler to Casa Grande was not completed until the middle of 1995. Consequently, the beneficial impact of these facility reductions and the consolidation of honeycomb production activities began to be realized during 1995.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES. SG&A expenses increased from $45.8 million to $49.3 million, an increase of $3.5 million, or 7.6%. However, SG&A expenses as a percentage of net sales decreased from 14.6% to 14.1%. The increase in SG&A expenses is largely attributable to higher selling expenses, certain costs incurred in connection with the Ciba Acquisition and changes in currency exchange rates. SG&A expenses include research and technology expenses of $7.6 million in 1995 and $8.2 million in 1994.

    INTEREST EXPENSE. Interest expense decreased from $11.8 million to $8.7 million, a decrease of $3.1 million, or 26.3%. The 1994 total includes accrued interest on prepetition accounts payable and notes payable as well as $2.5 million for bankruptcy claims and working capital financing. The decline also reflects the payment of various debt obligations with proceeds from the subscription rights offering in February 1995 and the Chandler transaction.

    INCOME TAXES. As of December 31, 1995, the Company had net operating loss ("NOL") carryforwards for U.S. federal income tax purposes of approximately $65 million and approximately $5 million for international income tax purposes. The U.S. NOL carryforwards, which are available to offset future taxable income, expire at various dates through the year 2010. As a result of the ownership changes which occurred in connection with the emergence from Chapter 11 and the acquisition of the Ciba Composites Business, utilization of the U.S. NOL carryforwards is subject to certain annual limitations.

    Both the 1995 and 1994 income tax provisions of $3.3 million and $3.6 million resulted primarily from state income taxes and taxable income for certain European subsidiaries. In addition, the 1994 provision includes the impact of settling various tax audits. The Company fully reserved the income tax assets generated by the pre-tax losses of certain subsidiaries in 1995 and 1994, due to uncertainty as to the realization of those assets.

    NET INCOME. The Company generated income from continuing operations of $3.2 million in 1995, compared with losses from continuing operations of $28.1 million in 1994. The Company earned net income of $2.7 million in 1995, compared with a net loss of $30.0 million in 1994. The 1994 results include $20.2 million of bankruptcy reorganization expenses, as well as interest expenses for bankruptcy claims and working capital financing of $2.5 million, and a provision for the settlement of various tax audits of $1.8 million.


    Results for 1995 include other income of $0.8 million and bankruptcy reorganization expenses of $3.4 million. Other income relates primarily to a contingent payment received in connection with the sale of the Chandler, Arizona manufacturing facility and certain related assets and technology.

    Losses from discontinued operations totaled $0.5 million and $1.9 million in 1995 and 1994, respectively. These losses reflect the results of the discontinued resins business, including provisions to write down the net assets of that business by $2.8 million in 1994. The divestiture of the resins business was completed in October 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased from $310.6 million to $313.8 million, an increase of $3.2 million, or 1.0%. The slight improvement in sales is primarily attributable to increased sales of prepregs and reinforcement fabrics in Europe, partially offset by decreased U.S. sales of honeycomb. Sales of prepregs to commercial aerospace and general industrial markets were higher, as were sales of reinforcement fabrics for use in the recreation and general industrial (primarily electrical printed circuit boards and ballistics) markets. The overall decrease in honeycomb sales is attributable to the reduction in military aerospace sales.


    U.S. sales decreased from $185.2 million to $171.5 million, a decrease of $13.7 million, or 7.4%. The decrease in U.S. sales was mainly due to reduced sales of prepregs and honeycomb to commercial and military aerospace markets, which were partially offset by improved sales of prepregs to general industrial and other markets.


    International sales increased from $125.4 million to $142.3 million, an increase of $16.9 million, or 13.5%. The increase in international sales reflects higher sales of prepregs and reinforcement fabrics to recreation and general industrial (primarily electrical printed circuit boards) markets, as well as increased sales of prepregs to certain European aerospace customers. A portion of the increase is also attributable to changes in currency exchange rates. The U.S. dollar declined relative to the Belgian and French francs in 1994.

    Commercial Aerospace Sales -- Worldwide sales increased from $131.4 million to $147.5 million, an increase of $16.1 million, or 12.3%. The increase is attributable to the improved economic environment in Europe and introduction of new products. Nonetheless, while sales of individual products such as graphite honeycomb and certain prepreg products increased in 1994 in response to the production of new wide-bodied aircraft, the Company continued to face intense competition for many of the products it sells to the commercial aerospace market. Due to the highly competitive nature of most of the markets in which the Company competes, product price changes were not a significant factor in 1994 sales growth.

    Space and Defense Sales -- Worldwide sales decreased from $55.3 million to $34.9 million, a decrease of $20.4 million, or 36.9%. The decline is a result of reduced honeycomb sales due to the reduction in military aerospace sales. The reduction in space and defense sales reflects the Company's declining volumes associated with the B-2 program as well as the general decline in U.S. military spending.

    Recreation and General Industrial Sales -- Worldwide sales increased from $123.9 million to $131.4 million, an increase of $7.5 million, or 6.1%. Sales of new products introduced within the past few years continued to grow, and the Company benefited from strong European demand for printed circuit boards. In addition, sales of lightweight, high strength materials for use in athletic shoes, golf club shafts, energy absorption products and certain automotive and mass transit components remained relatively strong.

    GROSS MARGIN. Gross margin increased from $47.5 million to $48.4 million, an increase of $0.9 million, or 1.9%. Gross margin as a percentage of net sales increased slightly from 15.3% to 15.4%. While the Company undertook several cost cutting measures in 1994 and 1993, the benefits were not significantly realized until 1995.

    SG&A EXPENSES. SG&A expenses decreased from $52.5 million to $45.8 million, a decrease of $6.7 million, or 12.8%. The decrease was mainly due to significant headcount reductions made during 1993 and the first quarter of 1994. These headcount reductions were achieved through a reorganization of sales, marketing and administrative functions to reduce redundancies and inefficiencies. SG&A expenses included research and technology expenses of $8.2 million and $8.0 million in 1994 and 1993, respectively.

    INTEREST EXPENSE. Interest expense increased from $8.9 million to $11.8 million, an increase of $2.9 million, or 32.6%. The increase reflects the accrual of interest on bankruptcy claims beginning December 6, 1993, the cost of a debtor-in-possession credit facility and higher interest rates on certain variable rate obligations. These factors were partially offset by reduced levels of borrowing by the Company's European subsidiaries.

    NET INCOME. The Company incurred losses from continuing operations of $28.1 million in 1994, or $3.84 per share, compared with losses from continuing operations of $79.9 million, or $10.89 per share, in 1993. The Company incurred net losses of $30.0 million and $86.0 million in 1994 and 1993, respectively.

    Operating results for 1994 included other income of $4.9 million, which was largely comprised of $15.9 million in income related to the Chandler transaction, less an $8.0 million provision to reflect the estimated cost of restructuring a joint venture and a $2.9 million provision for bankruptcy claim adjustments. The 1994 loss from continuing operations also included bankruptcy reorganization expenses of $20.2 million, as well as interest expenses for bankruptcy claims and working capital financing of $2.5 million and a provision for the settlement of various tax audits of $1.8 million.

    Operating results from 1993 included restructuring charges of $46.6 million (approximately $27 million was for non-cash items) for a major expansion of the restructuring program begun in December 1992. The 1993 loss from continuing operations also included other expenses of $12.8 million for the write-down of certain assets and increases in reserves for warranties and environmental matters on property previously owned. The impairment of assets was due primarily to the bankruptcy proceedings, changes in business conditions, and depressed real estate prices on property held for sale. In addition, the Company recorded a $10.9 million provision in 1993 to reflect the adverse impact of bankruptcy proceedings and substantial operating losses on the potential realization of deferred income tax benefits.

    Losses from discontinued operations totaled $1.9 million and $10.6 million in 1994 and 1993, respectively. These losses reflected the results of the discontinued resins business, including provisions to write-down the net assets of this business by $2.8 million in 1994 and $6.0 million in 1993. The divestiture of the resins business was completed in October 1995. The 1993 losses from discontinued operations also reflected the results of the discontinued specialty chemicals business, including a provision to write-down the net assets of this business by $2.8 million in 1993. The divestiture of the specialty chemicals business was completed in January 1994.

    In 1993, the Company recorded a one-time, cumulative benefit of $4.5 million from the adoption of a new accounting standard for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

    During the quarters ended March 31, 1996 and April 2, 1995 net cash provided by (used in) operating activities was $0.1 million and ($8.4) million, respectively. The cash provided by operating activities in the first quarter of 1996 primarily reflects increased levels of profitability which were offset by an increase in accounts receivable. The increase in accounts receivable resulted primarily from strong March sales. Other components of operating cash flow included the payment of interest and a net increase in accounts payable. Changes in working capital attributable to the Ciba Acquisition are not an element of operating cash flow.

    During the first quarter of 1995, net cash used by operating activities was primarily attributable to the payment of interest, bankruptcy reorganization expenses, expenditures for restructuring activities, and a net increase in working capital as a result of higher sales levels.


    Cash flows from investing and financing activities for the first quarter of 1996 included the cash components of the Ciba Acquisition. As noted above, a substantial portion of the consideration paid for the Ciba Composites Business was comprised of Common Stock and the Ciba Notes.



    Cash flows from investing and financing activities for the first quarter of 1995 included the proceeds from the sale of certain assets, the proceeds from the sale of Common Stock pursuant to a subscription rights offering and standby purchase agreement, and the payment of allowed claims pursuant to the Company's reorganization plan.



    During the three years ended December 31, 1995, 1994 and 1993, net cash provided by (used in) operations was ($2.5) million, ($1.1) million and $11.5 million, respectively. The decline in cash provided by operating activities in 1995 is due primarily to the payment of prepetition accounts payable and accrued liabilities that had been reinstated on February 9, 1995 and the payment of accrued restructuring costs. In addition, the Company incurred $8.7 million of interest expense, $3.4 million of bankruptcy reorganization expenses, and financed a $9.9 million increase in accounts receivable and inventories resulting from higher sales levels. However, the Company benefited from a $19.4 million increase in postpetition accounts payable and accrued liabilities, reflecting both higher production levels and a return to normal credit terms with most vendors.



    The 1994 amount reflected the Company's loss for the year, including $20.2 million of bankruptcy reorganization expenses, which were offset by a comparable increase in accounts payable and accrued liabilities (including liabilities subject to disposition in bankruptcy reorganization). The increase in accounts payable and accrued liabilities was primarily attributable to the accrual of interest on prepetition obligations, adjustments to allowed claims and a return to payment terms with some vendors. In addition, the Company paid approximately $10.1 million in restructuring costs and financed a $7.4 million increase in accounts receivable and inventories.


    FINANCIAL RESOURCES

    In connection with the Ciba Acquisition, Hexcel entered into the Old Credit Facility which provided for up to $175 million of loans to (a) fund the cash component of the purchase price, (b) refinance outstanding indebtedness under certain U.S. and European credit facilities and (c) fund ongoing working capital and other financing requirements of the Company, including business consolidation activities. As of March 31, 1996, outstanding borrowings under the Old Credit Facility totaled $69.8 million.


    In connection with the Hercules Acquisition, the Company entered into the Credit Facility which provides for up to $310 million in loans. The Company's initial borrowings under the Credit Facility were incurred to replace approximately $70.1 million of outstanding borrowings under the Old Credit Facility, which has been terminated, and to finance the Hercules Acquisition. Borrowings under the Credit Facility are also available for ongoing working capital and other financing requirements of the Company, including business consolidation activities. As described under "Use of Proceeds," the net proceeds from the sale of the Notes will be used to repay outstanding borrowings under the Credit Facility.


    Management currently expects that cash flows from operations and borrowings under the Credit Facility will be sufficient to fund the Company's worldwide operations.

    CAPITAL EXPENDITURES

    Capital expenditures in recent years have been primarily focused on essential maintenance and process improvement projects. Capital expenditures were $2.1 million in the first quarter of 1995 and $2.3 million in the first quarter of 1996. In connection with the Ciba Acquisition and the commencement of the business consolidation program, management expects that capital expenditures will increase significantly above first quarter levels in the remaining three quarters of 1996. Such expenditures will be financed with cash generated from operations and borrowings under available credit facilities.

    Capital expenditures increased from $8.4 million in 1994 to $12.1 million in 1995, an increase of $3.7 million, or 44.0%. The increase is due to purchases of equipment necessary to improve manufacturing processes, and to the deferral of expenditures during bankruptcy reorganization proceedings. Further increases in capital spending are expected in 1996, partially as a result of the Acquisitions. Such expenditures will be financed with cash generated from operations and borrowings under available credit facilities.

    Capital expenditures increased from $6.3 million in 1993 to $8.4 million in 1994, an increase of $2.1 million, or 33.3%. Cash expenditures on restructuring activities totaled approximately $10.1 million in 1994, compared with $17.2 million in 1993.

THE CIBA COMPOSITES BUSINESS

GENERAL

    The discussion and tables that follow relate to the historical statements of operations for the Ciba Composites Business on a worldwide basis for the years ended December 31, 1995, 1994 and 1993. The historical financial statements for each such period have been prepared on a basis which reflects the historical financial statements of the Ciba Composites Business as if it were a stand-alone company owning certain assets, liabilities and subsidiaries, notwithstanding that during the foregoing three year period, the Ciba Composites Business was operated as a division by each of Ciba and CGC, and in several European jurisdictions on a stand-alone basis through certain foreign subsidiaries of Ciba.

    SUMMARY OF RESULTS

    The following table is derived from the Ciba Composite Business' historical financial statements of operations for the periods indicated and presents the results of operations as a percentage of net sales:


                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                  1995           1994           1993
                                                              -------------  -------------  -------------
Net sales...................................................       100.0%         100.0%         100.0%
Gross profit................................................        17.2           14.7           10.0
SG&A (a)....................................................       (17.5)         (18.3)         (19.8)
Amortization and write-downs of purchased intangibles.......        (2.1)          (3.5)          (2.1)
Restructuring expense.......................................        (0.7)          (0.5)          (2.9)
Other, net..................................................        (0.3)           1.0           (0.1)
                                                                   -----          -----          -----
Operating loss..............................................        (3.4)%         (6.6)%        (14.9)%
                                                                   -----          -----          -----
                                                                   -----          -----          -----
Net loss....................................................        (5.6)%         (8.3)%        (18.1)%
                                                                   -----          -----          -----
                                                                   -----          -----          -----


- ------------------------


(a) Includes research and development expense.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased from $292.6 million in fiscal 1994 to $331.1 million in fiscal 1995, an increase of $38.5 million, or 13%. This sales growth reflected an increase in sales in both the aerospace, including space and defense and non-aerospace industrial markets. Sales to the aerospace market increased from $213 million in 1994 to $231 million in 1995, or 8%. This increase was due mainly to a recovery in sales to traditional customers and ongoing revenue related to the acquisition from BP Chemicals, Inc. in August 1994 of certain structures programs for the U.S. market previously conducted by BP Chemicals' Advanced Materials Division ("BPAM"). Sales to the non-aerospace industrial markets increased from $79 million for fiscal 1994 to $100 million for fiscal 1995, or 27%, with the largest growth being attributable to the sports and leisure markets in Europe and Asia. Other segments of the non-aerospace industrial market that showed improvement over this period included the fabrics, transport and energy sectors.

    Selling prices over the period were relatively flat. Net sales also increased due to exchange rate fluctuations. See "-- Impact of Foreign Exchange Fluctuations."

    NET SALES BY GEOGRAPHIC REGION.

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                      1995              1994
                                                 ---------------   ---------------
                                                      (DOLLARS IN THOUSANDS)
United States..................................  $148,919    45%   $139,831    48%
Europe.........................................   171,235    52     143,071    49
Other Countries................................    10,919     3       9,709     3
                                                 --------  -----   --------  -----
                                                 $331,073   100%   $292,611   100%
                                                 --------  -----   --------  -----
                                                 --------  -----   --------  -----

    The shift in regional net sales between fiscal 1994 and fiscal 1995 resulted from a 7% improvement in the United States, a 20% improvement in Europe and a 12% improvement in other countries. The build-rate reduction in the American aerospace market affected a greater amount of net sales in the United States. The same did not happen in European and other countries, where almost 50% of net sales were in the non-aerospace industrial markets.


    Most of Ciba's foreign sales took place in Western Europe and other developed economies. This is consistent with the fact that a large portion of the sales were to aerospace original equipment manufacturers ("OEMs") or major subcontractors. As a result, Ciba was exposed to normal business risks associated with doing business in highly developed industrial nations. These risks were managed in the same way similar risks were managed in the United States.


    IMPACT OF FOREIGN EXCHANGE FLUCTUATIONS. Due to the fact that half of the Ciba Composites Business' net sales occur outside the United States, the sales trends, as noted above, were also influenced by exchange rate fluctuations over the period. In 1995, the dollar yearly average weakened against most European currencies resulting in a net positive effect in the year ended December 31, 1995 relative to 1994 of approximately $14.1 million.

    The Ciba Composites Business does not hedge currency risks. While Ciba does engage in certain currency hedging, the effects of such hedging are not reflected in the Ciba Composites Business financial statements because neither the costs nor benefits of such activities are allocated to the Ciba Composites Business.

    GROSS PROFIT. Gross profit increased from $42.9 million to $57.1 million, an increase of 33.1%. This increase was due to the combination of stronger sales and cost reductions.

    SG&A EXPENSES. SG&A expenses increased from $45.5 million in 1994 to $47.5 million in 1995, or 4%. As a percentage of sales, these expenses showed a positive trend over the period, decreasing from 16% of sales in 1994 to 14% in 1995. This trend reflected the improvement in sales as well as the impact of restructuring activities.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased from $7.9 million in 1994 to $10.4 million in 1995, or 32%. For these periods, expenses, as a percentage of sales, were 2.7% and 3.1%, respectively. This increase in research and development expenses was due to investments in research and development to develop products and retain new customers for new non-aerospace industrial markets, such as the transport and energy markets.

    AMORTIZATION AND WRITE-DOWN OF PURCHASED INTANGIBLES. Intangible assets arose from the purchase of Reliable Manufacturing Co. in 1979 and Heath Tecna Aerospace Co. in 1988. Impairment losses of $2.8 million and $5.1 million were recognized in 1995 and 1994, respectively, on contract manufacturing programs due to reductions in aircraft build rates.

    RESTRUCTURING EXPENSES. In 1995 and 1994, the Ciba Composites Business reduced its workforce substantially in anticipation of lower sales to aerospace customers and in an effort to reduce administrative overhead, resulting in reductions of 52 people in 1995 and 121 people in 1994. In the United States, additional business units were formed for aerospace and industrial structures and aerospace interiors, for the purpose of achieving more efficient operations better sized to serve the weaker aerospace market. Restructuring costs covered personnel expenses (including severance, relocation, etc.) of $2.4 million in 1995 and equipment and facility expenses (relocation costs and write-offs) of $1.6 million in 1994.

    INTEREST EXPENSE. Interest expense decreased from $1.2 million in 1994 to $0.7 million in 1995, or 41.7%. These expenses were comprised of interest on mortgage debt which matures in 1999 and interest on certain long-term debt to affiliates based on three and six month French and Italian LIBOR rates.

    INCOME TAXES. Income taxes have been presented in the financial statements as if the Ciba Composites Business were a separate taxable entity. The tax effect of the resulting operating loss carryforwards has been reflected as deferred tax assets with related valuation allowances, based upon management's assessment of the Ciba Composites Business' likelihood of realizing the benefit of such operating loss carryforwards through future stand-alone taxable income. In actual practice, the Ciba Composites Business has not operated as a separate taxable entity and the operating loss carryforwards of the Ciba Composites Business have generally been utilized to offset taxable income of Ciba and its respective local group companies in various countries in the year incurred. As of December 31, 1995, net operating loss carryforwards of approximately $6.2 million and $0.6 million were available to offset certain future taxable income in Italy and France, respectively. For the periods ended December 31, 1995 and December 31, 1994, the losses of the Ciba Composites Business before income taxes generated a provision for income taxes of $5.1 million and $2.8 million, respectively, due to certain profitable foreign operations.

    MINORITY INTEREST IN DANUTEC. Ciba owned 51% of Danutec, which has headquarters in Linz, Austria until February of 1996 when it acquired the remaining 49.0%. Ciba sold Danutec to Hexcel pursuant to the Strategic Alliance Agreement in May 1996.

    NET LOSS. The Ciba Composites Business incurred net losses of $24.3 million in 1994 on net sales of $292.6 million compared with losses of $18.5 million on net sales of $331.1 million in 1995. This decrease in net losses was primarily attributable to the overall increase in net sales and improved gross profits as described above and lower write-offs of intangibles, partially offset by higher selling, general and administrative expenses and research and development expenses. Additionally, net losses in 1994 reflected a $2.7 million gain on the sale by the Ciba Composites Business of its honeycomb core facility in Miami.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased from $271.3 million in fiscal 1993 to $292.6 million in fiscal 1994, an increase of $21.3 million, or 8%. This improvement in net sales was due primarily to the acquisition of BPAM and also to gains in the non-aerospace industrial market, such as the sports and leisure markets in Europe and Asia and the energy market in Europe. These positive factors more than offset a decline in the Ciba Composites Business' net sales to the aerospace market for fiscal 1994. The decline in aerospace sales resulted from a continuing reduction in build rates for the Ciba Composites Business' largest customer (Boeing). This decline was somewhat offset by an increase in sales to some of Ciba Composites Business' other aerospace customers and non-aerospace customers.

    Selling prices over the period were relatively flat. Net sales for the years ended December 31, 1994 also increased from the immediately preceding year due to exchange rate fluctuations. See "-- Impact of Foreign Exchange Fluctuations."

    NET SALES BY GEOGRAPHIC REGION.

                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
                                               1994              1993
                                          ---------------   ---------------
                                               (DOLLARS IN THOUSANDS)
United States...........................  $139,831    48%   $136,141    50%
Europe..................................   143,071    49     127,469    47
Other Countries.........................     9,709     3       7,648     3
                                          --------  -----   --------  -----
                                          $292,611   100%   $271,258   100%
                                          --------  -----   --------  -----
                                          --------  -----   --------  -----

    The shift in regional net sales between the year ended December 31, 1993 and the year ended December 31, 1994 resulted from a 12% improvement in net sales in Europe and 26% in other countries, against a smaller improvement of 3% in the United States. The build-rate reduction in the American aerospace market affected a greater amount of net sales in the United States. The same did not happen in European and other countries, where almost 50% of net sales were in the non-aerospace industrial markets.


    IMPACT OF FOREIGN EXCHANGE FLUCTUATIONS. In 1994, the dollar yearly average weakened against most European currencies. The net positive effect to net sales relative to 1993, due to the general weakening of the exchange rate, was $2.9 million.


    GROSS PROFIT. Gross profits increased from $27.0 million in 1993 to $42.9 million in 1994, or 59.0%. This increase was due to cost reductions and an 8% increase in sales. In 1993, gross profit was negatively affected by a low level of sales and certain production inefficiencies resulting from restructuring of personnel at manufacturing facilities.

    SG&A EXPENSES. SG&A expenses decreased from $47.8 million in 1993 to $45.5 million in 1994, or 5%. As a percentage of sales, these expenses showed a positive trend over the period, going from 18% of sales in 1993 down to 16% of sales in 1994. This trend reflected the improvement in sales as well as the impact of restructuring activities.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased from $5.9 million in 1993 to $7.9 million in 1994, or 34%. For these periods, expense, as a percentage of sales, was 2.2% and 2.7%, respectively. This increase in research and development expenses was due to investments in research and development to develop products and retain new customers for new non-aerospace industrial markets, such as the transport and energy markets.

    AMORTIZATION AND WRITE DOWN OF PURCHASED INTANGIBLES. Impairment losses of $5.1 million were recognized in 1994 on the contract manufacturing programs due to reductions in aircraft build rates.

    RESTRUCTURING EXPENSES. In 1994 and 1993, the Ciba Composites Business reduced its workforce substantially in anticipation of lower sales to aerospace customers and in an effort to reduce administrative overhead, resulting in reductions of 121 people in 1994 and 558 people in 1993. In addition, in 1993, the Ciba Composites Business began consolidating its production facilities in Europe and formed a separate European business unit to focus on the requirements of European customers in both aerospace and non-aerospace industrial markets. In the United States, additional business units were also formed in 1994 for aerospace and industrial structures and aerospace interiors, for the purpose of achieving more efficient operations better sized to serve the weaker aerospace market.

Restructuring costs covered personnel expenses (involving severance, relocation, etc.) of $5.9 million in 1993 and equipment and facility expenses (relocation costs and write-offs) of $1.6 million in 1994 and $1.8 million in 1993.

    INTEREST EXPENSE. Interest expense decreased from $2.2 million in 1993 to $1.2 million in 1994, or 46%. These expenses were comprised of interest on mortgage debt which matures in 1999 and certain long term debt to affiliates based on three and six month French and Italian LIBOR rates.

    INCOME TAXES. Income taxes have been presented in the financial statements as if the Ciba Composites Business were a separate taxable entity. The tax effect of the resulting operating loss carryforwards has been reflected as deferred tax assets with related valuation allowances, based upon management's assessment of the Ciba Composites Business' likelihood of realizing the benefit of such operating loss carryforwards through future stand-alone taxable income. In actual practice, the Ciba Composites Business has not operated as a separate taxable entity and the operating loss carryforwards of the Ciba Composites Business have generally been utilized to offset taxable income of Ciba and its respective local group companies in various countries in the year incurred. For the period ended December 31, 1994, the losses of the Ciba Composites Business before income taxes generated a provision for income taxes of $2.8 million, due to certain profitable foreign operations. Losses generated for the period ended December 31, 1993 resulted in a tax benefit of $1.0 million.

    NET LOSS. The Ciba Composites Business' net loss for the year declined from $49.0 million in 1993 to $24.3 million in 1994, driven by a combination of higher sales, successful cost containment efforts (largely realized from earlier restructurings) and a gain of $2.7 million realized from the sale of its honeycomb core facility in Miami. There were also charges of $7.1 million related to the adoption of new accounting standards for post employment and post retirement benefits other than pensions, which affected 1993 profitability. The preceding items, which caused an improvement from 1993 to 1994, were partially offset by price increases on selected raw materials and a $5.1 million impairment write-off of intangibles relating to acquired contract manufacturing programs due to a reduction in aircraft build rates in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $15.4 million, $13.7 million and $14.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. The increase in 1995 was due primarily to a decline in net losses and inventory reductions, partially offset by increases in accounts receivable. Higher accounts receivable at the end of 1995 and 1994 reflected primarily the growth in sales that occurred during these periods. The $8.2 million decrease in inventory at the end of 1995 resulted from better inventory management. Operating cash benefited from a decrease in prepaid expenses and other current assets of $2.1 million and $1.5 million, and a decrease in other long term assets of $0.7 million and $3.7 million at the end of 1995 and 1994, respectively. For the period ended December 31, 1995, although accrued liabilities and accrued compensation increased by $1.3 million, accounts payable decreased by $0.8 million. For the same period in 1994, cash was provided by accounts payable of $3.8 million, an increase in accrued liabilities and accrued compensation of $4.2 million and an increase in other long-term liabilities of $1.3 million.

    Cash used in investing activities in 1995 was affected by the Ciba Composites Business' use of $13.2 million in cash to purchase certain property, plant and equipment. In 1994, the Ciba Composites Business used $7.7 million in cash for investments in certain property, plant and equipment and $4.7 million in cash was expended for the BPAM acquisition. Proceeds of $8.0 million were received in 1994 on the divestiture of the Ciba Composites Business' Miami facility. Cash flow from financing activities in 1995 was affected by equity contributions from Ciba of $29.8 million and additional borrowings of $7.8 million that largely offset loan payments of $36.6 million. In 1994, equity contributions from Ciba of $4.7 million were offset by payments on borrowings of $10.4 million.

    The decrease in 1994 in net cash provided by operating activities was primarily due to an increase in accounts receivable during this period
(reflecting both the increase in sales and initial longer payment terms extended to new European customers). Lower depreciation in 1994 was more than offset by an increase in amortization during that period due to the recognition of a $5.1 million impairment loss for intangibles relating to aircraft related contract manufacturing programs. In 1994, efforts to control inventory levels resulted in a decline of $1.3 million despite an increase in sales. In 1993, similar efforts to control assets resulted in a decrease of $16.1 million in accounts receivable and $10 million in inventories. Operating cash flow also benefited from a $3.2 million decrease in prepaid expenses and other current assets in 1993 and a decrease in long term assets of $3.7 million and $3.6 million, respectively, for 1994 and 1993. With the increase in sales in 1994, accounts payable also increased by $3.8 million. In 1994 cash provided by operating activities increased due to an increase of $4.2 million for accrued liabilities and accrued compensation and $1.3 million for other long term liabilities. In 1993, a decrease of $3.5 million in other long-term liabilities was somewhat offset by an increase of $1.1 million in accrued liabilities and accrued compensation.

    Cash used in investing activities in 1994 reflected $7.7 million used to purchase certain property, plant and equipment and $4.7 million expended for the BPAM acquisition offset in part by the divestiture of the Ciba Composites Business' Miami facility for $8.0 million. Cash used in investing activities in 1993 reflected $12.3 million used to purchase certain property, plant and equipment. In 1994, cash used in financing activities reflected payments on borrowings of $10.4 million that significantly exceeded equity contributions from Ciba of $4.7 million. In 1993, payments on borrowings of $3.6 million and equity distributions to Ciba of $1.5 million were largely offset by proceeds from borrowings of $4.3 million.

    BACKLOG

    Historically, the backlog of orders has ranged between $50 million and $150 million based on the timing of contract awards and completion. The backlog of orders was $43 million at December 31, 1995. The Ciba Composites Business' backlog has not historically been affected significantly by seasonality.

    EFFECT OF INFLATION

    Inflation has not had a material effect on the revenues or operating results of the Ciba Composites Business during the periods ended December 31, 1995, December 31, 1994 and December 31, 1993, respectively.

    FINANCIAL RESOURCES

    The Ciba Composites Business' capital requirements have historically been funded through intercompany borrowings and contributions from Ciba and its subsidiaries. Upon consummation of the Ciba Acquisition, the Ciba Composites Business was combined with Hexcel and no longer had access to funding from Ciba and its subsidiaries.

    Historically, due to the seasonality of the Ciba Composites Business' sales (i.e., higher net sales in the second quarter) and corresponding increased working capital requirements to fund accounts receivable, the Ciba Composites Business has required funding support from Ciba affiliates in the form of loans or capital investments during the second and third quarter time frame. The peak business cycle occured near the end of the second quarter, particularly in Europe in anticipation of the summer slowdown. Collections in the second half of the year allowed the Ciba Composites Business to generate positive cash flows from operations for the full year period.

    The working capital practices of the Ciba Composites Business (and much of the composite materials industry) were tied in large part to the payment practices of the aerospace industry in general. The Ciba Composites Business' customers were, typically, large original equipment manufacturers. Goods were generally built to order based on forecasted schedules generated in advance. As a result, significant amounts of inventory were not carried to meet rapid delivery requirements. In general, the Ciba Composites Business' customers did not request extended payment terms of their vendors. The Ciba Composites Business' customers generally paid in varying periods not generally in excess of U.S. or European practice, as the case may be. Merchandise was not returnable.

                                    BUSINESS

GENERAL

    Hexcel is a leading international manufacturer and marketer of lightweight, high performance composite materials, parts and structures for the aerospace, defense, recreation and general industrial markets. The Company's products, which are described below, include carbon fiber, woven synthetic fabrics, honeycomb, prepregs, adhesives, and a wide variety of lightweight, high strength semi-finished and finished structural components. With 19 manufacturing facilities in the United States and Europe, management believes that Hexcel is positioned to take advantage of opportunities for growth worldwide. The
Company's manufacturing capabilities are integrated across product lines enabling it to offer a breadth of products spanning the composites industry. The Company operates through the following five core businesses, presented in order of manufacturing integration from raw materials to finished products:


    - FIBERS. The Company manufactures PAN based carbon fiber primarily for sale to customers and also for use in its Fabrics and Composite Materials businesses. The Company supplies high performance carbon fibers for a wide variety of applications in the commercial aerospace, space and defense, recreation and general industrial markets predominantly in the United States. The principal end uses for carbon fibers are as raw materials for prepregs and fabrics, in filament winding for various space and defense and industrial applications and in fiber placement to produce composite structures.



    - FABRICS. The Company is a leading manufacturer of woven fiberglass, carbon and aramid fiber reinforcements for composite materials and other applications worldwide. In the United States, the Company is a leading weaver of aramid fibers and, in Europe, the Company is a leading weaver of high performance fiberglass fabrics. The principal end uses for fabrics are in composite materials, printed circuit boards, window blinds, insulation and soft body armor such as bulletproof vests.


    - COMPOSITE MATERIALS. The Company is an innovative leader worldwide in the manufacture of honeycomb, prepregs, film adhesive products and sandwich panel products. Although each of these products is sold primarily to the commercial aerospace and space and defense markets, the Company has led the development of new applications for composite materials in the recreation market and is developing additional applications for use in the transit, marine and other industrial markets. The principal end uses for composite materials are components for commercial and military aircraft, munitions, high-speed and mass transit trains and recreation applications, including golf clubs, skis and snowboards.

    - SPECIAL PROCESS. The Company engineers, manufactures and markets machined and fabricated honeycomb parts for use in commercial aerospace, space and defense, automotive and other applications to meet customers' specific design requirements. This core business provides value-added processing to standard honeycomb manufactured by the Company by contouring and machining it into complex shapes. The principal end uses for special process products are semi-finished aerospace components and aircraft control surfaces such as flaps and wing tips.

    - STRUCTURES AND INTERIORS. The Company manufactures and markets lightweight, high strength structures and interiors primarily for use in the aerospace industry. The principal end uses for structures and interiors are wing-to-body fairings, flap track fairings, radomes, engine cowls and interior systems such as overhead storage bins for aircraft.

STRATEGIC REPOSITIONING

    BACKGROUND


    Historically, the aerospace and defense industries have led the development of applications for composite materials and structures due to their need for the performance properties of these materials. During the mid to late 1980's, composite materials companies, including Hexcel, the Ciba Composites Business and the Hercules Composites Business invested in rapid capacity expansion to respond to the anticipated growth in both military procurement programs and the commercial aircraft industry. In particular, the Company built a new plant in Chandler, Arizona for United States military programs including the B-2 bomber.



    With the end of the Cold War in 1989 and the resulting rapid reduction in defense procurement expenditures in the United States and Europe, sales to the military aerospace and defense sectors declined rapidly. B-2 projected procurement fell from an original 132 aircraft to 20. In addition, under the influence of deregulation and various other factors including a general economic downturn and the Gulf War, the commercial airline industry experienced significant losses in the early 1990's, which in turn led to reduced investment in new aircraft. With diminishing cash flows, orders for commercial aircraft were canceled or delayed, resulting in a decline in deliveries by approximately 50% between 1992 and 1994. These changes in the principal markets for composite materials left significant excess capacity in the industry, resulting in significant losses for industry participants, including the Company.


    As a result of these market circumstances, as well as debt incurred to build capacity in the late 1980's, the Company experienced a liquidity crisis in 1993. After attempting, but being unable to achieve a consensual out-of-court restructuring with its creditors, Hexcel sought protection under Chapter 11 by filing a voluntary petition for relief in December 1993. Under the leadership of John J. Lee, who joined the Company as Chairman of the Board and Co-Chief Executive Officer shortly before the Chapter 11 filing, the Company adopted and executed a plan to reposition itself by consolidating facilities, divesting non-core businesses, and reducing costs in an attempt to restore profitability and positive cash flow.


    In connection with this repositioning, the Company successfully implemented a consolidation of its operations by (i) divesting itself of its non-strategic, European and United States resins businesses, (ii) selling its Chandler, Arizona plant and associated product lines, (iii) closing its Graham, Texas facility and
(iv) reducing SG&A, including R&D expenditures. The Company also reduced the number of its employees from 3,050 at year end 1992 to 2,127 at year end 1995. These actions enabled the Company to restructure its balance sheet and obtain new equity and debt financing. When Hexcel emerged from Chapter 11, all creditors' claims were reinstated or paid in full, including interest.


    STRATEGIC ACQUISITIONS


    Upon emerging from Chapter 11 in February 1995, the Company began to implement a strategy to lead the consolidation of the composite materials industry by removing excess capacity and in the process diversifying and strengthening its existing businesses. On February 29, 1996, Hexcel acquired the Ciba Composites Business for aggregate consideration of approximately $203.1 million, subject to post-closing adjustments. The Ciba Acquisition combined two of the world's leading and most technically advanced composite materials companies, broadening the Company's range of products and markets, enhancing its research, development and technological capabilities and balancing the geographical scope of its business. As a result of the Ciba Acquisition, Ciba became the beneficial owner of approximately 49.7% of the Company's outstanding Common Stock.



    On June 27, 1996, the Company acquired the Hercules Composites Business for a cash purchase price of approximately $135 million (excluding transaction costs) subject to post-closing adjustments. The Hercules Acquisition combined two leading prepreg manufacturers, with few overlapping products and qualifications between their product lines, and provided the Company with the capability to manufacture one of its significant raw materials, PAN based carbon fibers. This acquisition further enhanced Hexcel's technological and integrated capabilities and provided the Company with new products that have been qualified by customers, a financial hedge against either increases in the price of carbon fiber or decreases in its supply matching the Composite Materials core business' consumption of fibers against the sales of the Fibers core business, and additional production capacity which will aid the Company in implementing restructuring programs in the United States and Europe.

    STRUCTURAL REORGANIZATION AND CONSOLIDATION PROGRAM

    The Company  has  reorganized  its operations  into  five  core  businesses:
Fibers, Fabrics, Composite Materials, Special Process and Structures and Interiors. See "-- Core Businesses." This reorganization positioned the Company to better respond to the growing commercial aerospace, space and defense, industrial and recreation markets it serves, while focusing management on cost reduction and profitability. The new organizational structure is also expected to improve the Company's current business performance and allow it to exploit opportunities in emerging global markets.

    In May 1996, the Company announced a program for consolidating its operations following the Ciba Acquisition. The objective of this program, which is expected to be completed in approximately three years, is to integrate acquired assets and operations into Hexcel, reorganize and rationalize the Company's research and manufacturing activities around strategic centers dedicated to select product technologies, eliminate excess manufacturing capacity and rationalize redundant sales and marketing functions. Specific actions contemplated by the consolidation program include the previously announced closure of the Anaheim, California facility acquired from Ciba, the closure of a portion of the Welkenraedt, Belgium facility, the reorganization of the Company's manufacturing operations in France, the consolidation of the Company's United States special process manufacturing activities, and the integration of sales and marketing resources. Management estimates that the consolidation program will reduce the Company's workforce by approximately 8% worldwide.


    The total cost of this program, which excludes additional costs and expenses that may be incurred due to modifications to the program that may result from the Hercules Acquisition, is estimated to be approximately $49 million. This estimate includes $5.2 million of expenses incurred in the first quarter of 1996, an estimated $29 million charge against earnings expected to be incurred in the second quarter of 1996 and approximately $15 million to be recognized thereafter. Cash expenditures necessary to complete the program are estimated to total approximately $44 million, net of expected proceeds from asset sales.
Management estimates that the program will result in annual cost savings of approximately $28 million when it is fully implemented in 1999, and that for the period 1996 through 1998, costs associated with the program (net of estimated proceeds from asset sales) are expected to equal the incremental cash savings generated by the program. The foregoing estimates of total cost of the consolidation program, cash expenditures and annual cost savings constitute forward-looking information. The failure of any of the assumptions underlying such estimates to be realized may cause the actual amounts to differ materially from the estimates set forth above. For a discussion of these assumptions and other important factors that will affect actual amounts, see "Risk Factors -- Forward-Looking Statements; Consolidation Program."


    As a result of the (i) elimination of surplus facilities and manufacturing capacity by industry participants such as the Company, (ii) exit of certain participants from the industry and (iii) consolidation of the industry led by the Company with the Ciba and Hercules Acquisitions, excess industry capacity has been reduced. As a result of the anticipated upturn in the commercial aerospace market, current industry manufacturing is beginning to move in line with demand.

COMPETITIVE ADVANTAGES

    The Company believes that the recent measures undertaken to reorganize its operations, reduce costs and increase geographic, market and product diversity, enhance the Company's key competitive advantages:

    - MARKET LEADER. The Company has long been a leading international manufacturer of lightweight, high strength fabrics, composite materials and parts and structures. Management believes the Company is the largest integrated producer of diversified composite materials in the world based on pro forma net sales of approximately $771 million for the year ended December 31, 1995. See "Pro Forma Financial Information."

    - BROADEST RANGE OF QUALIFICATIONS IN THE AEROSPACE INDUSTRY. Management believes Hexcel has the broadest range of qualifications of any composite materials manufacturer in the aerospace industry and is qualified on several programs which have significant opportunities for growth. Such programs include the Boeing 777 and 737x, the Airbus A320 series (including A319 and A321) and A330 series and the McDonnell Douglas C-17 transport. Before composite materials may be utilized in aerospace and military applications, they must be qualified, which is both expensive and time consuming. See "-- Markets and Customers." The Company believes its extensive qualifications position it to remain a leading supplier of composite materials to the aerospace industry.

    - VERTICAL INTEGRATION. Management believes the Company is the most vertically integrated composite materials manufacturer in the world. Vertical integration provides the Company with a greater ability to control the cost, quality and delivery of its products. Moreover, the Company has the unique ability to manufacture and sell products from various points in the manufacturing process, thereby providing overall materials solutions to its customers and strengthening its competitive position. See "-- Manufacturing Process and Raw Materials."


    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 53% of Hexcel's pro forma net sales for the year ended December 31, 1995 were derived from the commercial aerospace industry, 11% from space and defense, 12% from recreation products (including golf shafts, skis, snowboards, fishing rods and tennis rackets) and 24% from general industrial markets (including printed circuit boards, window blinds and high-speed mass transit trains). Management believes this market and product mix reduces the Company's exposure to business cycles in the commercial aerospace industry. In addition, the Ciba Acquisition enabled the Company to balance the geographic scope of its business between North America and Europe, providing it with an increased presence at Airbus, and to build a presence in the rapidly growing Asia-Pacific aerospace market. See "-- Core Businesses" and "-- Sales and Marketing."


    - STRONG TECHNICAL SUPPORT. The Company has been a leader in the development of technology and commercial applications for composite materials for over 50 years. The Company's technically oriented sales force works with new and existing customers to identify and engineer solutions to meet customers' needs, particularly by identifying areas where composite materials may beneficially replace traditional materials. Through both its research and technology function and its proprietary skills in resin formulation and woven reinforcement, the Company has the technical capability to provide its customers with "make to order" custom products. A recent example of the Company's ability to engineer solutions for its customers is the development of carbon core honeycomb for jet engine nacelles. This product replaces traditional aluminum materials that can corrode in the extreme environment of an aircraft engine, with a material that is both stronger and lighter and conducts heat away from the engine.

BUSINESS STRATEGY

    To  maintain its position  as a leading  worldwide manufacturer of composite
materials,  parts  and  structures,  the  Company  has  adopted  the   following
strategies:

    - CAPITALIZE ON GROWTH IN THE AEROSPACE INDUSTRY. The Company believes that demand for commercial aircraft, and therefore composite materials, should be favorably influenced by the following trends that have been identified in industry reports: (i) a significant increase in air travel over the next ten years, (ii) the higher utilization of composite materials on state-of-the-art aircraft, such as the Boeing 777, (iii) the acceleration of new aircraft deliveries as a result of government noise regulations and
      (iv) expected increases in aircraft fleet size during the next decade. The Company expects to capitalize on these trends by continuing to produce a wide variety of composite materials for use in the manufacture of virtually every commercial aircraft in the western world. See "-- Markets and Customers."

    - CONTINUE TO CONTROL COSTS AND IMPROVE MANUFACTURING
      EFFICIENCIES. Management is committed to reducing costs and improving manufacturing efficiencies through consolidation and structural reorganization. Prior to giving effect to the Ciba and Hercules Acquisitions, the Company (i) consolidated operations by closing one plant, partially closing a second one and selling a third, (ii) sold its non-core resins and specialty chemicals businesses, (iii) reduced the number of its employees by approximately 30%, and (iv) reduced selling, general and administrative costs from $62 million in 1992 to $49 million in 1995. In addition, in the first half of 1996, the Company reorganized its organizational structure into five core businesses focused on key products and markets, and the Company announced a business consolidation program which is expected to result in continued cost reductions and manufacturing efficiencies. See "-- Strategic Repositioning."


    - STRATEGIC ACQUISITIONS AND ALLIANCES. In order to (i) enhance Hexcel's integrated manufacturing capabilities, (ii) expand its geographic base and
      (iii) optimize its portfolio of products and businesses, the Company intends to continue to complement its product lines through strategic acquisitions or alliances. As a result of the Ciba Acquisition, the Company is positioned to take advantage of the trend towards outsourcing production of structures and interiors through alliances. The Company reviews its portfolio of products and businesses regularly in connection with its efforts to identify appropriate strategic opportunities. See "Risk Factors -- Acquisition and Alliance Strategy."


    - ENHANCE CUSTOMER SERVICE. The Company continually seeks to strengthen and expand its relationships with customers by capitalizing on its vertically integrated manufacturing capabilities and technical support. As a highly integrated manufacturer of composite materials, Hexcel has the flexibility and capability to meet the various needs of its customers. The Company also has the technical capability to assist customers in the design and manufacture of composite materials for specialty applications, thereby further strengthening customer relationships. For example, Hexcel engineers work with Reebok-Registered Trademark- to develop composite supports for athletic shoes and with a customer's engineers to design composite turbofan blades for aircraft engines. Hexcel intends to leverage its integrated capabilities to serve a customer base which is increasingly favoring suppliers who have the ability to satisfy all of their composite materials requirements.

    - PENETRATE NEW MARKETS. The Company strives to maintain its leadership position in the development of innovative composite materials applications in an attempt to expand its revenue base. Although commercial aerospace remains the largest market for composite materials, the Company continues to penetrate recreation and general industrial markets, providing composite materials for a variety of applications and plans to continue developing applications for new markets. See "Competitive Advantages -- Market and Geographic Diversity." The Company also expects to take advantage of developing markets by expanding its operations in the rapidly growing Asia-Pacific region.

CORE BUSINESSES


    Each of Hexcel's core businesses focuses on particular products, emphasizes customer responsiveness and strives for improved manufacturing efficiencies and lower operating costs. The following table identifies, by core business, the Company's principal products and examples of their primary end uses.



   CORE BUSINESS          PRODUCTS                                    PRIMARY END USE
FIBERS                PAN PRECURSOR       Raw material for carbon fiber
                      Carbon fibers       Raw materials for prepregs and fabrics
                                          Filament winding for various space, defense and industrial applications

FABRICS               Woven fiberglass,   Prepregs
                      carbon and aramid   Honeycomb
                      reinforcements      Printed circuit boards
                                          Window blinds
                                          Insulation
                                          Soft body armor
                                          Metal and fume filtration systems

COMPOSITE MATERIALS   Honeycomb           Sandwich structures for:
                                           Aircraft components
                                          High-speed and mass transit train components
                                          Energy absorption components for mass transit
                                          Athletic shoe components
                      Prepregs            Aircraft components
                                          Recreation applications:
                                          Fishing rods
                                          Tennis rackets
                                          Golf clubs
                                          Skis and snowboards
                                          Munitions and defense systems
                      Adhesives           Bonding of sandwich panels - honeycomb to prepregs and aluminum

SPECIAL PROCESS       Machined and        Semi-finished commercial and military aerospace components:
                      fabricated             Helicopter rotor blades
                      honeycomb parts        Space shuttle doors
                                             Aircraft surfaces:
                                          Flaps
                                          Wing tips
                                          Elevators
                                          Fairings
                                          Automotive carburetor components

STRUCTURES AND        Structures          Wing-to-body fairings
INTERIORS                                 Flap track fairings
                                          Radomes
                                          Engine cowls
                                          Inlet ducts
                                          Wing panels
                                          Other aircraft components
                      Interiors           OEM and retrofit interior systems for aircraft such as:
                                          Overhead stowage compartments
                                          Lavatories
                                          Sidewalls
                                          Ceilings

    FIBERS. The Fibers business manufactures PAN based carbon fiber for sale to customers and for use in its Fabrics and Composite Materials businesses. Carbon fibers are woven into carbon fabrics, used as reinforcement in conjunction with a RESIN MATRIX to produce prepreg and TOW-PREG, and used in filament winding and advanced fiber placement to produce composite structures. The Company sells to customers approximately 90% of the fiber it produces.


    The Fibers business operates two facilities in the United States. At its Decatur, Alabama facility, the Company produces the precursor fiber from which it manufactures finished carbon fiber at its Bacchus, Utah facility. The Company has the capacity to manufacture, depending on fiber type, approximately 3.5 million pounds of carbon fiber annually at its Utah facility. The Company is currently increasing the capacity of its Alabama facility so that it can produce at least 100% of its precursor requirements, and reduce the unit cost of the precursor it consumes by removing its historic dependence on supplies of precursor from Japan. The Company will expand carbon fiber capacity through process improvements and investment when, in the Company's judgement, market conditions favor such expansion.


    FABRICS. The Fabrics business is a leading weaver of synthetic fiber reinforcements for composite materials, fiberglass yarn for printed circuit boards, window blinds, thermal insulation and filters and aramid fibers for soft body armor.



    The Fabrics business operates a number of plants near Lyon, France, and a plant at Seguin, Texas. As part of the Company's business consolidation program, the Fabrics business plans to reorganize its manufacturing operations in France by eliminating four satellite facilities and consolidating similar weaving operations at single sites. In the United States the Fabrics business is expanding its fiberglass weaving and treatment capacity to enable it to produce higher performance fiberglass for composite materials. The Fabrics business also participates in a joint venture with Owens-Corning that makes stitchbonded and multi-axial fabrics.



    COMPOSITE MATERIALS. The Composite Materials business develops, manufactures and sells metallic and non-metallic honeycomb core; woven prepreg, uni-directional tape and tow prepregs; film adhesives; and standard and customized sandwich panels. Capturing the synergies of the Ciba Composites Business and the Hercules Composite Business, the Composite Materials business is consolidating manufacturing operations to "right size" capacity and is leveraging the process technology capabilities of the combined businesses. Redundancies are also being eliminated in sales and marketing and research and technology functions.



    - PREPREGS. The Composite Materials business operates nine prepreg manufacturing facilities. In the United States, it has four facilities located in Anaheim and Livermore, California; Lancaster, Ohio; and Bacchus, Utah. In Europe, it has five facilities at Duxford, England; Welkenraedt, Belgium; two facilities near Lyon, France; Madrid, Spain; and near Linz, Austria. As a result of the Company's business consolidation program, the Composite Materials business will concentrate prepreg manufacturing in six facilities; three in the United States and three in Europe. The Fabrics business supplies the majority of the woven fabrics used in the manufacture of woven prepegs by the Composite Materials business.



    - HONEYCOMB. As part of its business consolidation program, the Composite Materials business will centralize its European honeycomb manufacturing operations at its Duxford, England, facility ceasing honeycomb manufacturing operations at Welkenraedt, Belgium. The Company also manufactures honeycomb in the United States at its Casa Grande, Arizona facility. For the last two years, the Ciba Composites Business has had its Nomex-Registered Trademark- and fiberglass honeycomb manufactured by third party manufacturers. Manufacturing of these items is now being transferred to the Company's Casa Grande, Arizona facility. The Composite Materials business provides all the honeycomb used by the Special Process business and some of the honeycomb used by the Company's Structures and Interiors business.

    - ADHESIVES. The Composite Materials business manufactures adhesives at Duxford, England and in Anaheim and Livermore, California. Film adhesives are utilized in bonding honeycomb, prepregs and other materials to fabricate sandwich panels and other composite structures.

    - SANDWICH PANELS. The Composite Materials business manufactures standard sandwich panels at Duxford, England, engineered sandwich panels used in train, marine, and construction applications at Welkenraedt, Belgium; engineered panels at Casa Grande, Arizona; and aircraft floor panels in Anaheim, California. Sandwich panels are fabricated using honeycomb, phenolic foam and balsa core materials sandwiched between prepregs, aluminum or steel skins. Film adhesives are used to bond the skins to the core materials.


    The Composite Materials business participates in a joint venture with Dainippon Ink & Chemicals, Inc. (the "DIC-Hexcel" joint venture) that was formed in 1980. The joint venture operates a manufacturing facility in Japan that produces Nomex-Registered Trademark- honeycomb, prepregs and decorative laminates. The DIC-Hexcel venture distributes its own products as well as the Company's composite materials in Japan. The business also participates in a joint venture with Fyfe Associates Corporation that is developing and marketing composite materials systems used in seismic retrofitting and preventing environmental erosion.



    SPECIAL PROCESS. The Special Process business carves, shapes and forms honeycomb manufactured by the Composite Materials business into complex shapes ready to be used as semi-finished components in the manufacture of composite structures. Typical applications include helicopter rotor blades; components used in the assembly of aircraft landing gear doors, flight control surfaces such as flaps and wing winglets, and aircraft fairings; and airflow directionalizers used in General Motors-Registered Trademark- carburetors. At its Pottsville, Pennsylvania facility, the business operates the world's largest installed base of numerically controlled, five-axis milling machines for the milling of honeycomb. Using computer aided design tools, the Special Process business is able to receive electronically designs of components from its customers and convert them directly into computer based operating instructions for its milling machines. The business is also a leader in the heat forming of non-metallic honeycomb, producing complex shapes from flat sheets of honeycomb. The Special Process business currently has operations in Burlington and Bellingham, Washington; Pottsville, Arizona; Casa Grande, Arizona; Duxford, England; and Welkenraedt, Belgium. As part of the business consolidation program, operations will be consolidated into two United States facilities, and the Welkenraedt, Belgium facility.



    STRUCTURES AND INTERIORS. The Structures and Interiors businesses operate facilities in Washington state under the "Heath Tecna" tradename. The Structures business fabricates FINISHED PARTS and components manufactured from composite materials, many supplied by the Composite Materials business. Utilizing a full range of composite materials processing technologies, the business produces ready to install military and commercial aircraft components such as wing-to-body and flap-track fairings, radomes, engine cowls and wing panels together with some truck components. It also operates a small facility in Brindisi, Italy.


    The Interiors business manufactures OEM and retrofit interior components for commercial aircraft such as stowage bins, sidewalls, ceiling panels, lavatories, and bulkheads. The business uses composite materials to fabricate these ready-to-install components. The Interiors business is exploring the markets for interior products for trains and marine applications.


    The Structures and Interiors businesses are well-positioned to benefit from the industry trend of offloading production of aircraft components and interiors made from composite materials by the major aircraft manufacturers.


MANUFACTURING PROCESS AND RAW MATERIALS

    The Company's manufacturing capabilities are integrated across all product lines. At each level of integration, Hexcel sells a significant portion of its products to outside customers, thus exposing each product line to market forces and stimulating productivity and innovation so that such product lines remain cost competitive and at the leading edge of technology. The Ciba Acquisition provided the

Company with additional integration opportunities between its Composite Materials and Structures and Interiors core businesses. The Hercules Acquisition additionally strengthened the Company's integrated manufacturing capabilities by providing Hexcel with a PAN-based carbon fiber business. The Company intends to continue integrating its manufacturing processes and products through internal development and selective acquisitions. See "-- Competitive Advantages -- Vertical Integration." The following table illustrates the Company's integrated manufacturing capabilities.



                    [CHART DEPICTING THE VERTICAL INTEGRATED
                   MANUFACTURING CAPABILITIES OF THE COMPANY]



    Hexcel's production activities, and in particular its Special Process and Structures and Interiors core businesses, are generally based on a combination of "make-to-order" and "make-to-forecast" production requirements. The Company coordinates closely with key suppliers in an effort to avoid raw material shortages.


RESEARCH AND TECHNOLOGY


    Hexcel's research and technology ("R&T") function supports all the Company's core businesses worldwide. R&T maintains expertise in chemical formulation, curatives, textile architectures, advanced composites structures, process engineering, analysis and testing of composite materials, computational design and prediction, and other scientific disciplines related to the Company's worldwide business base. Additionally, R&T performs a limited amount of contract research and development in the United States and Europe for strategically important customers in the areas of ceramics, higher temperature polymers, advanced textiles and composite structures manufacturing.



    Each core business maintains engineering staff and facilities to support its business operations. Worldwide investment in R&T is coordinated by a committee consisting of the R&T managers within each of Hexcel's core businesses.


    Hexcel's products rely primarily on the Company's expertise in materials science, textiles, process engineering and polymer chemistry. Consistent with market demand, the Company has been placing more emphasis on cost effective product design and agile manufacturing in recent years. Towards this end, the Company has entered into formal and informal partnerships, as well as licensing and teaming arrangements, with several customers, suppliers, external agencies and laboratories. Management believes that the Company possesses unique capabilities to design, develop and manufacture composite materials and structures, and that these capabilities should be protected. Management believes that the patents and know-how rights currently owned or licensed by the Company are adequate for the conduct of the Company's business.

MARKETS AND CUSTOMERS

    Hexcel's materials are sold for a broad range of uses. The table below displays the historical percentage distribution of net sales by market since 1991.


                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1995       1994       1993       1992       1991
                                                                ---------  ---------  ---------  ---------  ---------
NET SALES BY MARKET:
  Commercial aerospace........................................         45%        47%        42%        46%        47%
  Space and defense...........................................         11         11         18         17         19
  Recreation and general industrial...........................         44         42         40         37         34
                                                                ---------  ---------  ---------  ---------  ---------
                                                                      100%       100%       100%       100%       100%
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
INTERNATIONAL OPERATIONS:
  International net sales (a).................................  $   170.7  $   142.3  $   125.4  $   148.9  $   153.2
  Percentage of net sales.....................................         49%        45%        40%        42%        43%


- ------------------------
(a)  Net sales of international subsidiaries and U.S. exports, in millions.


    AEROSPACE. Historically, the commercial aerospace industry has led the development of applications for composite materials and structures because it has the strongest need for the performance properties of these materials, and is well-positioned to maximize the economic benefits from their use. The demand for composite material products, however, is closely correlated to the demand for commercial aircraft, which is driven by, among other factors, the growth in revenue passenger miles flown by the world's airlines and the rate of replacement of existing aircraft. Industry studies indicate that air travel growth is closely correlated to economic growth, the availability of airport and air traffic control capacity, airline industry deregulation and the price of oil. The Company believes that demand for composite materials should be favorably influenced by the several trends that have been identified in industry reports: (i) a significant increase in air travel over the next ten years, (ii) the replacement of over 3,900 obsolete jets (35% of the 1995 fleet) over the next 20 years due to, among other factors, the Stage III government noise regulations and (iii) expected increases in aircraft fleet size during the next decade. Moreover, aircraft manufacturers, such as Boeing, Airbus and McDonnell Douglas, are including significantly greater quantities of composite materials per aircraft in order to reduce the weight of commercial aircraft and make them more fuel efficient. Nevertheless, despite the increasing usage of high performance composite materials in commercial aircraft, the Company must continuously demonstrate the cost benefits of its products in aerospace applications. As aircraft manufacturers seek to be more competitive, they look to their composite materials suppliers and sub-contractors to work with them to reduce the cost of overall aircraft components.



    SPACE AND DEFENSE. The space and defense markets have historically been innovators in and sources of significant demand for composite materials. For example, Hexcel honeycomb was used in the feet of the first lunar module to cushion its landing on the moon, and composite materials made a major contribution to the development of "stealth" technologies during the 1980's, resulting in the F-117A "stealth fighter" and B-2 "stealth bomber." Since the end of the Cold War, government expenditures on military procurement have declined sharply. Statistics of the United States government's Office of Management and Budget show that defense procurement expenditures in the United States declined from approximately $82 billion in 1989 to an estimated $55 billion in 1995 and are projected to fall to $49 billion in 1996. Nevertheless, there remain a number of significant military programs that utilize composite materials such as the F-22 tactical aircraft, C-17 cargo aircraft, Comanche helicopter and V-22 tilt-rotor aircraft. Historically, Hexcel has maintained a greater market share in the commercial rather than the military aerospace market. With the acquisition of the

Hercules Composites Business, the Company will supplement its sales to military customers by obtaining a number of product qualifications for use in both United States and foreign military aircraft and space programs.

    RECREATION. Recreation products are fast becoming the most visible markets for composite materials. One of the largest applications in the market is the manufacture of prepregs for graphite golf club shafts. Hexcel, which developed the prepreg used to make the Taylor Made-Registered Trademark- bubble shaft, is a significant supplier to golf shaft manufacturers. In addition to manufacturing composite materials for Taylor Made-Registered Trademark-, one of the market leaders for composite drivers, Hexcel also supplies materials used in Callaway-Registered Trademark- golf clubs, another industry leader.


    Other markets for composite materials applications include athletic shoes, skis and snowboards. Hexcel has benefited from the growing demand for athletic shoes through its position as a supplier of the thermoplastic honeycomb used in many Reebok-Registered Trademark- shoes. While demand in the ski industry has been flat during the last couple of years, the snowboard market is currently growing rapidly. Hexcel supplies more than 50% of the prepregs, honeycomb, polyurethane and pre-cured laminates used in Europe to produce skis and snowboards. Other recreation applications for composite materials include tennis rackets, fishing rods, wind surfing booms and boards, surfboards, bicycles, hockey and lacrosse sticks, in-line skates, kayaks and paddles. Management believes that the recreation market for composite materials will continue to grow through the end of the decade as the demand for high performance, lightweight recreation equipment intensifies.



    GENERAL INDUSTRIAL. The Company is actively developing applications for composite materials, parts and structures in automotive, marine, rail, infrastructure and other industrial markets where the performance of such materials offers economic solutions to customer needs. In the automotive market, the Company supplies airflow controllers made from microcell aluminum honeycomb that are incorporated into fuel injection systems of many automobiles. Hexcel has also been working with major automobile manufacturers on the development of honeycomb components for crash attenuation, utilizing honeycomb's energy absorption characteristics in managing crash impacts. Given the large volume of automobiles manufactured, even the incorporation of a small amount of composite materials per automobile would offer the potential for substantial revenues. Composite materials are increasingly being used in the manufacture of high speed and mass transit trains, particularly in Europe. Custom engineered honeycomb sandwich panels are now used as floors in the French TGV trains, doors on subway trains, and side walls on the shuttle trains in the Channel Tunnel. The majority of the Fabrics core business products are supplied to industrial applications. With the rapid growth in personal computing and communications in recent years, the Company has enjoyed double digit annual growth in the sales of its fabrics in Europe for printed circuit boards. The Company's fabrics are used to produce vertical blinds used in offices and exterior window blinds used in sunny climates. Fiberglass fabrics are also utilized in thermal insulation and industrial filters. The Company will continue to develop selected industrial applications for its products where the use of composite materials offers significant performance and economic advantages to a customer group.


SALES AND MARKETING


    Each of the core businesses retains a staff of marketing managers, product managers, and sales engineers who market their products directly to customers. The Company also uses independent distributors and manufacturer representatives for certain products, markets and regions. In the Asia-Pacific region, the Company sells all its products through a single sales and marketing team. It is anticipated that 30% - 40% of all commercial aircraft sold in the next decade will be sold to the Asia-Pacific market, thereby expanding the overall demand for the Company's products. The Company's sales and marketing teams work in close association with its customers to identify their needs and develop composite materials that meet their requirements.


COMPETITION

    In the production and sale of its materials, Hexcel competes with numerous United States and international companies on a worldwide basis. The broad markets for the Company's products are highly competitive, and the Company has focused on both specific markets and specialty products within markets to obtain market share. In addition to competing directly with companies offering similar products, Hexcel materials compete with substitute structural materials such as structural foam, wood, metal, and concrete. Depending upon the material and markets, relevant competitive factors include price, delivery, service, quality and product performance. The acquisition of the Ciba and Hercules Composites Businesses enhanced the Company's competitive position by broadening the Company's product portfolio and strengthening the Company s position in certain geographic regions.

ENVIRONMENTAL MATTERS

    The Company is subject to numerous federal, state and foreign laws and regulations that impose strict requirements for the control and abatement of air, water and soil pollutants and the manufacturing, storage, handling and disposal of hazardous substances and waste. These laws and regulations include the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"), the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. The costs of compliance, including capital costs, with such requirements in the United States and in foreign jurisdictions may be substantial. Moreover, regulatory standards under environmental laws and regulations have tended to become increasingly stringent over time.

    The Company is currently a party to, or otherwise involved in, legal proceedings in connection with several Superfund sites. Because CERCLA provides for joint and several liability, a government plaintiff could seek to recover all remediation costs at a waste disposal site from any one of the potentially responsible parties ("PRPs"), including the Company. Generally, where there are a number of financially viable PRPs, liability has been apportioned, or the Company believes, based on its experience with such matters, that liability will be apportioned based on the type and amount of waste disposed of by each PRP at such disposal site and the number of financially viable PRPs, although no assurance can be given as to any particular site.

    In addition to Superfund sites, the Company is currently investigating and remediating on-site disposal areas at certain of its current and former facilities. There can be no assurance that the Company has identified all off-site liability matters for which it may be responsible, all on-site remediation matters involving its current or former facilities or that the cost of such known or unknown remediation matters will not be material. The Company has established financial reserves in cases where the amount of environmentally related expenditures is reasonably estimable. As assessments and cleanups proceed, and as additional information becomes available, these reserves amounts are reviewed and adjusted, if necessary.

EMPLOYEES

    As of March 31, 1996, Hexcel employed 4,077 full-time employees in its continuing operations, compared with 2,127 and 2,189 as of December 31, 1995 and 1994, respectively. Approximately 13% of these employees have union affiliations. Management believes that labor relations have been generally satisfactory.


    As a result of the Ciba Acquisition on February 29, 1996 and the Hercules Acquisition on June 27, 1996, Hexcel added approximately 2,150 and 450 employees, respectively, to its workforce, some of whom have union affiliations. In anticipation of the Hercules Acquisition, Hexcel made a wage and benefits proposal to the approximately 170 workers at the former Hercules Composites Business facility in Salt Lake City, Utah represented by the Oil, Chemical and Atomic Workers' Union ("OCAW"), which the OCAW workers rejected. Hexcel subsequently offered employment to virtually all the Hercules Composites Business' 450 employees, including the OCAW workers in Salt Lake City. However, the actual number of workers who will accept Hexcel's offer, the status of labor relations at the Salt Lake City facility and the resultant impact on operations at the Salt Lake City facility remain uncertain.

PROPERTIES

    Hexcel owns manufacturing facilities and leases sales offices located throughout the United States and in other countries as noted below. The corporate offices for the Company are located in leased facilities in Stamford, Connecticut and Pleasanton, California. The Company's central research and technology laboratories are located in Dublin, California.

    The following table lists the manufacturing facilities of Hexcel by geographic location, approximate square footage, and principal products manufactured, including the facilities acquired in connection with the Ciba and Hercules Acquisitions. The Company recently announced its decision to close the acquired Anaheim facility, restructure its manufacturing operations in France and scale down operations at its Welkenraedt, Belgium facility. Following the completion of these and certain other consolidation activities, the Company expects to have eliminated approximately 400,000 square feet (9%) of its worldwide manufacturing space; however, management believes that the Company will possess production capacity appropriate for the conduct of its business for the foreseeable future. The following table does not include the manufacturing facilities operated by the Company's joint ventures.

                            MANUFACTURING FACILITIES


                                   APPROXIMATE
       FACILITY LOCATION          SQUARE FOOTAGE                        PRINCIPAL PRODUCTS
- --------------------------------  --------------  ---------------------------------------------------------------
United States:
  Bacchus, Utah                        362,000    Carbon Fiber; Prepregs
  Decatur, Alabama                     126,000    PAN Precursor
  Seguin, Texas                        189,000    Reinforcement Fabrics
  Anaheim, California (1)              300,000    Prepregs; Honeycomb; Adhesives
  Casa Grande, Arizona                 320,000    Honeycomb; Special Process Honeycomb
  Lancaster, Ohio                       35,000    Prepregs
  Livermore, California                141,000    Prepregs
  Burlington, Washington                58,000    Special Process Honeycomb
  Pottsville, Pennsylvania             104,000    Special Process Honeycomb
  Bellingham, Washington               185,000    Interiors; Special Process Honeycomb
  Kent, Washington                     910,000    Interiors; Structures
International:
  Les Avenieres, France                462,000    Reinforcement Fabrics; Prepregs
  Lyon, France                         230,000    Reinforcement Fabrics; Prepregs
  Linz, Austria                        187,000    Prepregs
  Welkenraedt, Belgium (2)             223,000    Prepregs; Honeycomb; Special Process Honeycomb
  Duxford, England                     380,000    Prepregs; Honeycomb; Adhesives
  Swindon, England                      20,000    Special Process Honeycomb
  Brindisi, Italy                      110,000    Structures
  Madrid, Spain                         43,000    Prepregs


- ------------------------
(1) Anaheim, California facility to be closed in 1998 with surplus real estate being sold.

(2) Welkenraedt, Belgium facility to be reduced by 100,000 square feet in 1999, with surplus real estate being sold.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Prior to February 29, 1996, the Board of Directors of the Company (the "Board of Directors") consisted of nine directors. Effective February 29, 1996, the Board of Directors was reconstituted in accordance with the terms of the Strategic Alliance Agreement and the Governance Agreement, to consist of 10 directors, currently including four Ciba Directors (John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka), the Chairman of the Board and Chief Executive Officer of the Company (John J. Lee), the President and Chief Operating Officer of the Company (Juergen Habermeier) and four additional independent Directors (Marshall S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer).



    The following table sets forth certain information regarding the directors and certain executive officers of the Company as of June 30, 1996. No family relationship exists between any director or executive officer of the Company and any other director or executive officer of the Company.


NAME                             AGE                                    POSITION
- ---------------------------      ---      --------------------------------------------------------------------
John J. Lee                          59   Chairman of the Board; Chief Executive Officer; Director
Juergen Habermeier                   54   President; Chief Operating Officer; Director
Stephen C. Forsyth                   41   Senior Vice President of Finance and Administration
David M. Wong                        51   Vice President of Corporate Affairs
William P. Meehan                    60   Vice President of Finance; Chief Financial Officer; Treasurer
Wayne C. Pensky                      40   Corporate Controller; Chief Accounting Officer
Bruce D. Herman                      40   Treasurer
Joseph H. Shaulson                   30   Vice President of Corporate Development; Acting General Counsel;
                                           Acting Secretary
John M.D. Cheesmond                  46   Director
Marshall S. Geller                   57   Director
Stanley Sherman                      57   Director
Martin L. Solomon                    59   Director
George S. Springer                   62   Director
Joseph T. Sullivan                   55   Director
Hermann Vodicka                      53   Director
Franklin S. Wimer                    60   Director

    JOHN J. LEE, age 59, has served as Chairman of the Board of Directors of the Company since February 1996, Chief Executive Officer since January 1994,
Chairman  and  Chief  Executive  Officer from  January  1994  to  February 1995,
Chairman and Co-Chief Executive Officer of the Company from July 1993 to December 1993 and a Director of the Company since May 1993. Mr. Lee also serves as Chairman of the Nominating Committee and a member of the Finance Committee of the Company. Mr. Lee served as a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to January 1996, and has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987. Mr. Lee has been a Trustee of Yale University and an advisor to The Clipper Group, a private investment partnership since 1993. From July 1989 through April 1993, Mr. Lee served as Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer. From April 1988 through April 1993, Mr. Lee served as a director of Tosco Corporation, a national refiner and marketer of petroleum products, and as President and Chief Operating Officer of Tosco from 1990 through April 1993. From February 1994 through June 1995, Mr. Lee served as a director of Playtex Products Corporation. Mr. Lee is also a director of Aviva Petroleum Corporation, and various privately held corporations.

    DR. JUERGEN HABERMEIER, age 54, has served as President, Chief Operating Officer and a Director of the Company since February 1996. Dr. Habermeier also serves as a member of the Technology Committee of the Company. Prior to joining the Company, Dr. Habermeier served as the President of the Ciba Composites Business and as a Vice President of CGC since 1989. Since 1994, Dr. Habermeier has served on the Board of Directors of RHR International. He is also a member of the Advisory Committee of the Polymer Composites Laboratory of the University of Washington.

    STEPHEN C. FORSYTH, age 41, has served as Senior Vice President of Finance and Administration of the Company since February 1996. Mr. Forsyth served as Vice President of International Operations of the Company from October 1994 to February 1996 and General Manager of the Company's Resins Business and Export Marketing from 1989 to 1994 and held other general management positions with the Company from 1980 to 1989. Mr. Forsyth joined the Company in 1980.

    DAVID M. WONG, age 51, has served as Vice President of Corporate Affairs of Hexcel since February 1996. Mr. Wong served as Hexcel's Director of Special Projects from July 1993 to February 1996 and Corporate Controller and Chief Accounting Officer of Hexcel from 1983 to 1993 and held other general management positions from 1979 to 1983. Mr. Wong joined Hexcel in 1979.

    WILLIAM P. MEEHAN, age 60, has served as Vice President of Finance and Chief Financial Officer of the Company since September 1993 and Treasurer of the Company since April 1994. Prior to joining the Company in 1993, Mr. Meehan served as President and Chief Executive Officer of Thousand Trails and NACO, a membership campground and resort business, from 1990 through 1992. From 1986 through 1989, Mr. Meehan served as Vice President of Finance and Chief Financial Officer of Hadco Corporation.

    WAYNE C. PENSKY, age 40, has served as Corporate Controller and Chief Accounting Officer of the Company since July 1993. Prior to joining the Company in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., an accounting firm, where he was employed from 1979.

    BRUCE D. HERMAN, age 40, has served as Treasurer of the Company since April 1996. Prior to joining the Company, Mr. Herman served as Vice President of Finance in the Transportation and Industrial Financing Division of USL Capital Corp. (formerly U.S. Leasing, Inc.) ("USL") from 1993 to 1996, Vice President of Finance in the Equipment Financing Group of USL from 1991 to 1993 and as Vice President of Corporate Analysis of USL from 1988 to 1991.

    JOSEPH H. SHAULSON, age 30, has served as Vice President of Corporate Development, Acting General Counsel and Acting Secretary of the Company since April 1996. Prior to joining the Company, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom, where he was employed from 1991 to 1996.

    JOHN  M.D.  CHEESMOND, age  46, has  been  a Director  of the  Company since
February 1996. Mr. Cheesmond also serves as Chairman of the Executive Compensation Committee and a member of the Finance Committee of the Company. Mr. Cheesmond has served as Senior Vice President and Head of Regional Finance and Control of Ciba since 1994. From 1991 through 1993, Mr. Cheesmond served as Vice President and Head of Regional Finance and Control at Ciba Vision Corporation.

    MARSHALL S. GELLER, age 57, served as Co-Chairman of the Board of Directors of the Company from February 1995 to February 1996 and has been a Director of the Company since August 1994. Mr. Geller also serves as Chairman of the Audit Committee and a member of the Executive Compensation Committee and the Nominating Committee of the Company. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since November 1995. From 1990 to November 1995, Mr. Geller was Senior Managing Partner of Golenberg & Geller, Inc., a merchant banking firm. From 1988 to 1990, he was

Vice Chairman of Gruntal & Company, an investment banking firm. From 1967 until 1988, he was a Senior Managing Director of Bear, Stearns & Co. Inc., an investment banking firm. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., Dycam, Inc., Players International, Value Vision International, Inc., Styles on Video, Inc. and various privately-held corporations and charitable organizations.

    STANLEY SHERMAN, age 57, has been a Director of the Company since February 1996. Mr. Sherman also serves as a member of the Finance Committee and the Executive Compensation Committee of the Company. Mr. Sherman has served as a director and Vice President -- Finance and Information Services of CGC since 1991. From 1986 through 1991, Mr. Sherman served as Vice President -- Corporate Planning of CGC.


    MARTIN L. SOLOMON, age 59, has been a self-employed investor since 1990. From 1988 to 1990, Mr. Solomon served as Managing Partner of Value Equity Associates I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership. Mr. Solomon has also served as a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, since 1985, a director of XTRA Corporation since 1990, and a director of DLB Oil & Gas, Inc., a company engaged in oil exploration and production, since 1995. Mr. Solomon is also a director of various privately-held corporations and civic organizations.


    DR. GEORGE S. SPRINGER, age 62, has been a Director of the Company since January 1993. Dr. Springer also serves as Chairman of the Technology Committee of the Company. Dr. Springer is Professor and Chairman of the Department of Aeronautics and Astronautics and Professor of Mechanical Engineering and Professor of Civil Engineering, at Stanford University. Dr. Springer joined Stanford University's faculty in 1983.

    DR. JOSEPH T. SULLIVAN, age 55, has been a Director of the Company since February 1996. Dr. Sullivan also serves as a member of the Nominating Committee of the Company. Dr. Sullivan has served as a director and Senior Vice President of CGC since 1986.

    HERMANN VODICKA, age 53, has been a Director of the Company since February 1996. Mr. Vodicka also serves as a member of the Nominating Committee and the Technology Committee of the Company. Mr. Vodicka has served as President of the Polymers Division and a member of the Executive Committee of Ciba since 1993. Mr. Vodicka is currently the Chairman of the Board of Mettler-Toledo, a leading worldwide manufacturer of scales and balances and a wholly owned subsidiary of Ciba. From 1988 to 1993, Mr. Vodicka was President and Chief Executive Officer of Mettler-Toledo.

    FRANKLIN S. WIMER, age 60, was a Director of the Company from February 1995 through February 1996 and has been a Director since May 1996. Mr. Wimer serves as the President and principal of UniRock Management Corporation ("UniRock"), a private merchant banking firm. Mr. Wimer has been with UniRock since January of 1987. UniRock has acted as the Company's strategic consultant since December 1993. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., a 12-unit Perkins Family Restaurant and a director of RAMI, Inc., Denver Paralegal Institute, Stainless Fabrication Company, Inc. and Western Filter Company.

                              DESCRIPTION OF NOTES


    The  Notes are to be issued under an  Indenture, to be dated as of         ,
1996 (the "Indenture"), between the Company and First Trust of California, National Association, as trustee (the "Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain capitalized terms used below and not otherwise defined and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The section references appearing below are to sections in the Indenture.


GENERAL

    The  Notes will be  unsecured subordinated obligations  of the Company, will
mature on               ,  2003, and will be  limited to $100,000,000  aggregate
principal amount, plus an additional amount not in excess of $15,000,000 as may be purchased by the Underwriters upon exercise of their over-allotment option. The Notes will bear interest at the rate per annum stated on the cover page of
this Prospectus from            , 1996, or from the most recent Interest Payment
Date to which interest  has been paid or  provided for, payable semiannually  on
           and              in each year, commencing              , 1997, to the
person in whose name such  Note (or any predecessor  Note) is registered at  the
close  of business on the               or               preceding such Interest
Payment Date (Sections 3.01 and 3.07). Interest will be computed based on a 360 day year comprised of twelve 30 day months.

    Principal of and premium, if any, and interest on the Notes will be payable, Notes may be presented for conversion, and transfer of the Notes will be registrable, at the office or agency of the Company in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose. In addition, payment of interest may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register (Sections 3.01, 3.05, 10.02 and 12.02). The Notes are to be registered Notes, without coupons, in denominations of $1,000 or any integral multiple thereof (Section 3.02). No service charge will be made for any conversion or registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith (Section 3.05).

CONVERSION RIGHTS

    The Notes will be convertible, in whole or from time to time in part (in denominations of $1,000 or integral multiples thereof), at the option of the Holder thereof, into Common Stock of the Company, initially at the conversion price stated on the cover page hereof, at any time prior to redemption or maturity. The right to convert Notes called for redemption will terminate at the close of business on the last Business Day prior to any Redemption Date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption (Section 12.01).

    If the Company, by dividend or otherwise, declares or makes a distribution on its Common Stock of the type referred to in clause (iv) or (v) of the next paragraph, the Holder of each Note, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause
(iv) or (v) below, will be entitled to receive for each share of Common Stock into which such Note is converted the portion of the evidences of indebtedness, shares of capital stock, cash and other assets so distributed applicable to one share of Common Stock; PROVIDED, HOWEVER, that the Company may, with respect to all Holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such Holder cash equal to the fair market value thereof, as determined in good faith by the Board of Directors (Section 12.01).

    The conversion price will be subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company;

(ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined in the Indenture); PROVIDED, HOWEVER, that if certain of such rights, warrants or options are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur; (iii) subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to in clauses
(i) and (ii) above and excluding dividends and distributions paid in cash out of the current earnings of the Company); (v) distributions consisting exclusively of cash (excluding any cash distributions for which an adjustment has been made pursuant to a preceding clause of this paragraph) to all holders of Common Stock in an aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months not triggering a conversion price adjustment and
(B) all Excess Tender Payments (as defined below) in respect of each tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 20% of the Company's market capitalization (being the product of the current market price (as defined in the Indenture) of the Common Stock times the number of shares of Common Stock then outstanding) on the date of such distribution; (vi) issuance of Common Stock to an Affiliate for a net consideration per share less than the fair value per share (other than issuances of Common Stock under certain employee benefits plans); and (vii) payment of an Excess Tender Payment in respect of a tender offer or exchange offer by the Company or any of its subsidiaries for Common Stock, if the aggregate amount of such Excess Tender Payment, together with (A) the aggregate amount of all-cash distributions made within the preceding 12 months not triggering a conversion price adjustment and (B) all Excess Tender Payments in respect of each tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 20% of the Company's market capitalization on the expiration of such tender offer or exchange offer (Section 12.04). "Excess Tender Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by the Company or any of its subsidiaries with respect to the shares of Common Stock acquired in the tender offer or exchange offer over (B) the market value of such acquired shares after the completion of the tender or exchange offer.

    In case of certain consolidations, mergers or share exchanges to which the Company is a party or the conveyance, transfer or lease of substantially all the assets of the Company, each Note then outstanding would, without the consent of any Holders of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, share exchange, conveyance, transfer or lease (assuming such holder of Common Stock is not a person with which the Company consolidated or merged or to which such exchange, conveyance or transfer or lease was made ("Constituent Person") or an Affiliate of a Constituent Person and such holder failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease, PROVIDED that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease is not the same for each share of Common Stock held immediately prior to such consolidation, merger, conveyance, transfer or lease by other than a Constituent Person or Affiliate thereof and in respect of which such rights of election shall not have been exercised ("nonelecting share") then for purposes of the provision described in this sentence the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease by each nonelecting share will be deemed to be the kind or amount so receivable per share by a plurality of nonelecting shares) (Section 12.11).

    No adjustments in the conversion price are required for any dividend or distribution referred to above if the Holders may participate in the dividend or distribution (on a basis determined in good faith to be fair by the Board of Directors) and receive the same consideration they would have received if they had converted the Notes immediately prior to the record date with respect to such dividend or distribution (Section 12.13).

    No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted; PROVIDED, HOWEVER, that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment (Section 12.04). Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then par value per share of the Common Stock, if any.

    Certain adjustments in the conversion price in accordance with the foregoing provisions could be taxable pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, as a constructive distribution of stock to Holders of the Notes at the time of such adjustments in the conversion price. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients (Section 12.04).


    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock (Section 12.03). Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes or portions thereof called for redemption on a redemption date within such period between and including a Regular Record Date and a related Interest Payment Date) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. No other payment or adjustment for interest or dividends is to be made upon conversion (Sections 3.07 and 12.02).


SUBORDINATION OF NOTES

    The payment of principal of and premium, if any, and interest on the Notes, and the payment in respect of any repurchase of Notes as described below under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), whether now outstanding or incurred in the future (Section 13.01). Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes (Section 13.02). However, the obligation of the Company to make payments of principal of or premium, if any, and interest on the Notes will not otherwise be affected (Section 13.04).

    No payment on account of principal of or premium, if any, or interest on the Notes may be made and no repurchase of the Notes may be made as described herein under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" at any time when there is a continuing default in any payment of principal of or premium, if any, or interest or other payment obligation on any Senior Indebtedness. In addition, no payment on account of principal of or premium, if any, or interest on the Notes may be made and no repurchase of the Notes may be made as described herein under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" at any time when there shall have occurred and be continuing any event of default (other than a payment default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness, which default would permit immediate acceleration thereof, for the period (a "Payment Blockage Period") commencing on receipt of notice of such default by the Trustee from a holder of certain Senior Indebtedness (or any representative thereof) and ending on the earlier of (i) the date such event of default has been cured or waived and (ii) the date 180 days after receipt of such notice (Section 13.03). Any number of such notices may be given; PROVIDED, HOWEVER, that during any 360-day period, the aggregate Payment Blockage Periods shall not exceed 180 days and there shall be a period of at least 180 consecutive days when no Payment Blockage Period is in effect.

    The Holders of the Notes will be subrogated to the rights of the holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Notes (Section 13.02).

    By reason of such subordination, in the event of insolvency of the Company, Holders of the Notes may recover less, ratably, than other creditors of the Company.


    Senior Indebtedness is defined in the Indenture as the principal and premium, if any, and unpaid interest on, and any reasonable fees or costs related to, (a) indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed (i) for money owing to banks or their subsidiaries or their affiliates, (ii) for money borrowed other than from banks evidenced by notes, bonds, debentures or similar instruments or (iii) arising under a lease of property, equipment or other assets, which indebtedness, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of the Company as a liability of the Company, unless, in each case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness is not superior in right of payment to the Notes; (b) to the extent not otherwise described in clause (a) above, any obligations under the Credit Facility; and (c) renewals, extensions, modifications and refundings of any such indebtedness; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (i) indebtedness to a subsidiary of the Company or (ii) the 7% Convertible Subordinated Debentures Due 2011 (Section 1.01).


    As of March 31, 1996, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had outstanding approximately $175.2 million of Senior Indebtedness. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness by the Company.

REDEMPTION AT THE OPTION OF THE COMPANY

    The Notes are not subject to the provisions of any sinking fund. The Notes will be redeemable, at the Company's option, in whole or from time to time in part (in denominations of $1,000 or integral multiples thereof), on or after
            , 1999, and prior to maturity, upon not less than 20 nor more than 40 days' notice mailed to the registered Holders thereof at the redemption prices (expressed as a percentage of the principal amount thereof) set forth
below if redeemed  during the  period commencing on                of the  years
indicated:

YEAR                                                                      REDEMPTION PRICE
- ------------------------------------------------------------------------  -----------------
1999....................................................................              %
2000....................................................................              %
2001....................................................................              %
2002....................................................................              %

plus, in each case, accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (Sections 2.03, 11.01, 11.05 and 11.07).

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL
    In the event of any Change of Control (as defined below), each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change of Control as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. (Section 14.01). On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Notes that are to be repaid on the Repurchase Date (Section 14.03).

    Failure by the Company to repurchase the Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture (Section 5.01).


    On or before the 15th day after the occurrence of a Change of Control, the Company is obligated to mail to all Holders of Notes a notice of the event constituting and the date of such Change of Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes and the procedures that the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the 10th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer (Section 14.01).



    A "Change of Control" shall occur when: (i) all or substantially all the Company's assets are sold as an entirety to any person or related group of persons other than a Permitted Holder; (ii) there shall be consummated any consolidation or merger of the Company other than with or into a Permitted Holder (a) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock is converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iii) any person, or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, other than one or more Permitted Holders, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company. Notwithstanding clause (iii) of the foregoing definition, a Change of Control shall not be deemed to have occurred solely by virtue of the Company, any subsidiary of the Company, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of the Company or any subsidiary of the Company or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule
14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, whether in excess of 50% or otherwise (Sections 1.01 and 14.05). Permitted Holder means (i) Ciba and its successors and their affiliates, (ii) any Person formerly described in clause (i) that was spun off or otherwise distributed to the shareholders of its parent company and (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.


    Notwithstanding the foregoing, a Change of Control as described above shall not be deemed to have occurred if (i) the Current Market Price of the Common Stock is at least equal to 105% of the conversion price of the Notes in effect immediately preceding the time of such Change of Control, or (ii) all the consideration to the holders of Common Stock (excluding cash payments for fractional shares) in the transaction giving rise to such Change of Control consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Notes become convertible solely into such common stock, or (iii) the consideration to the holders of Common Stock in the transaction giving rise to such Change of Control consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the conversion price of the Notes in effect on the date immediately preceding the closing date of such transaction (Sections 1.01 and 14.05).



    The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control repurchase feature is a result of negotiations between the Company and the Underwriters and is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock of the Company or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. The Credit Facility prohibits the Company from repurchasing any Notes prior to February 1999, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event to Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The Indenture also does not prohibit the Company from issuing Senior Indebtedness that may include change of control payment or repurchase obligations that must be satisfied prior to repurchase of the Notes. Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the Indenture requiring the Company to make an offer to repurchase the Notes upon a Change of Control may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes (Section 9.02).


    In the event a Change of Control occurs, the Indenture requires the Company to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to repurchase of the Notes.

LIMITATIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

    The Company may, without the consent of the Holders of the Notes, consolidate with or merge into any other entity or convey, transfer or lease all or substantially all its assets to any person, PROVIDED, HOWEVER, that (i) the entity formed by such consolidation or into which the Company is merged or the person that acquires by conveyance or transfer, or which leases, all or substantially all its assets is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed and has provided for conversion rights in accordance with the Indenture and (iii) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing (Section 8.01).

    Apart from the provisions described in the foregoing paragraph, the Indenture does not contain any limitation on sales of assets by the Company. There is no definitive test concerning what transactions would constitute a transfer of "substantially all" the Company's assets. Rather, the question must be analyzed in the context of a particular transaction taking into account all relevant facts and circumstances, including the assets transferred and the assets retained. Accordingly, enforcement of this covenant by the Trustee or the Holders of the Notes could be difficult in the event of a dispute with the Company concerning whether a transaction or series of transactions constitutes a transfer of all or substantially all the Company's assets.

MODIFICATION AND WAIVER

    The Company and the Trustee, without the consent of the Holders of the Notes, may amend the Indenture for certain specified purposes, including to cure any ambiguities, correct any inconsistencies or make any other provision with respect to matters arising under the Indenture that are not inconsistent with the Indenture and do not adversely affect the interests of the Holders in any material respect (Section 9.01). In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or the premium, if any, or interest on, any Note or price payable upon repurchase or redemption, (iii) change the place or currency of payment of principal of, or premium, if any, or redemption or purchase price or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) adversely affect the right to convert Notes, (vi) modify the subordination provisions in a manner adverse to the Holders of the Notes or (vii) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 9.02).

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except that a default in the payment of principal or premium, if any, or interest on the Notes or a failure to comply with certain covenants of the Company may not be waived without the consent of the Holder of each Outstanding Note (Section 5.13).

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture: (i) failure to pay any interest on any Notes when due and continuance of such default for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure to pay the redemption price on any redemption date and failure to repurchase the Notes as provided in the Indenture, whether or not any such payment is prohibited by the subordination provisions of the Indenture; (iv) failure to perform any other covenant of the Company in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture; (v) default, beyond any applicable grace period, if any, in the payment of amounts due under any mortgage, indenture or instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness of the Company in excess of $25 million for borrowed money or representing any Senior Indebtedness at its stated maturity or default on any such indebtedness that results in the acceleration of such indebtedness prior to its express maturity; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company (Section 5.01).

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section 6.03). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 5.12).

    If an Event of Default shall occur and be continuing, other than an event of bankruptcy, insolvency or reorganization of the Company, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default shall occur by reason of an event of bankruptcy, insolvency or reorganization of the Company, the Notes shall immediately become due and payable without any act on the part of the Trustee or any Holder. After any such acceleration but before a judgement or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind or annul acceleration if all Events of Default, other than the nonpayment of acceleration principal, have been cured or waived as provided in the Indenture (Section 5.02). For information as to waiver of defaults, see "Modification and Waiver".

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 5.07). However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement or payment of the principal or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the rights to convert such Note or of the rights to convert such Note in accordance with the Indenture (Section 5.08).

    The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance (Section 10.04).

DISCHARGE OF INDENTURE; DEFEASANCE
    The Company may terminate all obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying any other sums payable under the Indenture.

    The Indenture also provides that the Company may elect:

        (a) to defease and be discharged from any and all obligations with respect to the Notes and that the provisions of the Indenture will no longer be in effect with respect to the Notes, except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold funds for payment in trust ("Defeasance"); or

        (b) to be released from its obligations with respect to the Notes under certain restrictive covenants of the Indenture, and that violation of such covenants will not constitute an "Event of Default" under the Indenture ("Covenant Defeasance").

    Such Defeasance or Covenant Defeasance will have no effect on the Company's obligations under Article 12 of the Indenture, which relate to the conversion of the Notes, at the option of the Holder thereof, into Common Stock of the Company. Such Defeasance or Covenant Defeasance will take effect only upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes on the dates such payments are due, and certain other conditions are satisfied (Section 15.04).

CONCERNING THE TRUSTEE


    First Trust of California, National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.


    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                          DESCRIPTION OF CAPITAL STOCK


    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of June 28, 1996, 36,287,734 shares of Common Stock were issued and outstanding and held by approximately 2,206 record holders. As of such date, no shares of Preferred Stock were outstanding.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore, and, upon liquidation or dissolution of the Company, are entitled to receive all assets available for distribution to shareholders. Holders of Common Stock other than Ciba have no preemptive rights or other rights to subscribe for additional shares and no conversion rights. Pursuant to the Governance Agreement, Ciba is entitled to maintain its percentage ownership of the voting power of the Company in the event that the Company issues additional equity securities under certain circumstances. The Common Stock is not subject to redemption or to any sinking fund provisions, and all outstanding shares of Common Stock are fully paid and nonassessable. Subject to the preferential rights of the holders of shares of any series of Preferred Stock, as the same may be designated and issued in the future, holders of Common Stock are entitled to their pro rata share of the assets of the Company upon liquidation.

PREFERRED STOCK

    Preferred Stock may be issued from time to time in one or more series without further stockholder approval. The Board of Directors may designate the number of shares to be issued in such series and the rights, preferences, privileges and restrictions granted to or imposed on the holders of such shares. If issued, such shares of Preferred Stock could have dividends and liquidation preferences and may otherwise affect the rights of holders of Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is a Delaware corporation and is subject to Section 203 of the General Corporation Law of the State of Delaware (the "GCL"). In general,
Section 203 of  the GCL  prevents a Delaware  corporation from  engaging in  any
"business combination" (as defined below) with an "interested stockholder" (defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock plans); or (iii) on or after such time the business combination is approved by the board and authorized at an annual meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. A "business combination" generally includes mergers, stock or asset or sales involving 10% or more of the market value of the corporation's assets or stock, certain stock transactions and other transactions resulting in a financial benefit to the interested stockholders or an increase in their proportionate share of any class or series of a corporation.

LIMITATIONS ON DIRECTORS' LIABILITY; INDEMNIFICATION

    The Company's Certificate of Incorporation provides for the elimination of personal liability of the directors of the Company to the full extent permitted by the GCL as it currently exists or may hereafter be amended The GCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a directors' duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by the GCL; PROVIDED, HOWEVER, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. The Certificate of Incorporation further provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Company to the employees and agents of the Company who are not directors or officers of the Company.

    The Strategic Alliance Agreement provides that the Company's Certificate of Incorporation and Bylaws will continue to contain the provisions with respect to indemnification of directors and officers in effect as of the date of the Strategic Alliance Agreement, which provisions will not be amended, repealed or otherwise modified, for a period of six years following the closing contemplated by the Strategic Alliance Agreement (the "Ciba Closing") in any manner that would adversely affect the rights of individuals who at any time prior to the Ciba Closing were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Ciba Closing, except for such modifications as are required by applicable law. In addition, the Strategic Alliance Agreement generally requires the Company to indemnify its officers and directors as of the date of the Strategic Alliance Agreement against all losses (including reasonable fees and expenses of counsel) arising out of any claim based in whole or in part on the fact that such person was a director or officer of the Company at or prior to the Ciba Closing.

    Pursuant to the Hexcel Corporation Incentive Stock Plan (the "Incentive Stock Plan"), no member of the Executive Compensation Committee of the Board of Directors or such other committee as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plan (as defined therein) shall be liable for any action or determination made in good faith, and the members of such committee shall be entitled to indemnification in the manner provided in the Company's Certificate of Incorporation.

GOVERNANCE AGREEMENT

    In connection with the Ciba Acquisition, Hexcel and Ciba entered into the Governance Agreement, which contains various standstill, governance and other provisions that (i) impose certain limitations on Ciba's ability to acquire or dispose of the Company's voting securities, (ii) provide certain protections to the Company's stockholders in connection with any future acquisition of the Company and (iii) provide Ciba with certain preemptive rights to purchase additional voting securities of the Company in the event the Company issues additional voting securities for cash. See "Risk Factors -- Influence of Significant Stockholder."

    In addition, the Company's Bylaws, which include certain provisions of the Governance Agreement, provide that, for so long as Ciba beneficially owns 33% or more of the total voting power of the Company, the Board of Directors shall not authorize, approve or ratify certain mergers, consolidations, acquisitions, business combinations, sales or transfers of assets, issuances of equity securities or capital expenditures without the prior approval of a majority of the directors of the Company designated by Ciba.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

                                  UNDERWRITING

    Under the terms and subject to the conditions in an Underwriting Agreement dated , 1996 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of Notes:

                                                                                 PRINCIPAL
                                                                                 AMOUNT OF
UNDERWRITER                                                                        NOTES
- ----------------------------------------------------------------------------  ----------------
CS First Boston Corporation.................................................  $
Bear, Stearns & Co. Inc.....................................................
                                                                              ----------------
    Total...................................................................  $    100,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes offered hereby (other than those Notes covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

    The Company has granted to the Underwriters an option, expiring on the close of business on the 30th day after the date of this Prospectus, to purchase up to $15,000,000 principal amount of additional Notes (the "Option Notes") at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the Notes. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the principal amount of Option Notes as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of % of the principal amount per Note, and the
Underwriters and such dealers may allow a discount of % of such principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.


    Application has been made to list the Notes on the NYSE and the underlying shares of Common Stock on the NYSE and the PSE.



    The Company has agreed that, subject to certain limited exceptions, it will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act, relating to any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of CS First Boston Corporation for a period of 90 days after the date of this Prospectus.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including certain civil liabilities under the Securities Act, or contribute to certain payments which the Underwriters may be required to make in respect thereof.

    CS First Boston Corporation was engaged by Ciba to advise it in connection with the Ciba Acquisition and was paid customary fees in connection therewith. In addition, Credit Suisse, an affiliate of CS First Boston Corporation, in its capacity as a lender and as an agent, is party to the Old Credit Facility and the Credit Facility.

    Bear, Stearns & Co. Inc. was engaged by the Company to advise it in connection with the Ciba Acquisition and was paid customary fees in connection therewith.

    Under the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10 percent of the net proceeds of a public offering of debt securities, not including underwriting compensation, are to be paid to a member of the NASD participating in such public offering or its affiliate, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter" meeting certain standards. CS First Boston Corporation is a member of the NASD and is an affiliate of Credit Suisse, a lender under the Credit Facility. Credit Suisse expects to receive approximately $10.9 million of the net proceeds of the Offering, which is greater than 10 percent of such proceeds and represents their proportionate share of the repayment by the Company of a portion of the borrowings under the Credit Facility with the proceeds of the Offering. See "Use of Proceeds." As a result, the Offering is being made in compliance with The Corporate Financing Rule and Schedule E to the By-laws of the NASD. Bear, Stearns & Co. Inc. will act as a qualified independent underwriter in connection with the Offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for the Offering.


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS


    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada or the underlying shares of Common Stock issued upon conversion of the Notes, must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary or other exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes or such shares of Common Stock.


REPRESENTATIONS OF PURCHASERS

    Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Notes to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of certain anticipated United States federal income tax consequences of the purchase, ownership and disposition of the Notes (or Common Stock of the Company acquired upon conversion of a Note) as of the date hereof. It deals only with Notes and Common Stock held as capital assets by initial holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies and holders whose "functional currency" is not the United States dollar. The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "United States Holder" means a beneficial owner of a Note (or Common Stock of the Company acquired upon conversion of a Note) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) a person or entity otherwise subject to United States federal income taxation on its worldwide income. As used herein, the term "Non-United States Holder" means a beneficial holder of a Note (or Common Stock of the Company acquired upon conversion of a Note) that is not a United States Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES OR COMMON STOCK OF THE COMPANY, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

UNITED STATES HOLDERS

    A United States Holder will not recognize gain or loss upon conversion of the Notes solely into Common Stock of the Company (except with respect to cash received in lieu of fractional shares). The United States Holder's basis in the Common Stock received on conversion will be the same as the United States Holder's adjusted tax basis in the Notes at the time of conversion (including any gain recognized with respect to cash received in lieu of fractional shares), and the holding period for the Common Stock received on conversion will include the holding period of the Notes that were converted.

    A United States Holder will recognize gain or loss upon the sale, redemption or other taxable disposition of the Notes in an amount equal to the difference between the United States Holder's adjusted tax basis in the Note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Notes which will be treated as interest for federal income tax purposes). Such gain or loss generally will be long-term capital gain or loss if the Notes were held for more than one year.

    The conversion price of the Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the Conversion Price of the Notes may result in a taxable constructive distribution to the United States Holders of Notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock of the Company) increase the proportionate interest in the earnings and profits or assets of the Company of a United States Holder of a Note convertible into fully diluted Common Stock, whether or not the United States Holders ever converts the Notes. Generally, a United States Holder's tax basis in a Note will be increased by the amount of any such constructive dividend.

NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, assuming certain certification requirements are met (which include identification of the beneficial owner of a Note), and subject to the discussion of backup withholding below:

    (a) Payments of interest on a Note to any Non-United States Holder will generally not be subject to United States federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company directly or indirectly by stock ownership, (iii) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (iv) a foreign tax-exempt organization or a foreign private foundation for United States federal income tax purposes, (2) such interest payments are not effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder ("Effectively Connected") and (3) the holder of the Notes certifies, under penalties of perjury, as to its status as a Non-United States Holder and provides its name and address.

    (b) A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is Effectively Connected, (2) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note or Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or
(3) (i) the Company was, is or becomes a "United States real property holding corporation" for United States federal income tax purposes, (ii) either the holder beneficially owns 5% or more of the Common Stock of the Company or the Common Stock is no longer regularly traded on an established securities market and (iii) certain other requirements are met. There can be no assurance either
(1) that the Company has not been and will not be a United States real property holding corporation or (2) that the Common Stock will continue to be regularly traded on an established securities market.

    (c) If interest on a Note is exempt from withholding of United States federal income tax under the rules described in clause (a) above, the Note will not generally be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

    (d) A Non-United States Holder will generally not be subject to United States federal income tax on the conversion of a Note solely into Common Stock of the Company (except as described in clause (b) above with respect to the receipt of cash in lieu of fractional shares by certain holders upon conversion of a Note).

    (e) Dividends paid on Common Stock of the Company to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate prescribed by an applicable treaty) unless such dividends are Effectively Connected.

    (f) Common Stock of the Company owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will generally be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    Income (including interest on a Note and dividends on Common Stock of the Company as the case may be) and capital gain on the sale or other taxable disposition of a Note or Common Stock that is Effectively Connected generally will not be subject to withholding, but may be subject to United States federal income tax at rates applicable to United States citizens, resident aliens and United States corporations (and, in the case of corporate holders, such income and gain may also be subject to the United States branch profits tax which is generally imposed on a foreign corporation on the repatriation from the United States of earnings and profits that are Effectively Connected).

    An applicable income tax treaty may, however, change these rules. A Non-United States Holder may be required to satisfy certain certification and other requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from United States federal income or withholding tax under the foregoing rules.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Company or its designated paying agent (the "payor") will, where required, report to holders of Notes or Common Stock and the Internal Revenue Service the amount of any interest paid on the Notes (or dividends paid with respect to the Common Stock or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments. The information may also be made available to the tax authorities of the country in which a Non-United States Holder resides under the provisions of an applicable tax treaty.

    Under current United States federal income tax law, a 31% backup withholding tax is required with respect to certain interest, dividends and principal payments made to, and to the proceeds of sales before maturity by, certain United States Holders if such persons fail to furnish their taxpayer identification numbers and other information.

    Interest payments on a Note to a Non-United States Holder will not be subject to information reporting requirements and backup withholding tax if either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that the payor does not have actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not in fact satisfied.

    Payment by or through a United States office of a broker of the proceeds on disposition of a Note or Common Stock will be subject to both backup withholding tax and information reporting requirements, unless the Non-United States Holder certifies under penalties of perjury as to its status as a Non-United States Holder or otherwise establishes an exemption. Information reporting requirements (but not backup withholding tax) will also apply to a payment of the proceeds on disposition of a Note or Common Stock by or through a foreign office of a United States broker, or foreign brokers with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met or the holder otherwise establishes an exemption.

    Information reporting requirements and backup withholding tax will generally not apply to dividends paid on Common Stock of the Company to a Non-United States Holder at an address outside the United States, unless the payor has knowledge that the holder is a United States Holder. Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding tax if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's
United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    These backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Notes and the Common Stock could be changed in the future.

    THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY,

EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, AND DISPOSING OF THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.


                                 LEGAL MATTERS


    The legality of the securities offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS

    Hexcel Corporation's consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report contains explanatory paragraphs regarding the confirmation of Hexcel Corporation's plan of reorganization, the acquisition of the Ciba Composites Business, and a change in accounting for income taxes), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of the Ciba Composites Business as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein (which report contains an explanatory paragraph regarding a change in accounting for postretirement benefits other than pensions and for postemployment benefits), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Hercules Composites Business as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein (which report contains an explanatory paragraph regarding a change in accounting for postretirement and postemployment benefits other than pensions), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               GLOSSARY OF TERMS

ADHESIVES -- A thermoset resin (e.g., epoxy, phenolic or BMI) in the form of a thin film or paste, cured under heat and pressure to bond a wide range of composite, metallic and honeycomb surfaces.

ARAMID -- A high strength, high stiffness fiber derived from polyamide (Nylon). Kevlar-Registered Trademark- and Nomex-Registered Trademark- are examples of aramids.

CARBON FIBER -- Fiber produced by heat treating precursor fibers, such as PAN (Polyacrylonitrile), rayon and pitch, to drive off non-carbon atoms. The term is often used interchangeably with graphite; however, carbon fibers and graphite fibers differ. The basic differences lie in the temperatures at which the fibers are made and heat treated, and in the resultant carbon content.

COMPOSITE MATERIALS -- Product made from combining two or more materials such that the resultant product has exceptional structural properties not present in either of the constituent materials.


COWLS OR COWLING -- The outside protective shell of a jet engine traditionally made out of metal. Cowls mainly provides the engine with protection from the elements and structural support.


FAIRINGS   --  A   secondary  structure   of  an   airplane  providing  enhanced
aerodynamics. Typically, fairings are found where the wing meets the body or at various locations on the leading or trailing edge of the wing.

FIBER  PLACEMENT -- Fabrication  of complex shaped  components using computer or
numerically  controlled  machines   to  place  impregnated   fiber  tows  in   a
predetermined pattern.

FIBERGLASS -- An individual filament made by drawing molten glass. As a composite materials reinforcement, it is a major material used to reinforce plastic.

FILAMENT WINDING -- A process to manufacture composite materials components such as mirole and rocket casings and cylinders. Fiber filaments are dipped in a resin matrix and then wound in a predetermined pattern over a form of the desired component that is mounted on a mandrel.

FINISHED   PARTS  --  Completed  components  that  typically  contain  prepregs, honeycomb, adhesive and assembled hardware. These parts are ready for direct attachment to a structure (e.g., aircraft) or to sub-assemblies.

HONEYCOMB -- A unique, lightweight, cellular structure made from either metallic sheet material or non-metallic materials (e.g., resin-impregnated paper or woven fabric) and formed into hexagonal nestled cells, similar in appearance to a cross-sectional slice of a beehive.

INLET DUCTS -- Intake passages or tubes that confine and conduct air. They are usually located at the upstream end of an airplane engine on the engine cowling and aid in both propulsion and engine cooling. Inlet ducts are also used to improve aerodynamics of fighter planes and for this purpose are usually located on the fuselage near the wings.

INTERIORS -- Finished internal aircraft components, such as overhead stowage compartments, lavatories, sidewalls, floor panels and ceilings.


KEVLAR-REGISTERED TRADEMARK- -- An organic fiber from DuPont which is part of the aramid family of compounds. Woven Kevlar-Registered Trademark- fabrics are used in both ballistic and composite materials applications.


MODULUS -- The physical measurement of stiffness in a material defined as the ratio of stress to strain in the range of elastic deformation. A high modulus indicates a stiff material.


NACELLE -- The protective shell of a jet engine housed within the cowling usually made out of honeycomb. Provides noise absorption, insulation and additional structural support.


NOMEX-REGISTERED TRADEMARK- -- DuPont's registered trademark for its high-temperature-resistant aramid papers, pressboard, staple fibers and filament yarns. Type 412 Nomex-Registered Trademark- aramid paper is used in the manufacture of honeycomb due to its unique combination of physical and thermal properties.

PAN (POLYACRYLONITRILE) -- A material used as a base or precursor material in the manufacture of certain carbon fibers.

PRECURSOR -- For carbon or graphite, the PAN, rayon or pitch fibers from which carbon or graphite fibers are derived.

PREPREGS (PRE-IMPREGNATED) -- A composite material made from combining high performance reinforcement fibers or fabrics with a thermoset or thermoplastic resin matrix. The prepreg has exceptional structural properties not present in either of the constituent materials.

PRIMARY STRUCTURE -- A critical load bearing structure on an aircraft. If this structure is severely damaged, the aircraft cannot fly.

PULTRUSION -- A continuous process of combining fiber and resin directly to form a cured composite part.


QUALIFIED AND QUALIFICATIONS -- The testing and manufacturing protocols in aerospace and military applications by which materials, such as composite materials, are approved for production supply. To qualify a product requires the creation of a technical database which records the performance of a product against certain customer specifications, and the documentation of the manufacturing equipment and process steps for production of the product. The performance database for the product forms a basis upon which engineers can design components and against which the manufacturer must test all future production to ensure that the product performance is replicated consistently. The manufacturing process and equipment documentation ensure that the future manufacture of the product replicates product performance. Once a product is qualified, changes to the product composition, manufacturing process or manufacturing location and equipment can only be made with customer approval after further testing has demonstrated that the original product performance will be replicated. By their nature, these qualification protocols are expensive and time consuming.


RADOMES -- The housing which protects the aircraft radar system from the elements while allowing transmission of radar signals. Often the radome is in the nose of an aircraft but can be found at other locations on the aircraft as well.

REINFORCEMENTS -- A strong material incorporated into a matrix to improve its mechanical properties. Reinforcements are usually long continuous fibers, which may be woven. Fiberglass, aramid and carbon fibers are typical reinforcements.

REINFORCEMENT FABRICS -- Woven fiberglass, carbon or aramid fabrics used in later production of prepregs and honeycomb.

RESIN MATRIX -- In reinforced fiber composites, a polymeric substrate material, such as epoxy or phenolic resin, is used to bind together the reinforcement material.

SANDWICH PANELS -- A stiff and lightweight structure consisting of thin sheets such as aluminum or cured prepregs bonded to and separated by a low density, rigid core material (e.g., foam or honeycomb). The face sheets of the sandwich panel provide smooth flat surfaces.

SECONDARY STRUCTURE -- A non-critical structure on an aircraft. If damaged, the aircraft can still fly. Fairings, access doors and some flight control surfaces are examples of secondary structures.

SEISMIC RETROFIT -- The reinforcement of an existing structure to make it earthquake proof. Until recently, the reinforcement was done with metal but now can also be done with composite materials.


SPECIAL PROCESS -- The forming, shaping, machining or bonding of sheets or blocks of honeycomb into profiled and complex shapes to ready for use as semi-finished components in the fabrication of composite parts and structures.


STRUCTURES -- Finished components for aircraft, truck or other vehicles constructed from composite materials. For aircraft, these may be for Primary and Secondary Structures or Interiors. Truck applications include chassis fairings and floors.


TOW-PREGS -- An untwisted bundle of continuous filaments impregnated with resin used as a prepreg in the fabrication of tubes, cylinders and other shapes.

                         INDEX TO FINANCIAL STATEMENTS
                                  THE COMPANY

                                                                                                               PAGE
Independent Auditors' Report...............................................................................        F-2
Consolidated Financial Statements:
  Consolidated Statements of Operations -- Three years ended December 31, 1995.............................        F-3
  Consolidated Balance Sheets -- December 31, 1995 and 1994................................................        F-4
  Consolidated Statements of Cash Flows -- Three years ended December 31, 1995.............................        F-5
  Consolidated Statements of Shareholders' Equity (Deficit) -- Three years ended December 31, 1995.........        F-6
  Notes to Consolidated Financial Statements -- December 31, 1995, 1994 and 1993...........................        F-7
Condensed Consolidated Statements of Operations (unaudited) -- The quarters ended March 31, 1996 and April
 2, 1995...................................................................................................       F-40
Condensed Consolidated Balance Sheets (unaudited) -- March 31, 1996 and December 31, 1995..................       F-41
Condensed Consolidated Statements of Cash Flows (unaudited) -- The quarters ended March 31, 1996 and April
 2, 1995...................................................................................................       F-42
Notes to Condensed Consolidated Financial Statements (unaudited)...........................................       F-43

                                             THE CIBA COMPOSITES BUSINESS

Report of Independent Accountants..........................................................................       F-49
Combined Balance Sheets -- December 31, 1995 and 1994......................................................       F-50
Combined Statements of Operations -- For the years ended December 31, 1995, 1994 and 1993..................       F-51
Combined Statement of Owner's Equity -- For the years ended December 31, 1995, 1994 and 1993...............       F-52
Combined Statements of Cash Flows -- For the years ended December 31, 1995, 1994 and 1993..................       F-53
Notes to Combined Financial Statements -- December 31, 1995, 1994 and 1993.................................       F-54

                                           THE HERCULES COMPOSITES BUSINESS

Report of Independent Accountants..........................................................................       F-67
Statement of Operations -- For the years ended December 31, 1995, 1994 and 1993............................       F-68
Balance Sheet -- December 31, 1995 and 1994................................................................       F-69
Statement of Cash Flows -- For the years ended December 31, 1995, 1994 and 1993............................       F-70
Statement of Changes in Division Equity -- For the years ended December 31, 1995, 1994 and 1993............       F-71
Notes to Financial Statements -- December 31, 1995, 1994 and 1993..........................................       F-72
Statement of Operations (unaudited) -- For the three months ended March 31, 1996...........................       F-78
Balance Sheet (unaudited) -- March 31, 1996................................................................       F-79
Statement of Cash Flows (unaudited) -- For the three months ended March 31, 1996...........................       F-80
Statement of Changes in Division Equity (unaudited) -- For the Three Months Ended March 31, 1996...........       F-81
Notes to Unaudited Financial Statements (unaudited)........................................................       F-82

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Shareholders of Hexcel Corporation:

    We have audited the accompanying consolidated balance sheets of Hexcel Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Hexcel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hexcel Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 4 to the consolidated financial statements, on January 12, 1995, the U.S. Bankruptcy Court entered an order dated January 10, 1995 confirming Hexcel's plan of reorganization which became effective on February 9, 1995. The terms of the plan of reorganization are more fully described in Note 4.

    As discussed in Notes 2 and 3 to the consolidated financial statements, on February 29, 1996, Hexcel acquired the Ciba Composites Business.

    As discussed in Note 1 to the consolidated financial statements, Hexcel changed its method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standards No. 109.

                                          /s/ DELOITTE & TOUCHE LLP

Oakland, California
March 1, 1996

                      HEXCEL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net sales...............................................................  $    350,238  $    313,795  $    310,635
Cost of sales...........................................................      (283,148)     (265,367)     (263,090)
                                                                          ------------  ------------  ------------
Gross Margin............................................................        67,090        48,428        47,545
Marketing, general and administrative expenses..........................       (49,324)      (45,785)      (52,510)
Other income (expenses), net............................................           791         4,861       (12,780)
Restructuring expenses..................................................       --            --            (46,600)
                                                                          ------------  ------------  ------------
Operating income (loss).................................................        18,557         7,504       (64,345)
Interest expense........................................................        (8,682)      (11,846)       (8,862)
Bankruptcy reorganization expenses......................................        (3,361)      (20,152)         (641)
                                                                          ------------  ------------  ------------
Income (loss) from continuing operations before income taxes............         6,514       (24,494)      (73,848)
Provision for income taxes..............................................        (3,313)       (3,586)       (6,024)
                                                                          ------------  ------------  ------------
    Income (loss) from continuing operations............................         3,201       (28,080)      (79,872)
Discontinued operations:
  Income (loss) from operations, net of (provision) for income taxes of
   ($441) in 1994 and ($177) in 1993....................................       --                989        (6,584)
  Losses during phase-out period, net of benefit (provision) for income
   taxes of ($136) in 1994 and $383 in 1993.............................          (468)       (2,879)       (4,039)
                                                                          ------------  ------------  ------------
    Income (loss) before cumulative effect of accounting change.........         2,733       (29,970)      (90,495)
Cumulative effect of change in accounting for income taxes..............       --            --              4,500
                                                                          ------------  ------------  ------------
    Net income (loss)...................................................  $      2,733  $    (29,970) $    (85,995)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continued operations..................................................  $       0.20  $      (3.84) $     (10.89)
  Discontinued operations...............................................         (0.03)        (0.26)        (1.45)
  Cumulative effect of change in accounting for income taxes............       --            --               0.61
                                                                          ------------  ------------  ------------
    Net income (loss)...................................................  $       0.17  $      (4.10) $     (11.73)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares and equivalent shares...........................        15,742         7,310         7,330
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                    DECEMBER 31,  DECEMBER 31,
                                                                                        1995          1994
                                                                                    ------------  ------------
                                                                                      (IN THOUSANDS, EXCEPT
                                                                                         PER SHARE DATA)
Current assets:
  Cash and equivalents............................................................   $    3,829    $      931
  Receivables from asset sales....................................................       --            29,340
  Accounts receivable.............................................................       65,888        64,136
  Inventories.....................................................................       55,475        47,364
  Prepaid expenses................................................................        2,863         3,581
  Net assets of discontinued operations...........................................       --             3,000
                                                                                    ------------  ------------
    Total current assets..........................................................      128,055       148,352
                                                                                    ------------  ------------
Property, plant and equipment.....................................................      203,580       186,328
Less accumulated depreciation.....................................................      117,625       103,215
                                                                                    ------------  ------------
  Net property, plant and equipment...............................................       85,955        83,113
                                                                                    ------------  ------------
Investments and other assets......................................................       16,592        11,992
                                                                                    ------------  ------------
    Total assets..................................................................   $  230,602    $  243,457
                                                                                    ------------  ------------
                                                                                    ------------  ------------

                                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable and current maturities of long-term liabilities...................   $    1,802    $   12,720
  Accounts payable................................................................       22,904        18,163
  Accrued liabilities.............................................................       38,892        32,234
  Accrued restructuring liabilities...............................................        2,887        11,165
  Liabilities subject to disposition in bankruptcy reorganization.................       --            97,025
                                                                                    ------------  ------------
    Total current liabilities.....................................................       66,485       171,307
                                                                                    ------------  ------------
Long-term notes payable and capital lease obligations.............................       88,342        16,004
Deferred liabilities..............................................................       27,401        21,279
Liabilities subject to disposition in bankruptcy reorganization...................       --            40,752
                                                                                    ------------  ------------
Shareholders' equity (deficit):
  Common stock, $0.01 par value, authorized 40,000 shares, shares issued and
   outstanding of 18,091 in 1995 and 7,301 in 1994................................          181            73
  Additional paid-in capital......................................................      111,259        62,626
  Accumulated deficit.............................................................      (69,981)      (72,714)
  Minimum pension obligation adjustment...........................................         (535)         (137)
  Cumulative currency translation adjustment......................................        7,450         4,267
                                                                                    ------------  ------------
    Total shareholders' equity (deficit)..........................................       48,374        (5,885)
                                                                                    ------------  ------------
    Total liabilities and shareholders' equity (deficit)..........................   $  230,602    $  243,457
                                                                                    ------------  ------------
                                                                                    ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 1995        1994        1993
                                                                              ----------  ----------  ----------
                                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income (loss) from continuing operations..................................  $    3,201  $  (28,080) $  (79,872)
  Reconciliation to net cash provided (used) by continuing operations:
    Depreciation and amortization...........................................      11,623      14,230      14,880
    Deferred provision (benefit) for income taxes...........................        (329)      3,609       4,805
    Other income relating to sale of the Chandler, Arizona manufacturing
     facility and related assets and technology.............................        (600)    (15,900)     --
    Provision for DIC-Hexcel Limited........................................      --           8,000      --
    Restructuring expenses..................................................      --          --          46,600
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable............................      (1,752)     (1,168)      9,157
      (Increase) decrease in inventories....................................      (8,111)     (6,228)      3,336
      (Increase) decrease in prepaid expenses...............................         718        (454)     (1,775)
      Increase (decrease) in accounts payable and accrued liabilities.......     (10,090)     30,966       3,959
      Changes in other non-current assets and long-term liabilities.........       2,346      (3,876)      9,736
                                                                              ----------  ----------  ----------
    Net cash provided (used) by continuing operations.......................      (2,994)      1,099      10,826
    Net cash provided (used) by discontinued operations.....................         486      (2,206)        624
                                                                              ----------  ----------  ----------
    Net cash provided (used) by operating activities........................      (2,508)     (1,107)     11,450
                                                                              ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................................     (12,144)     (8,362)     (6,264)
  Proceeds from equipment sold..............................................          17         229         764
  Deferred business acquisition costs, incurred in connection with the
   acquisition of the Ciba Composites Business..............................      (4,150)     --          --
  Proceeds from sale of discontinued resins business........................       4,648       6,125      --
  Proceeds from sale of the Chandler, Arizona manufacturing facility and
   certain related assets and technology....................................      27,294       2,294      --
  Proceeds from sale of stitchbonded fabrics business to joint venture......      --          --           4,500
  Investments in joint ventures.............................................      --          --          (1,750)
  Proceeds from sale of discontinued fine chemicals business................      --          --             500
                                                                              ----------  ----------  ----------
    Net cash provided (used) by investing activities........................      15,665         286      (2,250)
                                                                              ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..................................       4,317         171      --
  Payments of long-term debt................................................      (5,402)    (11,413)     (4,801)
  Proceeds of short-term debt, net..........................................      20,923       1,687       6,847
  Proceeds from issuance of common stock....................................      48,741      --             270
  Payments of allowed claims pursuant to the Reorganization Plan............     (78,144)     --          --
                                                                              ----------  ----------  ----------
    Net cash provided (used) by financing activities........................      (9,565)     (9,555)      2,316
                                                                              ----------  ----------  ----------
Effect of exchange rate changes on cash and equivalents.....................        (694)        (41)       (535)
                                                                              ----------  ----------  ----------
Net increase (decrease) in cash and equivalents.............................       2,898     (10,417)     10,981
Cash and equivalents at beginning of year...................................         931      11,348         367
                                                                              ----------  ----------  ----------
Cash and equivalents at end of year.........................................  $    3,829  $      931  $   11,348
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                              COMMON STOCK                       RETAINED      MINIMUM    CUMULATIVE       TOTAL
                                        ------------------------  ADDITIONAL     EARNINGS      PENSION     CURRENCY    SHAREHOLDERS'
                                        OUTSTANDING                 PAID-IN    (ACCUMULATED  OBLIGATION   TRANSLATION     EQUITY
                                          SHARES       AMOUNT       CAPITAL      DEFICIT)    ADJUSTMENT   ADJUSTMENT     (DEFICIT)
                                        -----------  -----------  -----------  ------------  -----------  -----------  -------------
                                                                               (IN THOUSANDS)
BALANCE, JANUARY 1, 1993..............       7,296    $      73   $    62,292   $   43,251       --        $     533    $   106,149
  Net loss............................      --           --           --           (85,995)      --           --            (85,995)
  Activity under stock plans..........          14       --               270       --           --           --                270
  Pension obligation adjustment.......      --           --           --            --        $    (646)      --               (646)
  Currency translation adjustment.....      --           --           --            --           --              975            975
                                        -----------       -----   -----------  ------------  -----------  -----------  -------------

BALANCE, DECEMBER 31, 1993............       7,310           73        62,562      (42,744)        (646)       1,508         20,753
  Net loss............................      --           --           --           (29,970)      --           --            (29,970)
  Activity under stock plans..........          (9)      --                64       --           --           --                 64
  Pension obligation adjustment.......      --           --           --            --              509       --                509
  Currency translation adjustment.....      --           --           --            --           --            2,759          2,759
                                        -----------       -----   -----------  ------------  -----------  -----------  -------------
BALANCE, DECEMBER 31, 1994............       7,301           73        62,626      (72,714)        (137)       4,267         (5,885)
  Net income..........................      --           --           --             2,733       --           --              2,733
  Sale of new common stock under
   standby purchase commitment and
   subscription rights offering.......      10,800          108        48,631       --           --           --             48,739
  Activity under stock plans..........         (10)      --                 2       --           --           --                  2
  Pension obligation adjustment.......      --           --           --            --             (398)      --               (398)
  Currency translation adjustment.....      --           --           --            --           --            3,183          3,183
                                        -----------       -----   -----------  ------------  -----------  -----------  -------------
BALANCE, DECEMBER 31, 1995............      18,091    $     181   $   111,259   $  (69,981)   $    (535)   $   7,450    $    48,374
                                        -----------       -----   -----------  ------------  -----------  -----------  -------------
                                        -----------       -----   -----------  ------------  -----------  -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF ACCOUNTING

    The consolidated financial statements include the accounts of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company"), after elimination of intercompany transactions and accounts. Hexcel is an international developer and manufacturer of lightweight, high-performance composite materials, parts and structures for use in the commercial aerospace, space and defense, recreation and general industrial markets. The Company serves international markets through manufacturing and marketing facilities located in the United States and Europe, as well as sales offices in Asia, Australia and South America. The Company is also a partner in three joint ventures that manufacture and sell composite materials in the U.S. and Asia.

    As discussed in Notes 2 and 3, Hexcel acquired the worldwide composites division of Ciba-Geigy Limited, a Swiss corporation ("Ciba"), and Ciba-Geigy Corporation, a New York corporation ("CGC"), including Ciba's and CGC's composite materials, parts and structures businesses (the "Ciba Composites
Business"), on February 29, 1996. The Company acquired the Ciba Composites Business in exchange for: (a) approximately 18,022 newly issued shares of Hexcel common stock; (b) $25,000 in cash; and (c) undertakings to deliver to Ciba and/or one or more of its subsidiaries, following completion of certain post-closing adjustment procedures, various senior subordinated notes and senior demand notes. In connection with the acquisition of the Ciba Composites Business, the Company obtained a new three-year revolving credit facility of up to $175,000 (the "Senior Secured Credit Facility") to: (a) fund the cash component of the purchase price; (b) refinance outstanding indebtedness under certain U.S. and European credit facilities; and (c) provide for the ongoing working capital and other financing requirements of the Company on a worldwide basis (see Note 10). The acquisition of the Ciba Composites Business and related financing activities occurred subsequent to December 31, 1995, and have not been reflected in the historical consolidated financial statements and accompanying notes presented herein.

    As discussed in Note 4, Hexcel Corporation (a Delaware corporation) operated as a debtor-in-possession under the provisions of Chapter 11 of the federal bankruptcy laws from December 6, 1993 until February 9, 1995, when the First Amended Plan of Reorganization (the "Reorganization Plan") proposed by Hexcel and the Official Committee of Equity Security Holders (the "Equity Committee") became effective. Consequently, the consolidated financial statements as of December 31, 1994, and for each of the three years in the period ended December 31, 1995, have been prepared in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants ("SOP 90-7").

CASH AND EQUIVALENTS

    The Company invests excess cash in investments with original maturities of less than three months. The investments consist of Eurodollar time deposits and are stated at cost, which approximates market value. The Company considers such investments to be cash equivalents for purposes of the statements of cash flows.

ACCOUNTS RECEIVABLE

    Accounts receivable were net of reserves for doubtful accounts of $2,603 and $1,249 as of December 31, 1995 and 1994, respectively.

INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Repairs and maintenance are charged to expense as incurred; replacements and betterments are capitalized. Interest expense associated with major long-term construction projects is capitalized. No interest was capitalized in 1995 or 1994; $227 of interest was capitalized in 1993.

    The Company depreciates property, plant and equipment over estimated useful lives. Accelerated and straight-line methods are used for financial statement purposes. The estimated useful lives range from 10 to 40 years for buildings and improvements and 3 to 20 years for machinery and equipment.

CURRENCY TRANSLATION

    The assets and liabilities of European subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates during the year. Cumulative currency translation adjustments are included in shareholders' equity. Realized gains and losses from currency exchange transactions were not material to the Company's consolidated results of operations in 1995, 1994 or 1993.

RESEARCH AND TECHNOLOGY COSTS

    Research and technology costs of $7,618 in 1995, $8,201 in 1994 and $7,971 in 1993 were expensed as incurred, and are included in "marketing, general and administrative expenses" in the consolidated statements of operations.

ACCOUNTING CHANGE

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") (see
Note 16). The cumulative effect of this accounting change has been reflected in the consolidated statement of operations for the year ended December 31, 1993.

EARNINGS PER SHARE

    Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents (stock options) outstanding during each year. The computation on the fully diluted basis, which considers the exercise of stock options and the conversion of the convertible subordinated debentures, was antidilutive in 1995, 1994 and 1993.

RECLASSIFICATIONS

    Certain prior year amounts in the consolidated financial statements and notes have been reclassified to conform to the 1995 presentation.

ESTIMATES AND ASSUMPTIONS

    The consolidated financial statements and accompanying notes reflect numerous estimates and assumptions made by the management of Hexcel. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures with respect to contingent assets and liabilities, and the reported amounts of revenues and expenses. Although management believes that the estimates and assumptions used in preparing the consolidated financial statements and accompanying notes are reasonable in light of known facts and circumstances, actual results could differ from the estimates used.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENTLY ISSUED ACCOUNTING STANDARDS

    Hexcel is required to adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), in 1996. SFAS 121 requires that the recoverability of long-lived assets to be held or used, including intangible assets, be assessed when events or circumstances indicate that the value of those assets may be impaired. That assessment, determined by reference to the estimated undiscounted future cash flows resulting from the use of the assets, will be based on each group of assets within each of the Company's strategic business units. Management has not yet determined the impact, if any, that the adoption of SFAS 121 will have on the Company's consolidated financial position or results of operations.

    Hexcel is required to adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), in 1996. SFAS 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS 123, the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net earnings and earnings per share as if the fair value method had been applied. The Company plans to adopt only the disclosure requirements of SFAS
123. Consequently, the adoption of SFAS 123 will have no effect on the Company's consolidated net earnings.

NOTE 2 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS
    Hexcel acquired the Ciba Composites Business of Ciba-Geigy Limited and Ciba-Geigy Corporation on February 29, 1996. The Ciba Composites Business is engaged in the manufacture and marketing of composite materials, parts and structures for aerospace, recreation and general industrial markets. Product lines include fabrics, prepregs, adhesives, honeycomb core, sandwich panels and fabricated components, as well as structures and interiors primarily for the commercial and military aerospace markets.

    The acquisition of the Ciba Composites Business was consummated pursuant to a Strategic Alliance Agreement dated as of September 29, 1995 among Ciba, CGC, and Hexcel, as amended (the "Strategic Alliance Agreement"). Under the Strategic Alliance Agreement, the Company acquired the assets (including the capital stock of certain of Ciba's non-U.S. subsidiaries) and assumed the liabilities of the Ciba Composites Business other than certain excluded assets and liabilities in exchange for: (a) approximately 18,022 newly issued shares of Hexcel common stock; (b) $25,000 in cash; and (c) undertakings to deliver to Ciba and/or one or more of its subsidiaries, following completion of certain post-closing adjustment procedures contemplated by the Strategic Alliance Agreement, senior subordinated notes in an aggregate principal amount of approximately $43,000, subject to certain adjustments (the "Senior Subordinated Notes"), and senior demand notes in a principal amount equal to the cash on hand at certain of Ciba's non-U.S. subsidiaries (the "Senior Demand Notes"). (The pro forma aggregate principal amount of the Senior Subordinated Notes as of December 31, 1995 was $27,400. See Note 3.) In connection with the acquisition of the Ciba Composites Business, the Company obtained the Senior Secured Credit Facility to:
(a) fund the cash component of the purchase price; (b) refinance outstanding indebtedness under certain U.S. and European credit facilities; and (c) provide for the ongoing working capital and other financing requirements of the Company on a worldwide basis (see Note 10). The acquisition of the Ciba Composites Business and related financing activities occurred subsequent to December 31, 1995, and have not been reflected in the historical consolidated financial statements and accompanying notes presented herein.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
    The following unaudited pro forma financial information combines the condensed balance sheets and statements of operations of Hexcel and the Ciba Composites Business after giving effect to the acquisition of the Ciba Composites Business by the Company. The unaudited pro forma condensed combined balance sheet as of December 31, 1995 gives effect to the acquisition as if it had occurred on December 31, 1995. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1995 gives effect to the acquisition as if it had occurred on January 1, 1995. The pro forma adjustments account for the acquisition as a purchase of the Ciba Composites Business by the Company, and are based upon the assumptions set forth in the accompanying disclosures.

    The following unaudited pro forma financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition of the Ciba Composites Business been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. Management expects that significant costs will be incurred in connection with combining the operations of Hexcel and the Ciba Composites Business, including costs of eliminating excess manufacturing capacity and redundant administrative and research and development activities, as well as the various costs of consolidating the information systems and other business activities of the two companies. Some of the costs associated with combining the two businesses, including certain costs to eliminate redundant administrative and research and development activities, will be incurred during 1996. The anticipated resulting benefits are expected to be realized shortly thereafter. However, other costs, including many of the costs to eliminate excess manufacturing capacity, are expected to be incurred over a period of as much as three years. This is attributable, in part, to aerospace industry requirements to "qualify" specific equipment and manufacturing facilities for the manufacture of certain products. Based on the Company's experience with previous plant consolidations, these qualification requirements necessitate an approach to the consolidation of manufacturing facilities that will require two to three years to complete. Accordingly, the costs and anticipated future benefits of eliminating excess manufacturing capacity are long-term in nature.

    The Board of Directors of Hexcel has not yet approved the plan for combining the operations of Hexcel and the Ciba Composites Business, but is expected to do so in the second quarter of 1996. Subject to the approval of the consolidation plan by the Board of Directors, management currently estimates that the cash costs of combining the two businesses could range from $35,000 to $45,000, net of expected proceeds from asset sales which are expected to be received at the end of the consolidation process. (This range includes the estimated net cash cost to close the Anaheim manufacturing facility of the Ciba Composites Business. The decision to close this facility was announced in the first quarter of 1996.) Management notes, however, that the actual cash costs of combining the two businesses could vary from current estimates due to the fact that the nature, timing and extent of certain consolidation activities is dependent on numerous factors.

    Management expects to record one or more charges to earnings for the estimated costs of certain business consolidation activities. The estimated costs of specific consolidation activities will be accrued in accordance with generally accepted accounting principles as those activities are determined and announced. Although the aggregate amount of the resulting charges to earnings has not yet been determined, management currently estimates that the amount could range from $40,000 to $50,000, including noncash charges. However, the actual aggregate amount of such charges could vary from current estimates.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
    The cash expenditures necessary to combine the Ciba Composites Business with Hexcel are expected to occur over a period of as much as three years. The nature, timing and extent of these expenditures will be determined, in part, by management's evaluation of the probable economic and competitive benefits to be gained from specific consolidation activities. Management anticipates that the benefits to be realized from planned consolidation activities will be sufficient to justify the level of associated costs. However, some of the anticipated benefits are long-term in nature, and there can be no assurance that such benefits will actually be realized. Accordingly, no effect has been given to the costs of combining the two businesses, or to the operating, financial and other benefits that may be realized from the combination, in the accompanying pro forma financial information.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995

                                                                    HISTORICAL
                                                             ------------------------          PRO FORMA
                                                                             CIBA      -------------------------
                                                               HEXCEL     COMPOSITES   ADJUSTMENTS    COMBINED
                                                             -----------  -----------  ------------  -----------
ASSETS
Current assets:
  Cash and equivalents.....................................  $     3,829  $     8,412  $     (8,412 (a) $     3,829
  Accounts receivable......................................       65,888       58,799        (5,805 (b)     118,882
  Inventories..............................................       55,475       60,337        (1,545 (c)     114,267
  Prepaid expenses and other assets........................        2,863        9,957        (6,019 (d)       6,801
                                                             -----------  -----------  ------------  -----------
    Total current assets...................................      128,055      137,505       (21,781)     243,779
                                                             -----------  -----------  ------------  -----------
Net property, plant and equipment..........................       85,955      156,364       (45,487 (e)     196,832
Excess of purchase price over net assets acquired..........      --           --             44,300(f)      44,300
Investments and other assets...............................       16,592       46,425       (47,069 (g)      15,948
                                                             -----------  -----------  ------------  -----------
    Total assets...........................................  $   230,602  $   340,294  $    (70,037) $   500,859
                                                             -----------  -----------  ------------  -----------
                                                             -----------  -----------  ------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term
   liabilities.............................................  $     1,802  $    10,469  $     (9,052 (h) $     3,219
  Accounts payable.........................................       22,904       29,611        (1,208 (i)      51,307
  Accrued liabilities......................................       41,779       27,574       --            69,353
                                                             -----------  -----------  ------------  -----------
    Total current liabilities..............................       66,485       67,654       (10,260)     123,879
                                                             -----------  -----------  ------------  -----------
Senior subordinated notes, payable to Ciba-Geigy...........      --           --             26,300(j)      26,300
Other long-term liabilities, less current maturities.......      115,743       28,723        18,898(k)     163,364
Minority interest..........................................      --             6,968        (6,968 (l)     --
                                                             -----------  -----------  ------------  -----------
Shareholders' equity:
  Common stock & additional paid-in capital................      111,440      --            140,600(m)     252,040
  Accumulated deficit......................................      (69,981)     --             (1,658 (n)     (71,639)
  Minimum pension obligation adjustment....................         (535)     --            --              (535)
  Cumulative currency translation adjustment...............        7,450      --            --             7,450
  Invested capital.........................................      --           236,949      (236,949 (o)     --
                                                             -----------  -----------  ------------  -----------
    Total shareholders' equity.............................       48,374      236,949       (98,007)     187,316
                                                             -----------  -----------  ------------  -----------
    Total liabilities and shareholders' equity.............  $   230,602  $   340,294  $    (70,037) $   500,859
                                                             -----------  -----------  ------------  -----------
                                                             -----------  -----------  ------------  -----------

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        THE YEAR ENDED DECEMBER 31, 1995

                                                                    HISTORICAL
                                                             ------------------------          PRO FORMA
                                                                             CIBA      -------------------------
                                                               HEXCEL     COMPOSITES   ADJUSTMENTS    COMBINED
                                                             -----------  -----------  ------------  -----------
Net sales.................................................  $   350,238  $    331,073   $  (3,207)(p) $    678,104
Cost of sales.............................................     (283,148)     (273,997)      6,860(q)     (550,285)
                                                            -----------  ------------  -----------  ------------
Gross margin..............................................       67,090        57,076       3,653        127,819
Marketing, general and administrative expenses............      (49,324)      (57,966)     --           (107,290)
Amortization and write-downs of intangible assets.........      --             (6,930)      4,385(r)       (2,545)
Other income (expenses), net..............................          791        (1,102)     --               (311)
Restructuring expenses....................................      --             (2,362)     --             (2,362)
                                                            -----------  ------------  -----------  ------------
Operating income (loss)...................................       18,557       (11,284)      8,038         15,311
Interest expense..........................................       (8,682)         (668)       (869)(s)      (10,219)
Bankruptcy reorganization expenses........................       (3,361 (t)      --        --             (3,361)(t)
Minority interest.........................................      --             (1,506)      1,506(u)      --
                                                            -----------  ------------  -----------  ------------
Income (loss) from continuing operations before income
 taxes....................................................        6,514       (13,458)      8,675          1,731
Provision for income taxes................................       (3,313)       (5,085)         --(v)       (8,398)
                                                            -----------  ------------  -----------  ------------
  Income (loss) from continuing operations................        3,201       (18,543)      8,675         (6,667)
Loss from discontinued operations.........................         (468)      --           --               (468)
                                                            -----------  ------------  -----------  ------------
  Net income (loss).......................................  $     2,733  $    (18,543)  $   8,675   $     (7,135)
                                                            -----------  ------------  -----------  ------------
                                                            -----------  ------------  -----------  ------------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continuing operations...................................  $      0.20                             $      (0.20)
  Discontinued operations.................................        (0.03)                                   (0.01)
                                                            -----------                             ------------
    Net income (loss).....................................  $      0.17                             $      (0.21)
                                                            -----------                             ------------
                                                            -----------                             ------------
Weighted average shares and equivalent shares.............       15,742                                   33,764
                                                            -----------                             ------------
                                                            -----------                             ------------

The 1995 net loss for the Ciba Composites Business of $18,543 includes a fourth quarter net loss of $9,537. The fourth quarter net loss includes approximately $6,340 of costs attributable to write-downs of certain fixed and intangible assets, severance expenses, reserves for uncollectible receivables, and acquisition-related expenses.

PURCHASE PRICE SUMMARY AND RELATED ALLOCATION

    The purchase price paid by Hexcel for the Ciba Composites Business is comprised of the following components:

18,022 shares of Hexcel common stock, valued at $8.00 per share
 (1).............................................................  $ 144,200
Senior Subordinated Notes payable to Ciba in 2003 (2)............     26,300
Cash paid to Ciba (3)............................................     25,000
Estimated fees and expenses in connection with the acquisition
 (3).............................................................      7,600
                                                                   ---------
    Total purchase price.........................................  $ 203,100
                                                                   ---------
                                                                   ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
    The allocation of the total purchase price to the net assets of the Ciba Composites Business is based upon the estimated fair values of the net assets acquired, and is summarized as follows:

Cash and equivalents (4).........................................     --
Accounts receivable (5)..........................................  $  53,285
Inventories (6)..................................................     58,792
Prepaid expenses (5).............................................      3,938
Net property, plant & equipment (7)..............................    110,877
Other assets, net (8)............................................      1,000
Investments and other assets (5).................................      4,214
Current liabilities (9)..........................................    (57,685)
Other long-term liabilities, less current maturities (9).........    (19,221)
Minority interest (10)...........................................     --
Shareholders' equity (11)........................................      3,600
Excess of purchase price over net assets acquired (12)...........     44,300
                                                                   ---------
    Total purchase price.........................................  $ 203,100
                                                                   ---------
                                                                   ---------

- ------------------------
(1) The aggregate value of the Hexcel common stock issued to Ciba is determined by multiplying the discounted market price per share by the number of shares issued. The market price per share is determined by reference to the prices at which Hexcel common stock was trading on the New York Stock Exchange during a reasonable period before and after December 12, 1995, the date upon which Hexcel and Ciba amended the aggregate amount of consideration to be paid by Hexcel for the Ciba Composites Business by agreeing to reduce the initial aggregate principal amount of the senior subordinated notes by $5,000. The market price is then discounted to reflect the illiquidity of the Hexcel common stock issued to Ciba caused by the size of Ciba's holding, the contractual restrictions on transferring such shares and, accordingly, limitations on the price Ciba could realize, the contractual limitation on the price per share Ciba could realize in certain types of transactions, the fact that such shares are "restricted securities" within the meaning of the Securities Act of 1933, and various other factors.

    For purposes of valuing the Hexcel common stock issued to Ciba, a discounted market price of $8.00 per share is used. The discounted market price is based on a market price of $10.00 per share during a reasonable period before and after December 12, 1995, and a discount rate of 20%. The discounted market price of the shares issued is used in determining the total purchase price because the discounted market price of Hexcel common stock is more reliably measurable than the fair value of the assets acquired and the liabilities assumed.

(2) Based on the formula included in the Strategic Alliance Agreement, the pro forma aggregate principal amount of the Senior Subordinated Notes as of December 31, 1995 is approximately $27,400. (Such amount is estimated as follows: $43,029 (a) increased by $9,000 for the price of acquiring a minority interest in an Austrian subsidiary of the Ciba Composites Business;
    (b) increased by $6,126 for the decline in the adjusted net working capital of Hexcel from July 2, 1995 to December 31, 1995; (c) decreased by $25,378 for the decline in the adjusted net working capital of the Ciba Composites Business from July 2, 1995 to December 31, 1995; and (d) decreased by $5,377 for certain net assets of the Ciba Composites Business retained by Ciba and other adjustments.) However, the actual aggregate principal amount of the Senior Subordinated Notes to be issued may be higher or lower, because the adjustments required under the Strategic Alliance Agreement to reflect changes in working capital and certain other items as of February 29, 1996 have not yet been determined.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
    The fair value of the Senior Subordinated Notes as of December 31, 1995 is estimated to be $26,300, which is $1,100 lower than the pro forma aggregate principal amount. The $1,100 discount reflects the absence of certain call protection provisions from the terms of the Senior Subordinated Notes and the difference between the stated interest rate on the Senior Subordinated Notes and the estimated market rate for debt obligations of comparable quality and maturity (see Note 10).

(3) The cash paid to Ciba and certain estimated fees and expenses in connection with the acquisition of the Ciba Composites Business have been financed with the proceeds from the Senior Secured Credit Facility (see Note 10).

(4) Under the terms of the Strategic Alliance Agreement, the cash and cash equivalents of the Ciba Composites Business, except for cash on hand at certain of Ciba's non-U.S. subsidiaries, are retained by Ciba. The cash on hand at certain of Ciba's non-U.S. subsidiaries was acquired in exchange for the Senior Demand Notes. The amount of acquired cash and the corresponding principal amount of the Senior Demand Notes, which Hexcel expects will be presented for payment shortly after issuance, are equal and offset each other. Accordingly, the acquisition of such cash and the issuance of the Senior Demand Notes has not been reflected in the unaudited pro forma condensed combined balance sheet.

(5) The fair values of accounts receivable, prepaid expenses and investments and other assets acquired in the purchase of the Ciba Composites Business are estimated to equal respective net book values. Under the terms of the Strategic Alliance Agreement, a portion of the Ciba Composites Business' accounts receivable and prepaid expenses are retained by Ciba.

(6) The fair value of inventories acquired in the purchase of the Ciba Composites Business is estimated to equal aggregate current sales value less estimated selling costs. Under the terms of the Strategic Alliance Agreement, a portion of the Ciba Composites Business' inventories is retained by Ciba.

(7) The fair value of the property, plant and equipment acquired in the purchase of the Ciba Composites Business is estimated to be $45,000 lower than the respective net book value. The estimated fair value, which is based on a preliminary review of the production facilities and equipment of the Ciba Composites Business, reflects the fact that certain of these assets are expected to: (a) duplicate capabilities or productive capacities already possessed by Hexcel; or (b) be in excess of the combined company's needs. This estimate is subject to modification in connection with further analysis. In addition, under the terms of the Strategic Alliance Agreement, a portion of the Ciba Composites Business' property, plant and equipment is retained by Ciba.

 (8) The fair value assigned to other assets reflects the capitalization of estimated fees and expenses incurred to secure the Senior Secured Credit Facility in connection with the acquisition of the Ciba Composites Business.

 (9) The fair values of the current and long-term liabilities assumed by Hexcel in connection with the purchase of the Ciba Composites Business are estimated to equal the respective net book values. Under the terms of the Strategic Alliance Agreement, certain of the liabilities of the Ciba Composites Business are not assumed by Hexcel.

(10) Prior  to  Hexcel's  acquisition  of the  Ciba  Composites  Business,  Ciba eliminated the minority interest in an Austrian subsidiary of the Ciba Composites Business ("Danutec") by purchasing that interest, subject to certain governmental approvals which were subsequently obtained.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
    Accordingly, the estimated pro forma purchase price and purchase price allocation reflect the transfer of 100% of the capital stock of Danutec to the Company, and the minority interest in Danutec has been eliminated on a pro forma basis.

(11) The estimated fees and expenses incurred in connection with issuing the Hexcel common stock to Ciba are deducted from shareholders' equity.

(12) The excess of purchase price over net tangible assets acquired will be allocated to identifiable intangible assets and goodwill pursuant to an analysis and valuation of those assets in accordance with the provisions of Accounting Principles Board Opinion No. 16. Such analysis and valuation has not yet been performed. Accordingly, for purposes of the unaudited pro forma financial information, the excess of purchase price over net tangible assets acquired has been treated as a single intangible asset, with a 20-year life. While the values and estimated lives of various intangible assets resulting from the final purchase allocation will vary from these pro forma assumptions, management does not expect these variances to be material to the unaudited pro forma financial information contained herein.


The purchase price allocation does not reflect any liabilities for the costs of consolidating the business operations of the Ciba Composites Business and Hexcel. Those costs, as discussed above, are expected to be significant.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
PRO FORMA ADJUSTMENTS -- UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a)        Adjustment to eliminate the cash and cash equivalents of the Ciba
            Composites Business which are retained by Ciba............................  $   (8,412)
                                                                                        ----------
(b)        Adjustment to eliminate accounts receivable of the Ciba Composites Business which are retained by Ciba, as well as trade account balances between the
            Ciba Composites Business and Hexcel.......................................  $   (5,805)
                                                                                        ----------
(c)        Adjustment to eliminate inventories of the Ciba Composites Business which are retained by Ciba, and to record acquired inventories at estimated fair
            value.....................................................................  $   (1,545)
                                                                                        ----------
(d)        Adjustment to eliminate prepaid expenses and other assets of the Ciba
            Composites Business which are retained by Ciba............................  $   (6,019)
                                                                                        ----------
(e)        Adjustment to eliminate property, plant and equipment of the Ciba
            Composites Business which is retained by Ciba, and to record acquired property, plant and equipment at estimated fair value.....................  $  (45,487)
                                                                                        ----------
(f)        Adjustment to record the excess of purchase price over net assets
            acquired..................................................................  $   44,300
                                                                                        ----------
(g)        Adjustment to reflect the following:
           Elimination of the intangible assets of the Ciba Composites Business.......  $  (42,211)
           Capitalization and reclassification of certain fees and expenses incurred
            in connection with the acquisition........................................      (3,200)
           Write-off of capitalized debt issuance costs in connection with the extinguishment of certain existing debt obligations with proceeds from the
            Senior Secured Credit Facility............................................      (1,658)
                                                                                        ----------
           Net adjustment.............................................................  $  (47,069)
                                                                                        ----------
(h)        Adjustment to eliminate notes payable of the Ciba Composites Business which
            are not assumed by Hexcel.................................................  $   (9,052)
                                                                                        ----------
(i)        Adjustment to eliminate current liabilities of the Ciba Composites Business which are not assumed by Hexcel, as well as trade balances between the
            Ciba Composites Business and Hexcel.......................................  $   (1,208)
                                                                                        ----------
(j)        Adjustment to reflect the issuance of the Senior Subordinated Notes payable
            to Ciba...................................................................  $   26,300
                                                                                        ----------
(k)        Adjustment to reflect the following:
           Elimination of long-term liabilities of the Ciba Composites Business which
            are not assumed by Hexcel.................................................  $   (9,502)
           Net borrowings under the Senior Secured Credit Facility to finance the cash payment to Ciba and certain fees and expenses incurred in connection with
            the acquisition...........................................................      28,400
                                                                                        ----------
           Net adjustment.............................................................  $   18,898
                                                                                        ----------
(l)        Adjustment to reflect the elimination of the minority interest in
            Danutec...................................................................  $   (6,968)
                                                                                        ----------
(m)        Adjustment to reflect the issuance of Hexcel common stock to Ciba, net of certain fees and expenses incurred in connection with issuing such stock..  $  140,600
                                                                                        ----------
(n)        Adjustment to reflect the write-off of capitalized debt issuance costs in connection with the extinguishment of certain existing debt obligations
            with proceeds from the Senior Secured Credit Facility.....................  $   (1,658)
                                                                                        ----------
(o)        Adjustment to eliminate Ciba's investment in the Ciba Composites
            Business..................................................................  $ (236,949)
                                                                                        ----------

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3 -- ACQUISITION OF THE CIBA COMPOSITES BUSINESS: PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

PRO FORMA ADJUSTMENTS -- UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(p)        Adjustment to eliminate sales between the Ciba Composites Business and
            Hexcel....................................................................  $   (3,207)
                                                                                        ----------
(q)        Adjustment to reflect the following:
           Elimination of cost of sales between the Ciba Composites Business and
            Hexcel....................................................................  $    2,708
           Reduction in depreciation costs resulting from the purchase price adjustment to the net property, plant and equipment of the Ciba Composites
            Business..................................................................       4,152
                                                                                        ----------
           Net adjustment.............................................................  $    6,860
                                                                                        ----------
(r)        Adjustment to reflect the following:
           Reduction in amortization expense and write-downs of intangible assets resulting from the elimination of the intangible assets of the Ciba
            Composites Business in connection with the purchase price allocation......  $    6,930
           Amortization of the excess of purchase price over net assets acquired (20
            year amortization period).................................................      (2,215)
           Amortization of capitalized fees and expenses incurred in connection with securing the Senior Secured Credit Facility (3 year amortization
            period)...................................................................        (330)
                                                                                        ----------
           Net adjustment.............................................................  $    4,385
                                                                                        ----------
(s)        Adjustment to reflect the following:
           Elimination of interest expense on liabilities of the Ciba Composites
            Business which are not assumed by Hexcel..................................  $    1,032
           Net reduction in interest expense resulting from the refinancing of certain
            credit facilities with the Senior Secured Credit Facility.................         992
           Estimated interest expense on the Senior Subordinated Notes payable to
            Ciba......................................................................      (2,893)
                                                                                        ----------
           Net adjustment.............................................................  $     (869)
                                                                                        ----------
(t)        On February 9, 1995, Hexcel emerged from bankruptcy reorganization proceedings which had begun on December 6, 1993. In connection with those proceedings, Hexcel incurred bankruptcy reorganization expenses of $3,361 during the year ended December 31, 1995. Although the resolution of certain bankruptcy-related issues, including the final settlement of disputed claims and professional fees, resulted in expenses being incurred after February 9, 1995, Hexcel has not incurred any significant bankruptcy-related expenses since October 1, 1995.
(u)        Adjustment to eliminate the minority interest in the operating results of
            the Ciba Composites Business..............................................  $    1,506
                                                                                        ----------
(v)        The income tax consequences of the cumulative pro forma adjustments are estimated to be zero. This is due to the fact that the pro forma combined company incurred losses from continuing operations before income taxes for the year ended December 31, 1995, and no income tax benefits relating to these losses have been recognized. Furthermore, the pro forma combined company has sufficient net operating loss carryforwards for income tax purposes to substantially eliminate any tax liabilities arising from pro forma adjustments.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4 -- BANKRUPTCY REORGANIZATION
    On January 12, 1995, the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") entered an order dated January 10, 1995 confirming the Reorganization Plan proposed by Hexcel and the Equity Committee. On February 9, 1995, the Reorganization Plan became effective and Hexcel emerged from the bankruptcy reorganization proceedings which had begun on December 6, 1993, when Hexcel filed a voluntary petition for relief under the provisions of Chapter 11 of the federal bankruptcy laws.

    The Reorganization Plan which became effective on February 9, 1995 provided for: (a) the replacement of a debtor-in-possession credit facility with a new revolving credit facility (the "Revolving Credit Facility") of up to $45,000;
(b) the creation of an amended reimbursement agreement with respect to the letters of credit in support of certain industrial development revenue bonds;
(c) the completion of the first closing under a standby purchase commitment whereby Mutual Series Fund Inc. ("Mutual Series") purchased 1,946 shares of new common stock for $9,000 and loaned Hexcel $41,000 as an advance against the proceeds of a subscription rights offering for additional shares of new common stock; and (d) the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable.

    The Revolving Credit Facility was replaced by the Senior Secured Credit Facility on February 29, 1996 (see Note 10).

    The subscription rights offering concluded on March 27, 1995, with the issuance of an additional 7,156 shares of new common stock. The resulting cash proceeds of $33,098 were used to reduce the outstanding balance of the loan from Mutual Series. The second closing under the standby purchase agreement was completed on April 6, 1995, with the issuance of an additional 1,590 shares of new common stock to Mutual Series, the issuance of an additional 108 shares of new common stock to John J. Lee, Hexcel's Chief Executive Officer, and the retirement of the remaining balance of the Mutual Series loan. Following the second closing under the standby purchase agreement on April 6, 1995, the Company had a total of 18,101 shares of common stock issued and outstanding.

    The Reorganization Plan provided for the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable. The total of all claims reinstated or paid, less the portion representing accrued interest for the period from January 1 to February 9, 1995, has been reflected as "liabilities subject to disposition in bankruptcy reorganization" in the consolidated balance sheet as of December 31, 1994. On February 9, 1995, Hexcel paid $78,144 in prepetition claims and interest, and reinstated another $60,575 in prepetition liabilities. Reinstated liabilities were reclassified from "liabilities subject to disposition in bankruptcy reorganization" to the appropriate liability captions of the consolidated balance sheet on February 9, 1995. The payment of claims and interest on February 9, 1995 was financed with: (a) cash proceeds of $26,694 received in the first quarter of 1995 from the sale of the Company's Chandler, Arizona manufacturing facility and certain related assets and technology (see Note 5);
(b) cash proceeds of $2,602 received in the first quarter of 1995 from the sale of the Company's European resins business (see Note 5); (c) the $50,000 in cash received from Mutual Series in connection with the standby purchase agreement; and (d) borrowings under the Revolving Credit Facility.

    Professional fees and other costs directly related to bankruptcy proceedings were expensed as incurred, and have been reflected in the consolidated statements of operations as "bankruptcy reorganization expenses." Bankruptcy reorganization expenses have consisted primarily of professional fees paid to legal and financial advisors of Hexcel, the Equity Committee and the Official Committee of Unsecured Creditors. In addition, these expenses included incentives for employees to remain with the Company for the duration of bankruptcy proceedings and the write-off of previously capitalized costs related to the issuance of prepetition debt, as required by SOP 90-7. The resolution of certain bankruptcy-related issues, including the final settlement of disputed claims and professional fees, resulted in expenses being incurred after the effective date of the Reorganization Plan. However, the Company has not incurred any significant bankruptcy-related expenses since October 1, 1995.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5 -- RECEIVABLES FROM ASSET SALES

SALE OF CHANDLER, ARIZONA MANUFACTURING FACILITY AND CERTAIN RELATED ASSETS AND TECHNOLOGY

    Hexcel sold its Chandler, Arizona manufacturing facility and certain related assets and technology to Northrop Grumman Corporation ("Northrop") in the fourth quarter of 1994. In connection with the sale, the Company recognized other income of $15,900, which includes the effects of reversing $10,000 of a previously established restructuring reserve related to the Chandler facility and $5,900 which represents the excess of the sales price over the carrying value of the net assets sold. The transaction generated net cash proceeds of $28,988, of which $2,294 was received in 1994 and $26,694 was received in the first quarter of 1995. The net proceeds received in the first quarter of 1995 have been reflected in "receivables from asset sales" in the consolidated balance sheet as of December 31, 1994.

    Under the terms of the Chandler transaction, Hexcel retained a royalty-free, non-exclusive license to use the technology sold in non-military applications and will receive royalties from Northrop on certain applications of that technology. In addition, the Company may receive up to an additional $2,300 pursuant to the terms of the transaction, when certain conditions are satisfied. Of this amount, $600 was received in the third quarter of 1995 and has been reflected in "other income (expense), net" in the 1995 consolidated statement of operations. An additional $1,560 was received in February 1996; the resulting income will be recognized in the first quarter of 1996.

SALE OF RESINS BUSINESS

    On December 29, 1994, Hexcel sold its European resins operations to Axson S.A., a French corporation, through the sale of all of the Company's shares in the capital stock of its European resins subsidiaries. The sale and related settlement transactions generated net cash proceeds of approximately $8,727, of which $6,125 was received in the fourth quarter of 1994 and $2,602 was received in the first quarter of 1995. The net proceeds received in the first quarter of 1995 have been reflected in "receivables from asset sales" in the consolidated balance sheet as of December 31, 1994.

    Hexcel sold its U.S. resins operations to Fiber-Resin Corporation, a wholly-owned subsidiary of H.B. Fuller Company, on October 30, 1995. The estimated net proceeds from the sale approximated the net book value of the assets sold. The sale of the Company's U.S. resins operations completed the divestiture of the resins business, which has been accounted for as a discontinued operation in the consolidated financial statements for all periods presented (see Note 23).

NOTE 6 -- INVENTORIES
    Inventories as of December 31, 1995 and 1994 were:

                                                                           1995       1994
                                                                         ---------  ---------
Raw materials..........................................................  $  22,257  $  18,846
Work in progress.......................................................     13,688     12,518
Finished goods.........................................................     17,778     14,934
Supplies...............................................................      1,752      1,066
                                                                         ---------  ---------
Inventories............................................................  $  55,475  $  47,364
                                                                         ---------  ---------
                                                                         ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment as of December 31, 1995 and 1994 were:

                                                                        1995          1994
                                                                    ------------  ------------
Land..............................................................  $      2,349  $      2,213
Buildings.........................................................        46,560        36,913
Equipment.........................................................       154,671       147,202
                                                                    ------------  ------------
Property, plant and equipment.....................................       203,580       186,328
Less accumulated depreciation.....................................      (117,625)     (103,215)
                                                                    ------------  ------------
Net property, plant and equipment.................................  $     85,955  $     83,113
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 8 -- INVESTMENTS AND OTHER ASSETS
    Investments and other assets as of December 31, 1995 and 1994 were:

                                                                        1995          1994
                                                                    ------------  ------------
Investments in joint ventures.....................................  $      6,615  $      6,287
Deferred business acquisition costs...............................         4,150       --
Debt financing costs, net of accumulated amortization of $529 as
 of December 31, 1995.............................................         1,658       --
Other assets......................................................         4,169         5,705
                                                                    ------------  ------------
Investments and other assets......................................  $     16,592  $     11,992
                                                                    ------------  ------------
                                                                    ------------  ------------

    Investments in joint ventures consist of a 50% equity interest in Knytex Company, L.L.C. ("Knytex"), which is jointly owned and operated with Owens-Corning Fiberglas Corporation, and a 40% equity interest in Hexcel-Fyfe, L.L.C. ("Hexcel-Fyfe"), which is jointly owned and operated with Fyfe Associates Corporation. The Company also owns an equity interest in DIC-Hexcel Limited, a joint venture with Dainippon Ink and Chemicals, Inc. ("DIC"), for which there was no recorded asset value as of December 31, 1995 or 1994 (see Note 9). Investments in joint ventures are accounted for by the equity method. Equity in the earnings of joint ventures were not material to the Company's consolidated results of operations in 1995, 1994 or 1993.

    Knytex was formed on June 30, 1993 when the Company sold 50% of its stitchbonded business to Owens-Corning and contributed the remaining 50% to the joint venture. The Company received proceeds of $4,500 and recognized a gain of $1,541 from the sale.

    Deferred business acquisition costs consists of certain transaction-related costs incurred in connection with the acquisition of the Ciba Composites Business through December 31, 1995. Such costs will be included in the allocation of the total purchase price to the net assets acquired as of the acquisition date, in accordance with the provisions of Accounting Principles Board Opinion No. 16.

    Debt financing costs are deferred and amortized over the life of the related debt. All debt financing costs as of December 31, 1995 relate to debt obligations that were extinguished on February 29, 1996 with proceeds from the Senior Secured Credit Facility. Accordingly, the unamortized balance of such costs will be written off by a charge to "interest expense" during the first quarter of 1996.

NOTE 9 -- DIC-HEXCEL LIMITED
    The Company owns an equity interest in DIC-Hexcel Limited, a joint venture with Dainippon Ink and Chemicals, Inc. ("DIC"). The joint venture was formed in 1990 for the production and sale of Nomex honeycomb, advanced composites and decorative laminates for the Japanese market. The joint venture owns and operates a manufacturing facility in Komatsu, Japan.

    Under the terms of the original joint venture agreement, DIC agreed to guarantee all bank debt incurred by this venture. In turn, the Company provided an undertaking that in the event the joint

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9 -- DIC-HEXCEL LIMITED (CONTINUED)
venture went into liquidation the Company would reimburse DIC for 50% of all guaranteed bank loans, net of any proceeds from the sale of the venture's assets. During 1994, the economic viability of this joint venture became questionable, and the cost of product qualification efforts and the attendant lack of revenues were resulting in negative cash flows. During the third quarter of 1994, DIC proposed to liquidate the joint venture. The Company responded with a proposal to restructure the joint venture, subject to various conditions, which DIC agreed to consider. Under either proposal, the Company would retain responsibility for a portion of the joint venture's guaranteed bank debt. Accordingly, the Company recorded an $8,000 provision in the third quarter of 1994 to reflect the estimated cost of restructuring or liquidating DIC-Hexcel Limited. This provision has been included in "other income (expenses), net" in the 1994 consolidated statement of operations, and the corresponding liability has been included in "liabilities subject to disposition in bankruptcy reorganization" in the consolidated balance sheet as of December 31, 1994.

    On February 20, 1995, Hexcel and DIC entered into an amendment to the original joint venture agreements which provided additional funding to permit DIC-Hexcel Limited to complete its product qualification efforts and limited the Company's potential liability for the venture's bank debt guaranteed by DIC to $9,000. Under the terms of the amendment, the Company and DIC each agreed to contribute $4,500 in cash to the venture, payable in installments of $1,438 in the first quarter of 1995 and $438 in each of the next seven quarters. It was agreed that such cash contributions by the Company would reduce pro-rata its potential liability of $9,000. The amendment also provided, after taking account to the transactions contemplated thereunder, for a reduction in the Company's equity interest in DIC-Hexcel Limited to approximately 42% with a corresponding increase in DIC's equity interest. After December 31, 1996, should demand be made under the loans made to DIC-Hexcel Limited guaranteed by DIC, the Company will be required to pay 50% of any amount DIC pays on account of its guarantees, up to a cumulative amount of $4,500. Furthermore, the Company and DIC agreed that they would discuss and review the prospects of the venture and its future financing during the second half of 1996. During this period both DIC and the Company each have the right to request the liquidation of DIC-Hexcel Limited. If such right is exercised, the Company will be required to make payment of the remaining contingent liability of up to $4,500. If such liquidation right is exercise by either party, it is not anticipated that payment would be required prior to January 1997.

    Management believes that the $8,000 provision recorded in the third quarter of 1994 remains the best estimate of the Company's total probable liability under the amended joint venture agreement, based on the terms of that agreement and the projected future operating results of DIC-Hexcel Limited. The Company contributed $2,750 of cash to the joint venture during 1995, reducing the remaining probable liability to $5,250 as of December 31, 1995. Of this amount, $1,750 has been included in "accrued liabilities" and $3,500 has been included in "deferred liabilities" in the consolidated balance sheet as of December 31, 1995 (see Note 17).

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10 -- NOTES PAYABLE
    Notes payable and capital lease obligations as of December 31, 1995 and 1994 were:

                                                                                 1995
                                                                               UNAUDITED
                                                                               PRO FORMA
                                                                               (SEE NOTE
                                                                                  3)         1995        1994
                                                                              -----------  ---------  ----------
Senior Secured Credit Facility..............................................   $  74,605      --          --
Revolving Credit Facility...................................................      --       $  30,091      --
European credit facilities..................................................       1,692      17,806  $   18,128
Debtor-in-possession credit facility........................................      --          --           4,189
Prepetition credit facility.................................................      --          --          12,000
Senior Subordinated Notes payable to Ciba-Geigy.............................      26,300      --          --
10.12% senior notes, originally due 1998....................................      --          --          30,000
7% convertible subordinated debentures, due 2011............................      25,625      25,625      25,625
Obligations under IDRB variable rate demand notes, due through 2024, net....      11,990      11,990      13,310
Capital lease obligations (see Note 11).....................................       3,217       3,217       3,234
Various notes payable, due through 2007.....................................       1,715       1,715       3,053
                                                                              -----------  ---------  ----------
    Total notes payable and capital lease obligations.......................     145,144      90,144     109,539
Less amount subject to disposition in bankruptcy reorganization.............      --          --         (80,815)
                                                                              -----------  ---------  ----------
    Total notes payable and capital lease obligations, net..................   $ 145,144   $  90,144  $   28,724
                                                                              -----------  ---------  ----------
                                                                              -----------  ---------  ----------
Notes payable and current maturities of long-term liabilities, net..........   $   1,802   $   1,802  $   12,720
Long-term notes payable and capital lease obligations, net..................     143,342      88,342      16,004
                                                                              -----------  ---------  ----------
    Total notes payable and capital lease obligations, net..................   $ 145,144   $  90,144  $   28,724
                                                                              -----------  ---------  ----------
                                                                              -----------  ---------  ----------

SENIOR SECURED CREDIT FACILITY

    In connection with the acquisition of the Ciba Composites Business, Hexcel obtained the Senior Secured Credit Facility on February 29, 1996. The Senior Secured Credit Facility is a three-year revolving credit facility of up to $175,000 which is available to: (a) fund the $25,000 cash component of the purchase price paid for the Ciba Composites Business; (b) refinance outstanding indebtedness under certain U.S. and European credit facilities; and (c) provide for the ongoing working capital and other financing requirements of the Company, including consolidation activities, on a worldwide basis. The Senior Secured Credit Facility replaces the Revolving Credit Facility which was obtained on February 9, 1995, in connection with Hexcel's Reorganization Plan, as well as certain European credit facilities.

    Interest on outstanding borrowings under the Senior Secured Credit Facility is computed at an annual rate of 0.4% in excess of the applicable London interbank rate or, at the option of Hexcel, the base rate of the administrative agent for the lenders. In addition, the Senior Secured Credit Facility is subject to a commitment fee of approximately 0.2% per annum on the unused portion of the facility and a letter of credit fee of up to 0.5% per annum on the outstanding face amount of letters of credit. The Company also paid one-time arrangement, syndication and closing fees totaling $869, as well as certain other costs and expenses related to the implementation of the Senior Secured Credit Facility.

    The Senior Secured Credit Facility is secured by a pledge of stock of certain of Hexcel's subsidiaries, and is also guaranteed by the Company and certain of its subsidiaries. In addition, the Company is subject to various financial covenants and restrictions under the Senior Secured Credit Facility,

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10 -- NOTES PAYABLE (CONTINUED)
including minimum levels of tangible net worth and fixed charge coverage, and maximum levels of debt to earnings before interest, taxes, depreciation and amortization. The Senior Secured Credit Facility also imposes certain restrictions on incurring additional indebtedness, and generally prohibits the Company from paying dividends or redeeming capital stock.

    In addition to providing for typical events of default, including an event of default resulting from a "change in control" (as defined) of the Company, the Senior Secured Credit Facility provides that an event of default would occur if, under certain circumstances, Ciba: (a) ceases to hold, directly or indirectly through one or more wholly-owned subsidiaries, 100% of the outstanding principal amount of the Senior Subordinated Notes, or (b) ceases to beneficially own, directly or indirectly, at least 40% of Hexcel's voting stock. In light of the foregoing, the Company and Ciba entered into a Retention Agreement, dated as of February 29, 1996, pursuant to which Ciba agreed, subject to the limitations set forth therein, to: (a) hold directly or indirectly through one or more wholly-owned subsidiaries, 100% of the outstanding principal amount of the Senior Subordinated Notes, and (b) beneficially own, directly or indirectly, at least 40% of the Company's voting stock.

REVOLVING CREDIT FACILITY

    The Revolving Credit Facility, which replaced the Debtor-in-possession credit facility on February 9, 1995, was replaced by the Senior Secured Credit Facility on February 29, 1996.

EUROPEAN CREDIT FACILITIES

    Certain European credit facilities were replaced by the Senior Secured Credit Facility on February 29, 1996.

SENIOR SUBORDINATED NOTES PAYABLE TO CIBA-GEIGY

    In connection with the acquisition of the Ciba Composites Business, Hexcel has undertaken to deliver to Ciba and/or one or more of its subsidiaries the Senior Subordinated Notes. The Senior Subordinated Notes, which will be issued following the completion of certain post-closing adjustment procedures contemplated by the Strategic Alliance Agreement, will be general unsecured obligations of the Company in an aggregate principal amount of approximately $43,000, subject to certain adjustments. The actual aggregate principal amount of the Senior Subordinated Notes to be issued may be higher or lower than $43,000, because the adjustments required under the Strategic Alliance Agreement to reflect changes in working capital and certain other items as of February 29, 1996 have not yet been determined. (The pro forma aggregate principal amount of the Senior Subordinated Notes as of December 31, 1995 was $27,400, and the pro forma estimated fair value of the Senior Subordinated Notes on that date was $26,300. See Note 3.)

    The Senior Subordinated Notes will bear interest for three years at a rate of 7.5% per annum, payable semiannually, from February 29, 1996. The interest rate will increase to 10.5% per annum on the third anniversary of the acquisition of the Ciba Composites Business, and by an additional 0.5% per year thereafter until the Senior Subordinated Notes mature in the year 2003. The payment of principal and interest on the Senior Subordinated Notes will be subordinate to the Senior Secured Credit Facility.

    The Senior Subordinated Notes will be callable, in whole or in part, at the option of Hexcel at any time without penalty, and the Company will not be required to make mandatory redemption or sinking fund payments. Under certain circumstances, upon a "change of control" of the Company, as defined in the indenture governing the Senior Subordinated Notes, the holders of the Senior Subordinated Notes (except, under certain circumstances, Ciba) will have the right to cause the Company to

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10 -- NOTES PAYABLE (CONTINUED)
repurchase all or any part of the Senior Subordinated Notes at a price equal to 101% of the principal amount to be repurchased plus accrued interest. Under such indenture, the Company will be subject to various restrictions, including restrictions on incurring additional indebtedness, paying dividends and redeeming capital stock.

7% CONVERTIBLE SUBORDINATED DEBENTURES

    The 7% convertible subordinated debentures were subject to disposition in bankruptcy reorganization, and were reinstated on February 9, 1995, pursuant to the Reorganization Plan. These debentures are redeemable by the Company under certain provisions, although any such redemption is restricted by the terms of the Senior Secured Credit Facility. Mandatory redemption is scheduled to begin in 2002 through annual sinking fund requirements. The debentures are convertible prior to maturity into common stock of the Company at $30.72 per share, subject to adjustment under certain conditions.

OBLIGATIONS UNDER IDRB VARIABLE RATE DEMAND NOTES

    Hexcel has various industrial development revenue bonds ("IDRBs") outstanding, guaranteed by bank letters of credit for fees of 0.5%. These IDRBs were subject to disposition in bankruptcy reorganization, and were reinstated on February 9, 1995, pursuant to the Reorganization Plan. The letters of credit which guarantee the IDRBs were also reinstated, in accordance with the terms of an amended reimbursement agreement (the "Reimbursement Agreement") with the issuing bank, and extended until December 31, 1998. The Reimbursement Agreement originally provided that, commencing April 1, 1995 and every three months thereafter for the duration of the agreement, the Company would either redeem $600 of the guaranteed IDRBs, obtain a $600 letter of credit in favor of the issuing bank, or deposit $600 into a sinking fund in which the issuing bank and/or the trustees for the IDRBs will hold a first priority security interest. However, these provisions were eliminated by an amendment to the Reimbursement Agreement dated February 29, 1996. This amendment, which was agreed to by the issuing bank in connection with the Company's acquisition of the Ciba Composites Business, also eliminated certain financial covenants and other restrictions previously contained in the Reimbursement Agreement. The interest rates on the IDRBs are variable and averaged 6.2% in 1995, 3.9% in 1994 and 2.5% in 1993.

    On November 1, 1994, Hexcel sold the property it owned in the City of Industry, California for $2,600, which approximated net book value. Under the terms of the sales agreement, the buyer paid the Company $260 in cash and assumed responsibility for $2,340 of the outstanding principal of a $4,900 IDRB related to the property. As of December 31, 1995, the outstanding balance of the IDRB had been reduced to $4,700, of which $2,160 was an assumed obligation of the buyer. The Company is contingently liable for that portion of the IDRB assumed by the buyer, in the event the buyer should default on assumed payment obligations.

INSTALLMENTS DUE ON NOTES PAYABLE

    Excluding obligations extinguished with proceeds from the Senior Secured Credit Facility, installments due on long-term notes payable are $1,489 in 1996, $267 in 1997 and $38,966 in years after the year 2000. The Senior Secured Credit Facility, which was used to refinance long-term debt obligations totaling $46,205 as of December 31, 1995, expires in 1999.

AGGREGATE FAIR VALUE OF LONG-TERM DEBT

    Management believes that the aggregate fair value of Hexcel's long-term debt, excluding the 7% convertible subordinated debentures, approximates the aggregate book value, as substantially all

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10 -- NOTES PAYABLE (CONTINUED)
such debt is comprised of variable-rate obligations. However, there can be no assurance that the aggregate fair value of the Company's long-term debt will not materially vary from the aggregate book value. The fair value of the 7% convertible subordinated debentures is estimated on the basis of quoted market prices, although trading in the debentures is limited and may not reflect fair value. The estimated fair value of all of the outstanding debentures was $21,781 and $15,888 as of December 31, 1995 and 1994, respectively.

INTEREST PAYMENTS

    Interest  payments were $8,345 in  1995, $3,909 in 1994  and $8,802 in 1993.
Hexcel was legally prohibited from paying interest on most prepetition debt obligations in 1994.

NOTE 11 -- LEASING ARRANGEMENTS
    Assets, accumulated depreciation and related liability balances under capital leasing arrangements as of December 31, 1995 and 1994 were:

                                                                                   1995       1994
                                                                                 ---------  ---------
Property, plant and equipment..................................................  $   7,205  $   6,734
Less accumulated depreciation..................................................     (2,611)    (2,246)
                                                                                 ---------  ---------
    Net property, plant and equipment..........................................  $   4,594  $   4,488
                                                                                 ---------  ---------
                                                                                 ---------  ---------
Capital lease obligations......................................................  $   3,217  $   3,234
Less current maturities........................................................       (313)      (410)
                                                                                 ---------  ---------
    Long-term capital lease obligations, net...................................  $   2,904  $   2,824
                                                                                 ---------  ---------
                                                                                 ---------  ---------

    Certain sales and administrative offices, data processing equipment, and manufacturing facilities are leased under operating leases. Rental expenses under operating leases were $2,871 in 1995, $3,675 in 1994 and $3,530 in 1993.

    Future minimum lease payments as of December 31, 1995 were:

                                                                                     TYPE OF LEASE
                                                                                 ----------------------
PAYABLE DURING YEARS ENDING DECEMBER 31:                                          CAPITAL    OPERATING
- -------------------------------------------------------------------------------  ---------  -----------
1996...........................................................................  $     675   $   2,520
1997...........................................................................        675       1,975
1998...........................................................................        675       1,327
1999...........................................................................        675       1,078
2000...........................................................................        582         737
2001 and thereafter............................................................      2,267       2,147
                                                                                 ---------  -----------
    Total minimum lease payments...............................................  $   5,549   $   9,784
                                                                                 ---------  -----------
                                                                                 ---------  -----------

    Total minimum capital lease payments include $2,332 of imputed interest.

NOTE 12 -- ACCRUED RESTRUCTURING LIABILITIES
    In December 1992, Hexcel initiated a worldwide restructuring program designed to improve facility utilization and determine the proper workforce requirements to support projected reduced levels of business in 1993 and beyond. The Company recorded a charge for this program of $23,000 in the fourth quarter of 1992.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12 -- ACCRUED RESTRUCTURING LIABILITIES (CONTINUED)
    In April 1993, Hexcel announced the closing of the Graham, Texas manufacturing facility and the consolidation of Graham operations into other plants. The estimated costs of this closure were included in the 1992 restructuring charge. The Graham closure was substantially completed in 1994.

    In September 1993, Hexcel announced plans to significantly expand the restructuring program in response to the expected further decline in commercial and military aerospace markets. Accordingly, the Company recorded a charge of $44,000 in the third quarter of 1993. This expansion included deeper cuts in overhead and further consolidation of facilities in the United States and Europe. During the fourth quarter of 1993, an additional charge of $2,600 was recorded in connection with the expanded restructuring program. The 1993 and 1992 restructuring charges included approximately $34,000 of non-cash write-downs related to facility closures and the impairment of certain assets due to declining sales and the changed business environment.

    In the fourth quarter of 1994, Hexcel sold the Chandler, Arizona manufacturing facility and certain related assets and technology (see Note 5). Together with the closure of the Graham facility, this completed the reduction in honeycomb production capacity contemplated by the expanded restructuring program. The Company transferred certain assets and production processes located at the Chandler facility, which were not included in the sale, to the Company's facility in Casa Grande, Arizona. The estimated costs associated with this transfer were included in the restructuring charge recorded in the third quarter of 1993.

    The total of $69,600 in restructuring charges taken in 1992 and 1993 and the remaining balances of accrued restructuring charges as of December 31, 1995 and 1994 were:

                                                                                         ACCRUED        ACCRUED
                                                                        1992 & 1993   RESTRUCTURING  RESTRUCTURING
                                                                       RESTRUCTURING   LIABILITIES    LIABILITIES
                                                                         EXPENSES      AT 12/31/95    AT 12/31/94
                                                                       -------------  -------------  -------------
Estimated costs to close and relocate facilities:
  Asset write-downs..................................................   $    19,500    $       500    $     2,230
  Cash costs, net of expected sales proceeds.........................        11,000          1,190          2,835
Estimated employee severance costs (excluding severance related to
 the closure of facilities)..........................................        15,900            260          1,100
Asset write-downs due to changed business conditions.................        14,700        --             --
Estimated cash costs of various other restructuring actions..........         8,500            937          5,000
                                                                       -------------  -------------  -------------
                                                                        $    69,600    $     2,887    $    11,165
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The decrease in accrued restructuring liabilities during 1995 is primarily attributable to the consolidation of honeycomb manufacturing operations in connection with the disposal of the Chandler facility, as well as severance payments and implementation of a new management information system. The consolidation of honeycomb operations reflected in the 1992 and 1993 restructuring charges is substantially complete, while implementation of the information system will continue through 1996.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13 -- LIABILITIES SUBJECT TO DISPOSITION IN BANKRUPTCY REORGANIZATION Liabilities subject to disposition in bankruptcy reorganization as of
December 31, 1994 were:

                                                                                                1994
                                                                                             -----------
Accounts payable...........................................................................  $    23,271
Accrued liabilities, including interest....................................................       33,691
Notes payable and capital lease obligations (see Note 10)..................................       80,815
                                                                                             -----------
    Total liabilities subject to disposition in bankruptcy reorganization..................  $   137,777
                                                                                             -----------
                                                                                             -----------
Current liabilities subject to disposition in bankruptcy reorganization....................  $    97,025
Long-term liabilities subject to disposition in bankruptcy reorganization..................       40,752
                                                                                             -----------
    Total liabilities subject to disposition in bankruptcy reorganization..................  $   137,777
                                                                                             -----------
                                                                                             -----------

    The Reorganization Plan provided for the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable. The total of all claims reinstated or paid, less the portion representing accrued interest for the period from January 1 to February 9, 1995, has been reflected as "liabilities subject to disposition in bankruptcy reorganization" in the consolidated balance sheet as of December 31, 1994.

NOTE 14 -- RETIREMENT PLANS
    The Company has various retirement and profit sharing plans covering substantially all U.S. employees and certain European employees. The net cost of these plans was $2,768 in 1995, $2,443 in 1994 and $2,330 in 1993.

    In the United States, the Company maintains a defined contribution plan and a defined benefit pension plan. The defined contribution plan is available to substantially all U.S. employees, and is comprised of a 401(k) savings plan and a profit sharing plan. Under the 401(k) savings plan, the Company makes matching contributions equal to 50% of the contributions of the employees, not to exceed 3% of employee compensation. The defined benefit pension plan is a career average pension plan covering substantially all U.S. hourly employees. Effective January 1, 1996, participation in the defined benefit pension plan was extended to U.S. salaried employees as well. Benefits are based on years of service and the annual compensation of the employee, and the Company's funding policy is to contribute the minimum amount required by applicable regulations.

    The Company also maintains a defined benefit pension plan for employees in the United Kingdom, and defined benefit retirement plans for certain senior executives and directors. The Company's European subsidiaries, except for those in the United Kingdom, participate in government retirement plans which cover all employees of those subsidiaries.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14 -- RETIREMENT PLANS (CONTINUED)
    Contributions to the 401(k) savings plan were $1,290 for 1995, $1,039 for 1994 and $1,130 for 1993. There were no contributions to the profit sharing plan for 1995, 1994 or 1993. The net cost of the Company's defined benefit pension and retirement plans for the years ended December 31, 1995, 1994 and 1993 consisted of:

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Service cost -- benefits earned during the year........................  $     661  $     753  $     749
Interest cost on projected benefit obligation..........................        660        706        713
Return on assets -- actual.............................................     (1,103)        33     (1,385)
Net amortization and deferral..........................................      1,260        (88)     1,123
                                                                         ---------  ---------  ---------
    Net periodic pension cost..........................................  $   1,478  $   1,404  $   1,200
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Assumptions used in the accounting for these defined benefit and retirement plans were:

                                                                                    1995         1994         1993
                                                                                 -----------  -----------  -----------
Discount rate..................................................................        7.0%         8.0%         7.0%
Rate of increase in compensation...............................................        4.0%         4.0%         4.0%
Expected long-term rate of return on plan assets...............................        9.5%         9.5%         9.5%

    The funded status and amounts recognized for the defined benefit pension and retirement plans as of December 31, 1995 and 1994 were:

                                                                                             1995       1994
                                                                                           ---------  ---------
Actuarial present value of benefit obligation:
  Vested benefit obligation..............................................................  $   8,047  $   6,688
  Non-vested benefit obligation..........................................................      1,281      1,022
                                                                                           ---------  ---------
    Accumulated benefit obligation.......................................................  $   9,328  $   7,710
                                                                                           ---------  ---------
                                                                                           ---------  ---------
Projected benefit obligation for service rendered to date................................  $  10,985  $   8,658
Less plan assets at fair value, primarily listed stocks and insurance contracts..........     (5,117)    (3,128)
                                                                                           ---------  ---------
Projected benefit obligation in excess of plan assets....................................      5,868      5,530
Unrecognized net loss....................................................................     (2,176)      (814)
Unrecognized prior service costs.........................................................       (240)      (285)
Unrecognized net transition obligation being recognized over 15 years....................       (255)      (298)
Adjustment required to recognize minimum pension liability...............................      1,014        449
                                                                                           ---------  ---------
Defined benefit pension and retirement liability.........................................      4,211      4,582
Less current portion of pension and retirement liability.................................     (1,780)    (1,762)
                                                                                           ---------  ---------
    Deferred pension and retirement liability (see Note 17)..............................  $   2,431  $   2,820
                                                                                           ---------  ---------
                                                                                           ---------  ---------

NOTE 15 -- POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
    The Company provides certain postretirement health care and life insurance benefits to eligible retirees. Substantially all U.S. employees hired on or before December 31, 1995 who retire on or after age 58 after rendering at least 15 years of service are eligible for benefits. Benefits consist of coverage of up to 50% of the annual cost of certain health insurance plans, as well as annual life insurance coverage equal to 65% of the final base pay of the retiree until the age of 70. Upon reaching 70 years of age, life insurance coverage is reduced.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15 -- POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS (CONTINUED) The Company funds postretirement health care and life insurance benefit costs on a pay-as-you-go basis and, for 1995, 1994 and 1993, made benefit payments of $583, $423 and $576, respectively. Net defined postretirement benefit costs for the years ended December 31, 1995, 1994 and 1993 were:

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Service cost -- benefits earned during the year........................  $     279  $     389  $     400
Interest cost on accumulated postretirement benefit obligation.........        780        915      1,100
Net amortization and deferral..........................................       (201)    --         --
                                                                         ---------  ---------  ---------
    Net periodic postretirement benefit cost...........................  $     858  $   1,304  $   1,500
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Defined postretirement benefit liabilities as of December 31, 1995 and 1994 were:

                                                                                  1995       1994
                                                                                ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees....................................................................  $   6,766  $   7,661
  Fully eligible active plan participants.....................................      1,264        985
  Other active plan participants..............................................      3,726      3,211
                                                                                ---------  ---------
                                                                                   11,756     11,857
Unrecognized net gain.........................................................      2,778      2,402
                                                                                ---------  ---------
Defined postretirement benefit liability......................................     14,534     14,259
Less current portion of postretirement benefit liability......................       (583)      (651)
                                                                                ---------  ---------
    Deferred postretirement benefit liability (see Note 17)...................  $  13,951  $  13,608
                                                                                ---------  ---------
                                                                                ---------  ---------

    Two health care cost trend rates were used in measuring the accumulated postretirement benefit obligation. The assumed indemnity health care cost trend in 1996 was 11.0% for participants less than 65 years of age and 7.0% for participants 65 years of age and older, gradually declining to 6.0% for both age groups in the year 2001. The assumed HMO health care cost trend in 1996 was 8.0% for participants less than 65 years of age and 5.0% for participants 65 years of age and older, gradually declining to 6.0% and 5.0%, respectively, in the year 1998.

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% in 1995 and 8.0% in 1994. The rate of increase in compensation used in determining the obligation was 4.0% in both 1995 and 1994.

    If the health care cost trend rate assumptions were increased by 1.0%, the accumulated postretirement benefit obligation as of December 31, 1995 would be increased by 3.6%. The effect of this change on the sum of the service cost and interest cost would be an increase of 3.0%.

    Effective January 1, 1996, Hexcel amended its postretirement benefit program to eliminate any benefits for employees hired after December 31, 1995 (other than certain former employees of the Ciba Composites Business hired on February 29, 1996), and to limit health care benefit coverage to selected health insurance plans for the majority of active employees hired on or before December 31, 1995. These amendments are expected to reduce the Company's accumulated postretirement benefit obligation by approximately $1,600, which will be recognized as a reduction in future benefit expense on a straight line basis over 14 years.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16 -- INCOME TAXES

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1995, the Company had net operating loss ("NOL") carryforwards for U.S. federal income tax purposes of approximately $65,000 and net operating loss carryforwards for international income tax purposes of approximately $5,000. The U.S. NOL carryforwards, which are available to offset future taxable income, expire at various dates through the year 2010.

    As a result of the ownership change which occurred in connection with the Reorganization Plan (see Note 4), a limitation on the utilization of NOL carryforwards in the U.S. was created. This utilization limitation, which applies to loss carryforwards generated prior to February 9, 1995, is estimated to be approximately $5,000 per year. As a result of the acquisition of the Ciba Composites Business (see Notes 2 and 3), a second successive limitation on the utilization of NOL carryforwards in the U.S. has been created. This utilization limitation, which applies to loss carryforwards generated between February 9, 1995 and February 29, 1996, is estimated to be approximately $12,000 per year. Under U.S. federal tax law, NOL carryforwards are utilized in the order of successive limitations. Consequently, the NOL carryforwards subject to the first annual limitation may be utilized to reduce future taxable income of up to $5,000 per year, and the NOL carryforwards subject to the second annual limitation may then be utilized to reduce future taxable income of up to $12,000 per year. The aggregate utilization of NOL carryforwards subject to both limitations may not exceed $12,000 annually.

PROVISION FOR INCOME TAXES

    The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. The cumulative effect of adopting SFAS 109 was the recognition of $4,500 of income, which was recorded in the first quarter of 1993. In connection with the adoption of SFAS 109, the Company established a valuation allowance of $4,693 against its deferred income tax assets.

    During 1993, substantial uncertainty developed as to the realization of Hexcel's deferred income tax assets. As a result, the Company increased the valuation allowance against its deferred income tax assets, reducing the recorded value of those assets to zero. The increase to the valuation allowance reflected the Company's assessment that the bankruptcy reorganization proceedings of Hexcel and substantial operating losses had jeopardized the realization of deferred income tax assets.

    In 1994 and 1995, Hexcel continued to reserve for the income tax assets generated by the pre-tax losses of certain subsidiaries. As a result of settlements of various tax audits, state income taxes and taxable income for certain European subsidiaries, the Company recorded a provision for income taxes of $3,586 in 1994. As a result of state income taxes and taxable income for certain European subsidiaries, the Company recorded a provision for income taxes of $3,313 in 1995.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16 -- INCOME TAXES (CONTINUED)
    Income (loss) before income taxes and the tax provision for income taxes from continuing operations for the years ended December 31, 1995, 1994 and 1993 were:

                                                                        1995        1994        1993
                                                                      ---------  ----------  ----------
Income (loss) before income taxes:
  United States.....................................................  $  (1,027) $  (24,745) $  (58,554)
  International.....................................................      7,541         251     (15,294)
                                                                      ---------  ----------  ----------
    Total income (loss) before income taxes.........................  $   6,514  $  (24,494) $  (73,848)
                                                                      ---------  ----------  ----------
                                                                      ---------  ----------  ----------
Benefit (provision) for income taxes:
Current:
  U.S...............................................................  $    (197) $      (85) $     (243)
  International.....................................................     (3,445)        108        (976)
                                                                      ---------  ----------  ----------
    Current benefit (provision) for income taxes....................     (3,642)         23      (1,219)
                                                                      ---------  ----------  ----------
Deferred:
  U.S...............................................................     --          (2,226)     (6,590)
  International.....................................................        329      (1,383)      1,785
                                                                      ---------  ----------  ----------
    Deferred benefit (provision) for income taxes...................        329      (3,609)     (4,805)
                                                                      ---------  ----------  ----------
    Total provision for income taxes................................  $  (3,313) $   (3,586) $   (6,024)
                                                                      ---------  ----------  ----------
                                                                      ---------  ----------  ----------

    A reconciliation of the tax provision to the U.S. federal statutory income tax rate of 34% for the years ended December 31, 1995, 1994 and 1993 was:

                                                                         1995       1994        1993
                                                                       ---------  ---------  ----------
Benefit (provision) at U.S. federal statutory rate...................  $  (2,215) $   8,328  $   25,108
U.S. state taxes, less federal tax benefit...........................        254       (244)       (104)
Impact of different international tax rates, adjustments to income
 tax accruals and other..............................................       (492)    (3,837)      5,471
Valuation allowance..................................................       (860)    (7,833)    (36,499)
                                                                       ---------  ---------  ----------
    Total provision for income taxes.................................  $  (3,313) $  (3,586) $   (6,024)
                                                                       ---------  ---------  ----------
                                                                       ---------  ---------  ----------

    The Company paid income taxes of $3,864 in 1995, $253 in 1994 and $203 in 1993. The Company has made no U.S. income tax provision for approximately $27,000 of undistributed earnings of international subsidiaries as of December 31, 1995. Such earnings are considered to be permanently reinvested. The additional U.S. income tax on these earnings, if repatriated, would be offset in part by foreign tax credits.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16 -- INCOME TAXES (CONTINUED)
DEFERRED INCOME TAXES

    Deferred  income  taxes  result  from  temporary  differences  between   the
recognition of items for income tax purposes and financial reporting purposes. Principal temporary differences as of December 31, 1995 and 1994 were:

                                                                                 1995        1994
                                                                              ----------  ----------
Accelerated depreciation and amortization...................................  $   10,473  $   15,443
Accrued restructuring charges...............................................        (655)    (14,382)
Net operating loss carryforwards............................................     (27,562)    (10,880)
Reserves and other, net.....................................................     (30,309)    (37,045)
Valuation allowance.........................................................      50,006      49,146
                                                                              ----------  ----------
    Deferred tax liability (see Note 17)....................................  $    1,953  $    2,282
                                                                              ----------  ----------
                                                                              ----------  ----------

NOTE 17 -- DEFERRED LIABILITIES
    Deferred liabilities as of December 31, 1995 and 1994 were:

                                                                                  1995       1994
                                                                                ---------  ---------
Deferred DIC-Hexcel liability (see Note 9)....................................  $   3,500     --
Deferred pension and retirement liability (see Note 14).......................      2,431  $   2,820
Deferred postretirement benefit liability (see Note 15).......................     13,951     13,608
Deferred tax liability (see Note 16)..........................................      1,953      2,282
Other.........................................................................      5,566      2,569
                                                                                ---------  ---------
    Deferred liabilities......................................................  $  27,401  $  21,279
                                                                                ---------  ---------
                                                                                ---------  ---------

NOTE 18 -- SHAREHOLDERS' EQUITY AND INCENTIVE STOCK PLAN

SHAREHOLDERS' EQUITY

    On February 21, 1996, Hexcel's shareholders approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Hexcel common stock from 40,000 to 100,000. On February 29, 1996, the Company issued 18,022 shares of Hexcel common stock to Ciba in connection with the acquisition of the Ciba Composites Business. As a result, Ciba owned 49.9% of the total number of shares of Hexcel common stock issued and outstanding as of that date.

    There are 1,500 shares of Hexcel preferred stock authorized for issuance, but no such shares have been issued.

    Hexcel did not declare or pay any dividends in 1995, 1994 or 1993. The Board of Directors suspended dividend payments beginning in 1993, and such payments are generally prohibited by the Senior Secured Credit Facility.

INCENTIVE STOCK PLAN

    On February 21, 1996, Hexcel's shareholders approved the Incentive Stock Plan. The Incentive Stock Plan authorizes an aggregate of 3,000 shares of Hexcel common stock for use by the Company in providing a variety of stock-based awards to eligible employees, officers, directors and consultants. The Incentive Stock Plan provides for grants of stock options, stock appreciation rights, restricted shares, and other stock-based awards.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 18 -- SHAREHOLDERS' EQUITY AND INCENTIVE STOCK PLAN (CONTINUED) Stock option data for the two years ended December 31, 1995 were:

                                                             NUMBER OF   OPTION PRICE PER     EXPIRATION
                                                              SHARES           SHARE            DATES
                                                            -----------  -----------------  --------------
Options outstanding at January 1, 1994....................         534    $ 7.56 - 32.06     1998 - 2003
Options granted...........................................      --              --                --
Options exercised.........................................      --              --                --
Options expired or canceled...............................         (66)   $10.44 - 32.06     1998 - 2003
                                                                 -----   -----------------  --------------
Options outstanding at December 31, 1994..................         468    $ 7.56 - 32.06     1998 - 2003
Options granted...........................................         787    $ 4.75 -  6.38     2000 - 2005
Options exercised.........................................          (1)        $7.56             2000
Options expired or canceled...............................        (240)   $ 6.38 - 32.06     1998 - 2003
                                                                 -----   -----------------  --------------
Options outstanding at December 31, 1995..................       1,014    $ 4.75 - 32.06     1998 - 2005
                                                                 -----   -----------------  --------------
Options exercisable at December 31, 1995..................         251    $ 9.13 - 32.06     1998 - 2003
                                                                 -----   -----------------  --------------

    The options granted during 1995 become exercisable in increments in 1996 and 1997. An additional 1,115 options primarily at exercise prices of $12.50 per share were granted on February 29 and March 1, 1996. Included in this total are 228 short-term options which expire 90 days after the grant date. The holders of the short-term options are entitled to receive two additional "reload" options for each short-term option exercised. Consequently, as many as 456 additional options could be granted during the 90 day period beginning March 1, 1996, in connection with the exercise of short-term options. Except for the short-term options, the options granted on February 29 and March 1, 1996 become exercisable in increments through 1999, and expire between 2001 and 2006.

    As of December 31, 1995 and 1994, the Company had outstanding a total of 10 and 24 shares of restricted stock, respectively, which vest in increments through 1997. The holders of these shares are entitled to vote. An additional 269 shares of performance accelerated restricted stock ("PARS") were granted in March 1996. The PARS vest in increments through 2003, subject to accelerated vesting under certain circumstances.

NOTE 19 -- CONTINGENCIES
    Hexcel is involved in litigation, investigations and claims arising out of the conduct of its business, including those relating to government contracts, commercial transactions, and environmental, health and safety matters. The Company estimates its liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements, assessments by internal and external counsel of pending or threatened litigation, and assessments by environmental engineers and consultants of potential environmental liabilities and remediation costs. Such estimates incorporate insignificant amounts for probable recoveries under applicable insurance policies but exclude counterclaims against other third parties. Such estimates are not discounted to reflect the time value of money due to the uncertainty in estimating the timing of the expenditures, which may extend over several years. Although it is impossible to determine the level of future expenditures for legal, environmental and related matters with any degree of certainty, it is management's opinion, based on available information, that it is unlikely that these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position or results of operations of the Company.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 19 -- CONTINGENCIES (CONTINUED)
U.S. GOVERNMENT CLAIMS

    Hexcel, as a defense subcontractor, is subject to U.S. government audits and reviews of negotiations, performance, cost classifications, accounting and general practices relating to government contracts. The Defense Contract Audit Agency ("DCAA") reviews cost accounting and business practices of government contractors and subcontractors including the Company. The Company has been engaged in discussions on a number of cost accounting issues which could result in claims by the government. Some of these issues have already been resolved.

    As part of these reviews, the DCAA has alleged that Hexcel improperly included certain land lease costs in its indirect rates at the Chandler, Arizona facility (the "Chandler Land Lease") and that, as a result, the Company's subcontracts had been overpriced in an amount of approximately $1,000. The Company has formally responded to the DCAA that it strongly disagrees with these allegations. In February 1996, the Company received a letter from the United States Attorney's Office, stating that it was considering filing an action against the Company for violation of the civil False Claims Act ("FCA") based upon the inclusion in the indirect rates of the Chandler Land Lease costs. While the Company does not agree that there was any violation of the FCA, if the U.S. government elects to pursue such an action and were it to prevail, it would be entitled to three times the actual damages claimed plus penalties of between $5 and $10 for each false claim; the number of alleged false claims could be significant.

LEGAL CLAIMS AND PROCEEDINGS

    In December 1988, Lockheed employees working with epoxy resins and composites on classified programs filed suit against Lockheed and its suppliers (including Hexcel) claiming various injuries as a result of exposure to these products. Plaintiffs have filed for punitive damages which may be uninsured. The first trial of the cases of 15 pilot plaintiffs resulted in a mistrial and a retrial resulted in the entry of judgment in favor of the plaintiffs. The Company did not participate in the trial due to the automatic stay resulting from the Chapter 11 filing. Some of these claims were discharged as a result of the plaintiffs' failure to file claims in Hexcel's Chapter 11 case. As to the claims which have not been discharged, the Company has objected to them and intends to proceed with those objections within the Bankruptcy Court.

    Hexcel / MCI, a business unit divested in 1991, performed brazing services in the manufacture of flexures under subcontract from Ormond which supplied the flexures to Thiokol. The flexures are used to support a rocket motor housing in a test stand during actual firing of the rocket. Several flexures cracked under the dead weight of a rocket motor prior to actual test firing, and Thiokol has sued Ormond and the Company for the costs of replacing all of the flexures purchased ($900) (THIOKOL CORPORATION V. ORMOND, HEXCEL, ET AL.). The automatic stay in bankruptcy was lifted in April 1995 and the case was resumed in the state court in Utah. Discovery is ongoing. There is no insurance coverage available for an adverse court ruling or negotiated settlement.

    In November 1995, Hexcel was notified that Livermore Development Corporation ("LDC") was asserting a claim for damages arising from Hexcel's recent notification of its intent to exercise its option to purchase certain land in Livermore, California. LDC contends that the lease was a disguised partnership or joint venture agreement between Hexcel and LDC to develop the property for residential use. Hexcel disputes any such agreement and seeks to enforce its option to purchase under a written agreement. The parties are in ongoing negotiations to resolve this claim.

    As the result of the acquisition of the Ciba Composites Business in February 1996, Hexcel assumed certain liabilities including certain legal proceedings.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 19 -- CONTINGENCIES (CONTINUED)
ENVIRONMENTAL CLAIMS AND PROCEEDINGS

    Hexcel has been named as a potentially responsible party ("PRP") with respect to several hazardous waste disposal sites that it does not own or possess which are included on the Environmental Protection Agency's Superfund National Priority List and/or various state equivalent lists. With respect to its exposure relating to these sites, the Company believes its responsibility to be de minimis. A total of 249 claims were filed in the Chapter 11 case with a face value of over $6.7 billion. These claims were, for the most part, duplicative as a result of the joint and several liability provisions of applicable laws and have been categorized into claims involving 19 sites. Claims involving 8 of the sites have been settled within the Chapter 11 case. The Company has been named a PRP with respect to 6 sites for which no claims were filed in the Chapter 11 case; as a result, the Company believes any further claims to be barred. The balance of the sites and their related claims have been passed through the bankruptcy. The Company's estimation of its exposure at these sites is de minimis.

    Also, pursuant to the New Jersey Environmental Responsibility and Clean-Up Act, Hexcel signed an administrative consent order to pay for clean-up of a manufacturing facility it formerly operated in Lodi, New Jersey. Hexcel has reserved approximately $2,800 to cover such remaining costs and believes that actual costs should not exceed the amount which has been reserved. Fine Organics Corporation, the current owner of the Lodi site and Hexcel's former chemicals business operated on that site, has asserted that the clean-up costs will be significantly in excess of that amount. The ultimate cost of remediation at the Lodi site will depend on developing circumstances.

    Fine Organics Corporation filed a proof of claim and an adversary proceeding in the Bankruptcy Court. The court has disallowed a significant portion of the claim by denying Fine Organics claim for treble damages and certain contingent claims. The remaining claims are for prior clean-up costs incurred by Fine Organics and alleged contractual and tort damages relating to the original sale of the business and site to Fine Organics totaling approximately $3,200. This matter is proceeding in the Bankruptcy Court.

    In September 1995, Ciba was named as a potentially responsible party with respect to the removal of drums from a disposal site that it did not own or possess, known as the Omega Chemical Corporation ("Omega Site"). The Omega Site is a spent solvent recycling and treatment facility in Whittier, California. Ciba has previously notified the EPA that it intends to comply with the EPA's removal requirements and has paid its interim share of such removal costs to date. This responsibility was assumed by the Company as a result of its acquisition of the Ciba Composites Business, to the extent the Ciba waste delivered to the Omega site was from the operations of the Ciba Composites Business. This matter is under evaluation but is presently believed to be de minimis.

PRODUCT CLAIMS

    In 1993, Hexcel became aware of an aluminum honeycomb sandwich panel delamination problem with panels produced by its wholly-owned Belgium subsidiary, Hexcel S.A., and installed in rail cars in France and Spain. Certain customers have alleged that Hexcel S.A. is responsible for the problem. The Company and its insurer continue to investigate these claims. The Company is also working with the customers to repair or replace panels when necessary, with certain costs to be allocated upon determination of responsibility for the delamination. While no lawsuit has been filed, two customers in France requested that a court appoint experts to investigate the claims; to date, the experts have not reported any conclusions. The Company's primary insurer for this matter has agreed to fund legal representation and to provide coverage of the claim to the extent of the policy limit for one year. The Company is

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 19 -- CONTINGENCIES (CONTINUED)
investigating additional insurance coverage. Even if additional insurance coverage is not available, management believes that, based on available information, it is unlikely that these claims will have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 20 -- RAW MATERIALS; SIGNIFICANT CUSTOMERS; MARKETS
    Hexcel purchases most of the raw materials used in production. Several key materials are available from relatively few sources, and in many cases the cost of product qualification makes it impractical to develop multiple sources of supply. The unavailability of these materials, which the Company does not anticipate, could have a material adverse effect on sales and earnings.

    The Boeing Company and Boeing subcontractors accounted for approximately 21% of 1995 sales, 22% of 1994 sales and 21% of 1993 sales. The loss of all or a significant portion of this business, which Hexcel does not anticipate, could have a material adverse effect on sales and earnings.

    Net sales by market  for the years  ended December 31,  1995, 1994 and  1993 were:

                                                                                  1995         1994         1993
                                                                               -----------  -----------  -----------
Commercial aerospace.........................................................         45%          47%          42%
Space and defense............................................................         11%          11%          18%
Recreation, general industrial and other.....................................         44%          42%          40%
                                                                                     ---          ---          ---
    Net sales................................................................        100%         100%         100%
                                                                                     ---          ---          ---
                                                                                     ---          ---          ---

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 21 -- BUSINESS SEGMENT DATA
    The Company operates within a single business segment: composite materials, parts and structures. The following table summarizes certain financial data for continuing operations by geographic area as of December 31, 1995, 1994, and 1993 and for the years then ended:

                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Net sales:
  United States..................................................  $   179,573  $   171,536  $   185,261
  International..................................................      170,665      142,259      125,374
                                                                   -----------  -----------  -----------
    Consolidated.................................................  $   350,238  $   313,795  $   310,635
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Income (loss) before income taxes:
  United States..................................................  $     2,912  $   (21,462) $   (55,660)
  International..................................................        3,602       (3,032)     (18,188)
                                                                   -----------  -----------  -----------
    Consolidated.................................................  $     6,514  $   (24,494) $   (73,848)
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Identifiable assets:
  United States..................................................  $   134,972  $   149,890  $   166,201
  International..................................................       95,630       90,567       84,954
                                                                   -----------  -----------  -----------
    Consolidated.................................................  $   230,602  $   240,457  $   251,155
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Capital expenditures:
  United States..................................................  $     7,729  $     6,022  $     4,694
  International..................................................        4,415        2,340        1,570
                                                                   -----------  -----------  -----------
    Consolidated.................................................  $    12,144  $     8,362  $     6,264
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Depreciation and amortization:
  United States..................................................  $     6,528  $     8,455  $     9,607
  International..................................................        5,095        5,775        5,273
                                                                   -----------  -----------  -----------
    Consolidated.................................................  $    11,623  $    14,230  $    14,880
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    International   net  sales  consist  of   the  net  sales  of  international
subsidiaries, sold primarily in Europe, and U.S. exports. U.S. exports were $18,902 in 1995, $14,008 in 1994 and $11,889 in 1993.

    To compute income (loss) before income taxes, the Company allocated administrative expenses to International of $3,939 in 1995, $3,283 in 1994 and $2,894 in 1993.

NOTE 22 -- OTHER INCOME AND EXPENSES, NET
    The Company recognized $791 of other income in 1995, including $600 of income relating to the sale of the Chandler facility and related assets and technology (see Note 5).

    The Company recognized $4,861 of other income in 1994, including $15,900 of income relating to the Chandler transaction (see Note 5), partially offset by an $8,000 provision for the estimated cost of restructuring or liquidating DIC-Hexcel Limited (see Note 9) and a $2,900 provision for bankruptcy claim adjustments. The provision for bankruptcy claim adjustments resulted from the reconciliation and settlement of certain claims as well as changes in the estimate of assumed liabilities.

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 22 -- OTHER INCOME AND EXPENSES, NET (CONTINUED)
    The Company incurred $12,780 of other expenses in 1993, primarily as a result of write-downs of certain assets and increases in reserves for warranties and environmental matters on property previously owned. The impairment of assets was attributable to bankruptcy reorganization proceedings, changes in business conditions, and depressed real estate prices on property held for sale.

NOTE 23 -- DISCONTINUED OPERATIONS
    The divestiture of Hexcel's discontinued resins business was completed on October 30, 1995 (see Note 5). The Company recorded a $2,800 provision in 1994 to write down the net assets of the resins business to expected realizable value, following a $6,000 charge in 1993.

    The divestiture of Hexcel's discontinued fine chemicals business was completed in 1994. The Company recorded a $2,800 provision in 1993 to write down the net assets of the fine chemicals business to expected realizable value.

    Net sales of discontinued operations for the years ended December 31, 1995, 1994 and 1993 were:

                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Resins business..................................................  $     6,944  $    30,691  $    27,933
Fine chemicals business..........................................      --           --             5,704
                                                                   -----------  -----------  -----------
    Total discontinued operations................................  $     6,944  $    30,691  $    33,637
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    Net assets of the discontinued resins business as of December 31, 1994 were:

                                                                                                 1994
                                                                                               ---------
Current assets...............................................................................  $   3,970
Current liabilities..........................................................................     (4,591)
Non-current assets...........................................................................      3,621
                                                                                               ---------
    Net assets...............................................................................  $   3,000
                                                                                               ---------
                                                                                               ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 24 -- QUARTERLY FINANCIAL DATA (UNAUDITED)
    Quarterly financial data for the years ended December 31, 1995 and 1994 were:

                                                                      FIRST     SECOND      THIRD      FOURTH
                                                                     QUARTER    QUARTER    QUARTER     QUARTER
                                                                    ---------  ---------  ----------  ---------
1995
Net sales.........................................................  $  85,155  $  91,023  $   81,366  $  92,694
Gross margin......................................................     14,795     18,055      15,888     18,352
Income (loss) from continuing operations..........................     (2,369)     1,950       1,561      2,059
Loss from discontinued operations.................................       (112)      (185)       (171)    --
Net income (loss).................................................     (2,481)     1,765       1,390      2,059
                                                                    ---------  ---------  ----------  ---------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continuing operations...........................................  $   (0.27) $    0.11  $     0.09  $    0.11
  Discontinued operations.........................................      (0.01)     (0.01)      (0.01)    --
  Net income (loss)...............................................      (0.28)      0.10        0.08       0.11
                                                                    ---------  ---------  ----------  ---------
Dividends per share...............................................     --         --          --         --
Market price:
  High............................................................  $    6.63  $    7.25  $    12.25  $   11.25
  Low.............................................................       4.25       4.50        7.25       8.25
                                                                    ---------  ---------  ----------  ---------
                                                                    ---------  ---------  ----------  ---------
1994
Net sales.........................................................  $  77,682  $  84,964  $   74,434  $  76,715
Gross margin......................................................     11,683     14,165      11,601     10,979
Loss from continuing operations...................................     (5,325)    (4,894)    (15,319)    (2,542)
Income (loss) from discontinued operations........................        301        472      (2,620)       (43)
Net loss..........................................................     (5,024)    (4,422)    (17,939)    (2,585)
                                                                    ---------  ---------  ----------  ---------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continuing operations...........................................  $   (0.73) $   (0.67) $    (2.09) $   (0.34)
  Discontinued operations.........................................       0.04       0.06       (0.36)     (0.01)
  Net loss........................................................      (0.69)     (0.61)      (2.45)     (0.35)
                                                                    ---------  ---------  ----------  ---------
Dividends per share...............................................     --         --          --         --
Market price:
  High............................................................  $    4.25  $    4.00  $     6.00  $    5.75
  Low.............................................................       2.75       3.00        3.00       4.00
                                                                    ---------  ---------  ----------  ---------
                                                                    ---------  ---------  ----------  ---------

    During the third quarter of 1995, the Company recognized other income of $600 relating to the sale of the Chandler facility and related assets and technology (see Notes 5 and 22).

    During the third quarter of 1994, the Company recorded an $8,000 provision for the estimated cost of restructuring or liquidating DIC-Hexcel Limited (see
Note 9), and a $2,800 provision to write down the net assets of the discontinued resins business to expected net realizable value (see Note 23).

    During the fourth quarter of 1994, the Company recognized other income of $15,900 relating to the Chandler transaction (see Notes 5 and 22). In addition, the Company recorded a total of approximately $10,800 in expenses for bankruptcy claim adjustments, additional interest on allowed claims, and the settlement of various tax audits.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                           FOR THE QUARTERS ENDED
                                                                                           -----------------------
                                                                                            MARCH 31,    APRIL 2,
                                                                                              1996         1995
                                                                                           -----------  ----------
Net sales................................................................................  $   126,418  $   85,155
Cost of sales............................................................................      (99,635)    (70,360)
                                                                                           -----------  ----------
Gross margin.............................................................................       26,783      14,795
Selling, general and administrative expenses.............................................      (17,482)    (12,166)
Business acquisition and consolidation expenses..........................................       (5,211)     --
Other income, net........................................................................        2,697      --
                                                                                           -----------  ----------
Operating income.........................................................................        6,787       2,629
Interest expense.........................................................................       (3,633)     (2,363)
Bankruptcy reorganization expenses.......................................................      --           (2,125)
                                                                                           -----------  ----------
Income (loss) from continuing operations before income taxes.............................        3,154      (1,859)
Provision for income taxes...............................................................       (1,306)       (510)
                                                                                           -----------  ----------
  Income (loss) from continuing operations...............................................        1,848      (2,369)
Discontinued operations: Loss during phase-out period....................................      --             (112)
                                                                                           -----------  ----------
  Net income (loss)......................................................................  $     1,848  $   (2,481)
                                                                                           -----------  ----------
                                                                                           -----------  ----------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continuing operations..................................................................  $      0.07  $    (0.27)
  Discontinued operations................................................................      --            (0.01)
                                                                                           -----------  ----------
    Net income (loss)....................................................................  $      0.07  $    (0.28)
                                                                                           -----------  ----------
WEIGHTED AVERAGE SHARES AND EQUIVALENT SHARES............................................       24,685       8,773
                                                                                           -----------  ----------
                                                                                           -----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                         MARCH 31,    DECEMBER 31,
                                                                                            1996          1995
                                                                                        ------------  ------------
                                                      ASSETS
Current assets:
  Cash and equivalents................................................................  $      4,675   $    3,829
  Accounts receivable.................................................................       132,076       65,888
  Inventories.........................................................................       111,123       55,475
  Prepaid expenses....................................................................         1,656        2,863
                                                                                        ------------  ------------
    Total current assets..............................................................       249,530      128,055
                                                                                        ------------  ------------
Property, plant and equipment.........................................................       311,904      203,580
Less accumulated depreciation.........................................................      (119,675)    (117,625)
                                                                                        ------------  ------------
  Net property, plant and equipment...................................................       192,229       85,955
                                                                                        ------------  ------------
Intangible assets.....................................................................        29,230        1,832
Investments and other assets..........................................................        14,736       14,760
                                                                                        ------------  ------------
  Total assets........................................................................  $    485,725   $  230,602
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term liabilities.......................  $      6,809   $    1,802
  Accounts payable....................................................................        50,385       22,904
  Accrued liabilities.................................................................        54,737       41,779
                                                                                        ------------  ------------
    Total current liabilities.........................................................       111,931       66,485
                                                                                        ------------  ------------
Notes payable and capital lease obligations, less current maturities..................       112,111       88,342
Indebtedness to related parties, less current maturities..............................        26,170       --
Deferred liabilities..................................................................        40,097       27,401
                                                                                        ------------  ------------
Shareholders' equity..................................................................
  Common stock, $0.01 par value, 100,000 shares authorized, shares issued and
   outstanding of 36,119 in 1996 and 18,091 in 1995...................................           361          181
  Additional paid-in capital..........................................................       257,202      111,259
  Accumulated deficit.................................................................       (68,133)     (69,981)
  Minimum pension obligation adjustment...............................................          (535)        (535)
  Cumulative currency translation adjustment..........................................         6,521        7,450
                                                                                        ------------  ------------
    Total shareholders' equity........................................................       195,416       48,374
                                                                                        ------------  ------------
    Total liabilities and shareholders' equity........................................  $    485,725   $  230,602
                                                                                        ------------  ------------
                                                                                        ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                           FOR THE QUARTERS ENDED
                                                                                          ------------------------
                                                                                           MARCH 31,     APRIL 2,
                                                                                              1996         1995
                                                                                          ------------  ----------
Income (loss) from continuing operations................................................  $      1,848  $   (2,369)
Reconciliation to net cash provided (used) by continuing operations:
  Depreciation and amortization.........................................................         4,454       2,808
  Working capital changes and other.....................................................        (6,213)     (9,299)
                                                                                          ------------  ----------
    Net cash provided (used) by continuing operations...................................            89      (8,860)
    Net cash provided by discontinued operations........................................       --              436
                                                                                          ------------  ----------
    Net cash provided (used) by operating activities....................................            89      (8,424)
                                                                                          ------------  ----------
Cash flows from investing activities:
  Capital expenditures..................................................................        (2,285)     (2,090)
  Proceeds from equipment sold..........................................................       --               14
  Cash paid for the Acquired Business (a)...............................................       (25,000)     --
  Proceeds from sale of Chandler, Arizona manufacturing facility and certain related
   assets and technology................................................................         1,560      26,694
  Proceeds from sale of discontinued European resins business...........................       --            2,602
                                                                                          ------------  ----------
    Net cash provided (used) by investing activities....................................       (25,725)     27,220
                                                                                          ------------  ----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..............................................        26,544       3,891
  Payments of long-term debt............................................................        (1,092)     (3,993)
  Proceeds of short-term debt, net......................................................           237      18,039
  Proceeds from issuance of common stock................................................           765      41,155
  Payments of allowed claims pursuant to the Reorganization Plan........................       --          (78,144)
                                                                                          ------------  ----------
    Net cash provided (used) by financing activities....................................        26,454     (19,052)
                                                                                          ------------  ----------
Effect of exchange rate changes on cash and equivalents.................................            28        (675)
                                                                                          ------------  ----------
Net increase (decrease) in cash and equivalents.........................................           846        (931)
Cash and equivalents at beginning of year...............................................         3,829         931
                                                                                          ------------  ----------
Cash and equivalents at end of period...................................................  $      4,675  $   --
                                                                                          ------------  ----------
                                                                                          ------------  ----------
(a) Cash paid for the Acquired Business:
   Purchase of working capital, other than cash.........................................  $    (71,201)
   Purchase of property, plant and equipment............................................      (109,149)
   Purchase of other assets.............................................................        (1,590)
   Excess of purchase price over net assets acquired....................................       (25,913)
   Assumption of long-term debt and deferred liabilities................................        14,959
   Obligation to issue Senior Subordinated Notes to seller..............................        26,170
   Issuance of 18,022 shares of common stock, net.......................................       141,724
                                                                                          ------------
  Cash paid for the Acquired Business...................................................  $    (25,000)
                                                                                          ------------
                                                                                          ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- BASIS OF ACCOUNTING
    The accompanying condensed consolidated financial statements have been prepared from the unaudited records of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") in accordance with generally accepted accounting principles, and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet of the Company as of March 31, 1996, and the results of operations and cash flows for the quarters ended March 31, 1996 and April 2, 1995. The condensed consolidated balance sheet of the Company as of December 31, 1995 was derived from the audited 1995 consolidated balance sheet. Certain information and footnote disclosures normally included in financial statements have been omitted pursuant to rules and regulations of the Securities and Exchange Commission. Certain prior quarter amounts in the condensed consolidated financial statements and notes have been reclassified to conform to the 1996 presentation. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1995 Annual Report on Form 10-K.

    As discussed in Note 2, Hexcel acquired the worldwide composites division of Ciba-Geigy Limited, a Swiss corporation ("Ciba"), and Ciba-Geigy Corporation, a New York corporation ("CGC"), including Ciba's and CGC's composite materials, parts and structures businesses (the "Acquired Business"), on February 29, 1996. Accordingly, the condensed consolidated balance sheet as of March 31, 1996 includes the financial position of the Acquired Business as of that date, and the condensed consolidated statements of operations and cash flows for the quarter ended March 31, 1996 include the results of operations and cash flows, respectively, of the Acquired Business for the period from March 1, 1996 through March 31, 1996.

NOTE 2 -- BUSINESS ACQUISITION AND CONSOLIDATION

BUSINESS ACQUISITION

    Hexcel acquired the worldwide composites division of Ciba and CGC on February 29, 1996. The Acquired Business is engaged in the manufacture and marketing of composite materials, parts and structures for aerospace, recreation and general industrial markets. Product lines include fabrics, prepregs, adhesives, honeycomb core, sandwich panels and fabricated components, as well as structures and interiors primarily for the commercial and military aerospace markets.

    The acquisition of the Acquired Business was consummated pursuant to a Strategic Alliance Agreement dated as of September 29, 1995 among Ciba, CGC, and Hexcel, as amended (the "Strategic Alliance Agreement"). Under the Strategic Alliance Agreement, the Company acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Acquired Business other than certain excluded assets and liabilities in exchange for: (a) approximately 18,022 newly issued shares of Hexcel common stock; (b) $25,000 in cash; and (c) undertakings to deliver to Ciba and/or one or more of its subsidiaries, following completion of certain post-closing adjustment procedures contemplated by the Strategic Alliance Agreement, senior subordinated notes in an aggregate principal amount of approximately $43,000, subject to certain adjustments (the "Senior Subordinated Notes"), and senior demand notes in a principal amount equal to the cash on hand at certain of the non-U.S. subsidiaries included in the Acquired Business (the "Senior Demand Notes").

    As of March 31, 1996, the aggregate principal amount of Senior Subordinated Notes to be issued to Ciba, determined in accordance with the formula included in the Strategic Alliance Agreement, was estimated at approximately $28,300. However, the actual aggregate principal amount of the Senior Subordinated Notes is expected to exceed $28,300, as a result of the pending acquisition from Ciba of certain assets of the Acquired Business, including an Austrian subsidiary, that have not yet been transferred to Hexcel. Pursuant to the terms of the Strategic Alliance Agreement, the aggregate

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 -- BUSINESS ACQUISITION AND CONSOLIDATION (CONTINUED)
principal amount of the Senior Subordinated Notes will be adjusted to reflect the acquisition of this Austrian subsidiary and certain other assets at such time as those acquisitions are completed. The acquisition of the Austrian subsidiary is expected to be completed in the second quarter of 1996, and would increase the aggregate principal amount of the Senior Subordinated Notes by $9,000, subject to certain working capital and other adjustments. The acquisition of the remaining assets is expected to be completed from time to time prior to February 28, 1997.

    In connection with the acquisition of the Acquired Business, Hexcel obtained a three-year revolving credit facility of up to $175,000 (the "Senior Secured Credit Facility") to: (a) fund the cash component of the purchase price; (b) refinance outstanding indebtedness under certain U.S. and European credit facilities; and (c) provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities, on a worldwide basis.

    The pro forma net sales, net income and net income per share of Hexcel for the quarter ended March 31, 1996, giving effect to the acquisition of the Acquired Business as if it had occurred on January 1, 1996, were:

                                                                                             3/31/96
                                                                                           -----------
Pro forma net sales......................................................................  $   178,011
Pro forma net income.....................................................................        1,889
Pro forma net income per share...........................................................         0.05
                                                                                           -----------
                                                                                           -----------

    Comparable pro forma financial information for the quarter ended April 2, 1995 has not been presented, because information as to the Acquired Business for this period is not available.

BUSINESS CONSOLIDATION

    On May 9, 1996, Hexcel announced that its Board of Directors has approved a plan for consolidating the Company's operations following the acquisition of the Acquired Business. This business consolidation program, which is expected to take up to three years to complete, will result in a 1996 second quarter charge against earnings of approximately $32,000. The total expense of the business consolidation program is estimated to be approximately $49,000, including $5,211 of expenses incurred in the first quarter of 1996 and additional expenses totaling as much as $12,000 that will be recognized after the second quarter of 1996. Cash expenditures necessary to complete the business consolidation program are expected to total approximately $44,000, net of expected proceeds from asset sales.

    The objective of the business consolidation program is to integrate acquired assets and operations into Hexcel, and to reorganize the Company's research and manufacturing activities around strategic centers dedicated to select product technologies. The consolidation program is also intended to eliminate excess manufacturing capacity and redundant administrative functions. Specific actions contemplated by the consolidation program include the previously announced closure of the Anaheim, California facility acquired from Ciba, the closure of a portion of the Welkenraedt, Belgium facility, the reorganization of the Company's manufacturing operations in France, the consolidation of the Company's U.S. special process manufacturing activities, and the integration of sales and marketing resources.

    Management estimates that the business consolidation program will take up to three years to complete, in part because of aerospace industry requirements to "qualify" specific equipment and manufacturing facilities for the manufacture of certain products. Based on Hexcel's experience with

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 -- BUSINESS ACQUISITION AND CONSOLIDATION (CONTINUED) previous plant consolidations, these qualification requirements necessitate an approach to the consolidation of manufacturing facilities that will require two to three years to complete. The consolidation program is expected to reduce the Company's workforce by approximately 8% worldwide.

    The $5,211 of business acquisition and consolidation expenses incurred in the first quarter of 1996 includes $3,635 of compensation expense resulting from stock options that were granted in 1995 subject to stockholder approval and stock options which vested in connection with the acquisition of the Acquired Business. This compensation expense is based on the difference between the exercise price of the stock options granted and the market price of Hexcel's common stock on February 21, 1996, the date that the Company's stockholders approved the incentive stock plan under which the options were granted. The recognition of compensation expense in connection with these stock options resulted in a corresponding $3,635 increase in the additional paid-in capital of the Company.

NOTE 3 -- PROPOSED BUSINESS ACQUISITION
    On April 16, 1996, Hexcel announced that it has executed a definitive agreement to acquire the Composite Products Division ("CPD") of Hercules Incorporated ("Hercules"). CPD is engaged in the manufacture and marketing of prepregs and carbon fiber for aerospace and other markets. According to the provisions of the definitive agreement, the Company will pay Hercules approximately $135,000 in cash, subject to certain adjustments, in exchange for CPD. The proposed transaction is expected to be completed by the end of the second quarter of 1996, subject to certain conditions, including antitrust and other regulatory clearances.

    In connection with the proposed acquisition of CPD, Hexcel has entered into a commitment letter for a new bank credit facility of up to $300,000. Borrowings under this new credit facility are expected to be used to fund the purchase of CPD, to refinance certain existing indebtedness, including the Senior Secured Credit Facility, and to provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities.

NOTE 4 -- INVENTORIES
    Inventories as of March 31, 1996 and December 31, 1995 were:

                                                                                             3/31/96    12/31/95
                                                                                           -----------  ---------
Raw materials............................................................................  $    47,850  $  22,257
Work in progress.........................................................................       36,098     13,688
Finished goods...........................................................................       25,682     17,778
Supplies.................................................................................        1,493      1,752
                                                                                           -----------  ---------
  Total inventories......................................................................  $   111,123  $  55,475
                                                                                           -----------  ---------
                                                                                           -----------  ---------

    Inventories as of March 31, 1996 included inventories of the Acquired Business totaling approximately $54,000.

NOTE 5 -- INTANGIBLE ASSETS
    Intangible assets as of March 31, 1996 are comprised primarily of goodwill and other intangible assets attributable to the acquisition of the Acquired Business on February 29, 1996. Substantially all such assets are subject to amortization over a period of 20 years. The gross value of intangible assets attributable to the acquisition of the Acquired Business is expected to increase subsequent to March 31, 1996, primarily as a result of the pending acquisition from Ciba of certain assets of the Acquired Business that have not yet been transferred to Hexcel and the recognition of certain costs of the business consolidation program.

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6 -- NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO RELATED PARTIES
    Notes payable, capital lease obligations and indebtedness to related parties as of March 31, 1996 and December 31, 1995 were:

                                                                                             3/31/96    12/31/95
                                                                                           -----------  ---------
Senior Secured Credit Facility...........................................................  $    69,836     --
U.S. revolving credit facility...........................................................      --       $  30,091
European credit facilities and notes payable.............................................        4,851     18,064
Obligation to issue Senior Subordinated Notes payable to Ciba, net of discount...........       26,170     --
Obligation to issue Senior Demand Notes payable to Ciba..................................        2,099     --
7% convertible subordinated debentures, due 2011.........................................       25,625     25,625
Obligations under IDRB variable rate demand notes, due through 2024, net.................       11,990     11,990
Capital lease obligations................................................................        3,215      3,217
Various U.S. notes payable, due through 2007.............................................        1,304      1,157
                                                                                           -----------  ---------
Total notes payable, capital lease obligations and indebtedness to related parties.......  $   145,090  $  90,144
                                                                                           -----------  ---------
                                                                                           -----------  ---------

Notes payable and current maturities of long-term liabilities............................  $     6,809  $   1,802
Notes payable and capital lease obligations, less current maturities.....................      112,111     88,342
Indebtedness to related parties, less current maturities.................................       26,170     --
                                                                                           -----------  ---------
Total notes payable, capital lease obligations and indebtedness to related parties.......  $   145,090  $  90,144
                                                                                           -----------  ---------
                                                                                           -----------  ---------

SENIOR SECURED CREDIT FACILITY

    In connection with the acquisition of the Acquired Business, Hexcel obtained the Senior Secured Credit Facility on February 29, 1996. The Senior Secured Credit Facility is a three-year revolving credit facility of up to $175,000 which is available to: (a) fund the $25,000 cash component of the purchase price paid for the Acquired Business; (b) refinance outstanding indebtedness under certain U.S. and European credit facilities; and (c) provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities, on a worldwide basis. The Senior Secured Credit Facility has replaced certain U.S. and European credit facilities that were available to the Company and in use as of December 31, 1995.

    Interest on outstanding borrowings under the Senior Secured Credit Facility is computed at an annual rate of 0.4% in excess of the applicable London interbank rate or, at the option of Hexcel, at the base rate of the administrative agent for the lenders. In addition, the Senior Secured Credit Facility is subject to a commitment fee of approximately 0.2% per annum on the unused portion of the facility and a letter of credit fee of up to 0.5% per annum on the outstanding face amount of letters of credit.

    The Senior Secured Credit Facility is secured by a pledge of stock of certain of Hexcel's subsidiaries. In addition, the Company is subject to various financial covenants and restrictions under the Senior Secured Credit Facility, as more fully described in the Company's 1995 Annual Report on Form 10-K.

OBLIGATION TO ISSUE SENIOR SUBORDINATED NOTES PAYABLE TO CIBA-GEIGY

    In connection with the acquisition of the Acquired Business, Hexcel has undertaken to deliver to Ciba and/or one or more of its subsidiaries the Senior Subordinated Notes. The Senior Subordinated

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6 -- NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO RELATED PARTIES (CONTINUED)
Notes, which will be issued following the completion of certain post-closing adjustment procedures contemplated by the Strategic Alliance Agreement, will be general unsecured obligations of the Company. As discussed in Note 2, the aggregate principal amount of Senior Subordinated Notes to be issued to Ciba, determined in accordance with the Strategic Alliance Agreement, was approximately $28,300 as of March 31, 1996. However, the actual aggregate principal amount of the Senior Subordinated Notes is expected to exceed this amount as a result of the pending acquisition of certain assets of the Acquired Business that have not yet been transferred to the Company.

    As of March 31, 1996, the fair value of the obligation to issue the Senior Subordinated Notes was $26,170, which is $2,130 lower than the aggregate principal amount as of that date. The $2,130 discount reflects the absence of certain call protection provisions from the terms of the Senior Subordinated Notes and the difference between the stated interest rate on the Senior Subordinated Notes and the estimated market rate for debt obligations of comparable quality and maturity. The Senior Subordinated Notes are expected to bear interest for three years at a rate of 7.5% per annum, payable semiannually from February 29, 1996. The interest rate is expected to increase to 10.5% per annum on the third anniversary of the acquisition of the Acquired Business, and by an additional 0.5% per year thereafter until the Senior Subordinated Notes mature in the year 2003. The payment of principal and interest on the Senior Subordinated Notes will be subordinate to the Senior Secured Credit Facility.

    As of March 31, 1996, Ciba owned approximately 49.9% of Hexcel's issued and outstanding common stock, and four of the Company's ten directors were members of Ciba management. Accordingly, the Company's obligation to issue the Senior Subordinated Notes has been classified as "Indebtedness to related parties" in the accompanying condensed consolidated balance sheet as of March 31, 1996.

OBLIGATION TO ISSUE SENIOR DEMAND NOTES PAYABLE TO CIBA-GEIGY

    Under the terms of the Strategic Alliance Agreement, the cash on hand at certain of the non-U.S. subsidiaries included in the Acquired Business was acquired by Hexcel in exchange for an undertaking to deliver to Ciba and/or one or more of its subsidiaries the Senior Demand Notes. The Senior Demand Notes, totaling $2,099, are expected to be presented for payment shortly after issuance.

NOTE 7 -- DEFERRED LIABILITIES
    Deferred liabilities as of March 31, 1996 and December 31, 1995 were comprised primarily of various pension, retirement and post-retirement benefit liabilities, as well as deferred tax liabilities and certain other long-term obligations.

NOTE 8 -- NON-CASH FINANCING ACTIVITIES
    In addition to a cash payment of $25,000 and the obligations to issue the Senior Subordinated Notes and the Senior Demand Notes, the consideration paid for the Acquired Business included approximately 18,022 shares of newly issued Hexcel common stock. The aggregate value of these shares has been estimated at approximately $144,200, based on a discounted market price of $8 per share multiplied by the number of shares issued. The discounted market price of $8 per share was based on a market price of $10 per share during a reasonable period before and after December 12, 1995, the date that the terms for determining the total consideration to be paid by the Company were finalized, and a discount rate of 20%. The 20% discount reflects the illiquidity of the Hexcel common stock issued to Ciba caused by the size of Ciba's holding, the contractual restrictions on transferring

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8 -- NON-CASH FINANCING ACTIVITIES (CONTINUED) such shares and, accordingly, limitations on the price Ciba could realize, the contractual limitation on the per share price Ciba could realize in certain types of transactions, the fact that such shares are "restricted securities" within the meaning of the Securities Act of 1933, and various other factors.

NOTE 9 -- OTHER INCOME, NET
    Other income of $2,697 in the quarter ended March 31, 1996 was largely attributable to the receipt of an additional $1,560 of cash in connection with the disposition of the Chandler, Arizona manufacturing facility and certain related assets and technology in 1994, and to the partial settlement for $1,054 of a claim arising from the sale of certain assets in 1991.

NOTE 10 -- BANKRUPTCY REORGANIZATION
    On January 12, 1995, the United States Bankruptcy Court for the Northern District of California entered an order dated January 10, 1995 confirming the First Amended Plan of Reorganization (the "Reorganization Plan") proposed by Hexcel and the Official Committee of Equity Security Holders (the "Equity Committee"). On February 9, 1995, the Reorganization Plan became effective and Hexcel emerged from the bankruptcy reorganization proceedings which had begun on December 6, 1993, when Hexcel filed a voluntary petition for relief under the provisions of Chapter 11 of the federal bankruptcy laws.

    The Reorganization Plan which became effective on February 9, 1995 provided, among other things, for the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable. On February 9, 1995, Hexcel paid $78,144 in prepetition claims and interest, and reinstated another $60,575 in prepetition liabilities. The payment of claims and interest was financed with: (a) cash proceeds of $26,694 received in the first quarter of 1995 from the sale of the Company's Chandler, Arizona manufacturing facility and related assets and technology; (b) cash proceeds of $2,602 received in the first quarter of 1995 from the sale of the Company's European resins business; (c) the $50,000 in cash received from Mutual Series Fund Inc. in connection with a standby purchase agreement with respect to a subscription rights offering for additional shares of new common stock; and (d) borrowings under a U.S. revolving credit facility. The subscription rights offering for additional shares of new common stock was subsequently concluded on April 6, 1995, with a total of 10,800 shares of new common stock having been issued between February 9, 1995 and April 6, 1995. The U.S. revolving credit facility was subsequently replaced by the Senior Secured Credit Facility on February 29, 1996.

    Professional fees and other costs directly related to bankruptcy proceedings were expensed as incurred, and have been reflected in the condensed consolidated statement of operations for the quarter ended April 2, 1995 as "bankruptcy reorganization expenses." Bankruptcy reorganization expenses consisted primarily of professional fees paid to legal and financial advisors of Hexcel, the Equity Committee and the Official Committee of Unsecured Creditors. In addition, these expenses included incentives for employees to remain with the Company for the duration of bankruptcy proceedings and the write-off of previously capitalized costs related to the issuance of prepetition debt, as required by generally accepted accounting principles. The resolution of certain bankruptcy-related issues, including the final settlement of disputed claims and professional fees, resulted in bankruptcy reorganization expenses being incurred after the effective date of the Reorganization Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Ciba-Geigy Limited

We have audited the accompanying combined balance sheets of Ciba Composites (a division of Ciba-Geigy Limited) as of December 31, 1995 and 1994, and the related combined statements of operations, owner's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ciba Composites as of December 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 10 to the combined financial statements, in 1993, the U.S. Group Company changed its methods of accounting for postretirement benefits other than pensions and for postemployment benefits.

/s/ COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
February 29, 1996

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                    ASSETS:

                                                                                             DECEMBER 31,
                                                                                       ------------------------
                                                                                          1995         1994
                                                                                       -----------  -----------
Current assets:
  Cash...............................................................................  $     8,412  $     7,990
  Accounts receivable, net of allowance for doubtful accounts of $2,291 and $3,378 in
   1995 and 1994, respectively.......................................................       58,799       53,024
  Inventories........................................................................       60,337       66,672
  Prepaid expenses and other current assets..........................................        9,957        9,327
                                                                                       -----------  -----------
      Total current assets...........................................................      137,505      137,013
Property, plant and equipment, net...................................................      156,364      161,153
Intangibles, net.....................................................................       42,211       49,143
Other assets.........................................................................        4,214        5,111
                                                                                       -----------  -----------
      Total assets...................................................................  $   340,294  $   352,420
                                                                                       -----------  -----------
                                                                                       -----------  -----------

                                        LIABILITIES AND OWNER'S EQUITY:
Current liabilities:
  Accounts payable...................................................................  $    29,611  $    29,249
  Accrued liabilities................................................................       20,259       17,346
  Accrued compensation...............................................................        7,315        7,704
  Short-term debt....................................................................          720        2,730
  Short-term debt due to affiliates..................................................        9,052        5,302
  Current portion of long-term debt..................................................          256          487
  Current portion of obligations under capital leases................................          441          348
                                                                                       -----------  -----------
      Total current liabilities......................................................       67,654       63,166
Long-term debt.......................................................................        1,305        1,775
Long-term debt due to affiliates.....................................................        9,502       37,493
Long-term capital lease obligations..................................................        4,290        4,372
Other long-term liabilities..........................................................       13,626       14,430
                                                                                       -----------  -----------
      Total liabilities..............................................................       96,377      121,236
                                                                                       -----------  -----------
Commitments and contingencies
Minority interest....................................................................        6,968        5,048
Owner's equity:
  Invested capital...................................................................      236,949      226,136
                                                                                       -----------  -----------
      Total liabilities and owner's equity...........................................  $   340,294  $   352,420
                                                                                       -----------  -----------
                                                                                       -----------  -----------

    The accompanying notes are an integral part of these combined financial statements.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Net sales..................................................................  $   331,073  $   292,611  $   271,258
Cost of sales..............................................................      273,997      249,717      244,247
                                                                             -----------  -----------  -----------
    Gross profit...........................................................       57,076       42,894       27,011
                                                                             -----------  -----------  -----------
Operating (income) expenses:
  Selling, general and administrative expenses.............................       47,540       45,515       47,804
  Research and development expense.........................................       10,426        7,902        5,909
  Amortization and write-downs of purchased intangibles....................        6,930       10,219        5,734
  Restructuring expense....................................................        2,362        1,600        7,722
  Gain on sale of facility.................................................      --            (2,700)     --
  Other, net...............................................................        1,102         (279)         241
                                                                             -----------  -----------  -----------
      Total operating expenses.............................................       68,360       62,257       67,410
                                                                             -----------  -----------  -----------
  Operating loss...........................................................       11,284       19,363       40,399
Other expense:
  Interest expense.........................................................          668        1,193        2,236
  Minority interest........................................................        1,506          891          245
                                                                             -----------  -----------  -----------
      Loss before income taxes and cumulative effect of accounting
       changes.............................................................       13,458       21,447       42,880
Provision (benefit) for income taxes.......................................        5,085        2,843         (962)
                                                                             -----------  -----------  -----------
      Loss before cumulative effect of accounting changes..................       18,543       24,290       41,918
Cumulative effect of accounting changes....................................      --           --             7,077
                                                                             -----------  -----------  -----------
      Net loss.............................................................  $    18,543  $    24,290  $    48,995
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The accompanying notes are an integral part of these combined financial statements.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

                      COMBINED STATEMENT OF OWNER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                           (IN THOUSANDS OF DOLLARS)

Balance, December 31, 1992.......................................................  $ 294,364
  Capital distributions, net.....................................................     (1,547)
  Translation adjustments........................................................     (2,731)
  Net loss.......................................................................    (48,995)
                                                                                   ---------
Balance, December 31, 1993.......................................................    241,091
  Capital contributions, net.....................................................      4,676
  Translation adjustments........................................................      4,659
  Net loss.......................................................................    (24,290)
                                                                                   ---------
Balance, December 31, 1994.......................................................    226,136
  Capital contributions, net.....................................................     26,927
  Translation adjustments........................................................      2,429
  Net loss.......................................................................    (18,543)
                                                                                   ---------
Balance, December 31, 1995.......................................................  $ 236,949
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of these combined financial statements.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1995        1994        1993
                                                                              ----------  ----------  ----------
Net loss....................................................................  $  (18,543) $  (24,290) $  (48,995)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Cumulative effect of accounting changes...................................      --          --           7,077
  Depreciation..............................................................      14,725      15,868      19,964
  Amortization and write-downs of purchased intangibles.....................       6,930      10,219       5,734
  Minority interest.........................................................       1,506         891         245
  Restructuring provisions and write-downs of property, plant and
   equipment................................................................       2,328       3,924         604
  Gain on sale of facility..................................................      --          (2,700)     --
  Changes in assets and liabilities, net of effects from acquisition:
    (Increase) decrease in trade receivables................................      (3,787)     (6,009)     16,128
    Decrease in inventories.................................................       8,223       1,272      10,025
    Decrease in prepaid expenses and other current assets...................       2,116       1,451       3,197
    Decrease in other long-term assets......................................         714       3,739       3,585
    Increase (decrease) in accounts payable.................................        (832)      3,820         178
    Increase in accrued liabilities and accrued compensation................       1,340       4,248       1,061
    Increase (decrease) in other long-term liabilities......................          13       1,265      (3,450)
                                                                              ----------  ----------  ----------
      Net cash provided by operating activities.............................      14,733      13,698      15,353
                                                                              ----------  ----------  ----------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.......................         417       8,518         576
  Purchases of property, plant and equipment................................     (13,214)     (7,685)    (12,280)
  Acquisition of business...................................................      --          (4,680)     --
  Other.....................................................................      (3,049)     (2,227)     --
      Net cash used in investing activities.................................     (15,846)     (6,074)    (11,704)
                                                                              ----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from borrowings..................................................       7,800          56       4,288
  Payments on borrowing.....................................................     (36,619)    (10,415)     (3,636)
  Equity contributions (distributions)......................................      29,822       4,676      (1,547)
                                                                              ----------  ----------  ----------
      Net cash provided by (used in) financing activities...................       1,003      (5,683)       (895)
Effect of exchange rate changes on cash.....................................         532         582        (263)
                                                                              ----------  ----------  ----------
      Net change in cash....................................................         422       2,523       2,491
Cash at beginning of period.................................................       7,990       5,467       2,976
                                                                              ----------  ----------  ----------
      Cash at end of period.................................................  $    8,412  $    7,990  $    5,467
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Cash paid (received) during the year for:
  Income taxes..............................................................  $      219  $      (69) $      517
  Interest..................................................................       1,514       1,595       2,289

    The accompanying notes are an integral part of these combined financial statements.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)

1.  BASIS OF PRESENTATION
    The accompanying financial statements include the combined worldwide accounts of the Ciba Composites Division (the "Division") of Ciba-Geigy Limited (the "Parent" or "Owner"), a publicly-traded company based in Switzerland. The financial statements include the accounts of (1) corporate entities wholly or majority-owned indirectly by the Parent (principally in the United Kingdom, France, Austria and Italy) and (2) divisional accounts which have historically operated as business units of wholly-owned, multi-product line subsidiaries of the Parent, (the "Group Companies"), principally in the United States, South Africa and Germany. The United Kingdom operation became a corporate entity wholly-owned by the Parent effective July 1995. The minority interest represents a third party's 49.0% ownership of the Austrian corporate entity.

    The Division's primary business is manufacturing, marketing, and distributing composite materials, including prepregs, fabrics, adhesives, honeycomb core and fabricated structural interiors, panels, and parts for the commercial aerospace industry. Market segments served by the Division include aerospace, sports and leisure, marine, surface transportation, energy and a variety of other industrial applications. Approximately two-thirds of the Division's net sales are to the aerospace market.

    The Division's financial statements include the assets, liabilities, revenues and expenses which are specifically identifiable with the Division, as well as certain allocated expenses for services that have historically been performed by the corporate headquarters of the Group Companies. These expenses are allocated using various methods dependent upon the nature of the service. The Division's management believes that these allocations are based on assumptions that are reasonable under the circumstances; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

    The net cash position of certain of the Group Companies has been managed through a centralized treasury system. Accordingly, transfers of cash within the treasury system are recorded through intercompany accounts, which are reflected as a component of Owner's equity in the accompanying Combined Balance Sheets. In addition, intercompany balances arising from purchase and sale transactions with other Parent affiliates and allocated charges for services have been treated as the equivalent of cash transactions in the accompanying financial statements and are included as a component of Owner's equity. There is no direct interest cost allocation to the Division with respect to Group Company borrowings, and accordingly, the Combined Statements of Operations do not include any allocated financing costs. Debt payable to third parties and affiliates outside of the Division, and related interest expense, is reflected in accordance with their terms.

    All  significant  transactions  within  the  combined  Division  have   been
eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR:

    The U.S. Group Company's fiscal years consist of a fifty-two or fifty-three week period, ending the last Friday of December. The 1995 and 1994 fiscal years consisted of fifty-two week periods and 1993 consisted of a fifty-three week period for the U.S. Group Company. The remaining Division entities have fiscal years ending December 31. For purposes of financial statement presentation, all fiscal year-ends are referred to as December 31.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES:

    Inventories are stated at the lower of cost or market. Cost is determined using various methods including average cost and the first-in, first-out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. Depreciation is determined using the straight-line method applied over the estimated useful lives of the respective assets, which range from 3 to 50 years. It is the Division's policy to periodically review the estimated lives of assets and, where appropriate, revise the estimated lives to reflect technological changes in the industry.

    Upon sale or retirement of depreciable assets, the cost and related accumulated depreciation are removed from the accounts and any resultant gain or loss is included in operations.

INTANGIBLES:

    The excess  of  cost  over the  fair  value  of net  assets  (goodwill)  and identifiable intangible assets of acquired companies are capitalized at acquisition and are amortized on a straight-line basis over their estimated useful lives, ranging from twelve to forty years. The Division evaluates the realizability of intangibles based upon the projected, undiscounted net cash flows related to the intangibles. The Division recorded impairment losses of $2,809 and $5,097 in 1995 and 1994, respectively, for certain identifiable intangibles which consisted of contracted manufacturing programs. The loss was measured using projected discounted cash flows and is included in "Amortization and write-downs of purchased intangibles" in the Combined Statements of Operations.

REVENUE RECOGNITION:

    Revenue is recognized at the time products are shipped.

TRANSLATION OF FOREIGN CURRENCIES:

    The functional currency in all significant foreign locations is considered to be the local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the year. Gains or losses resulting from translation are reflected in Owner's equity. Aggregate foreign currency transaction gains and losses are included in determining results from operations.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

RECLASSIFICATIONS:

    Certain amounts in the 1994 Combined Statement of Cash Flows have been reclassified to conform to the 1995 presentation.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

3.  RESTRUCTURING EXPENSE AND GAIN ON SALE OF FACILITY
    In 1995, 1994 and 1993, the Division incurred approximately $2,400, $1,600 and $7,700, respectively, in restructuring charges. These charges are primarily due to the consolidation and downsizing of certain facilities and consisted principally of personnel related expenses and the costs of consolidating these facilities.

    In December 1994, the Division sold its Miami, Florida facility for $8,000 in cash resulting in a net gain of approximately $2,700 which is included as such in the accompanying Combined Statements of Operations.

4.  ACQUISITIONS
    In August 1994, the Division acquired certain assets and customer contracts from a British Petroleum Chemicals Division for total consideration of approximately $4,700. The revenues and results of operations of the acquired business are not significant and are included in the Combined Statements of Operations from the date of acquisition.

5.  INVENTORIES
    The components of inventories are as follows:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1995         1994
                                                                   -----------  -----------
Raw materials....................................................  $    22,261  $    20,523
Work in process..................................................       33,317       41,492
Finished goods...................................................        4,759        4,657
                                                                   -----------  -----------
    Total........................................................  $    60,337  $    66,672
                                                                   -----------  -----------
                                                                   -----------  -----------

6.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1995         1994
                                                                   -----------  -----------
Land.............................................................  $    15,436  $    15,150
Buildings and improvements.......................................       91,872       93,020
Buildings and equipment under capital leases.....................        6,251        5,776
Machinery and equipment..........................................      161,047      154,940
Construction in progress.........................................        3,582        1,210
                                                                   -----------  -----------
                                                                       278,188      270,096
    Less, Accumulated depreciation and amortization..............     (121,824)    (108,943)
                                                                   -----------  -----------
                                                                   $   156,364  $   161,153
                                                                   -----------  -----------
                                                                   -----------  -----------

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

7.  INTANGIBLES
    Intangibles consist of the following:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1995         1994
                                                                   -----------  -----------
Contracted manufacturing programs................................  $    11,588  $    20,779
Customer relationships...........................................       25,237       25,237
Goodwill.........................................................       19,005       19,005
                                                                   -----------  -----------
                                                                        55,830       65,021
    Less, Accumulated amortization...............................      (13,619)     (15,878)
                                                                   -----------  -----------
                                                                   $    42,211  $    49,143
                                                                   -----------  -----------
                                                                   -----------  -----------

    Intangible assets arose principally from the acquisition of Reliable Manufacturing Co. in 1979 (goodwill of $3,285) and Heath Tecna Aerospace Co. in 1988. Changes in contracted manufacturing programs in 1995 resulted from an impairment write-down of $2,809 due to reductions in aircraft build rates and a corresponding adjustment of cost and accumulated amortization of $6,382.

8.  DEBT
    Short-term debt includes commercial paper, bank overdrafts, loans and other short-term debt outstanding in Europe with maturities of one year or less. Interest rates for this debt ranged from approximately 5.8% - 11.5% in 1995 and 5.7% - 8.6% in 1994.

    Short-term debt due to affiliates consists of an overdraft facility at one of the Division's operating units of $2,419 and $5,302 in 1995 and 1994, respectively, bearing interest from July 1995 at the U.K. Bank Base Rate (6.5% at December 31, 1995) plus 1% and a short-term borrowing by another of the Division's operating units of $6,633 in 1995 bearing interest at Italian LIBOR (11.2% at December 31, 1995). Through June 1995, the overdraft facility was noninterest bearing.

    Long-term debt consists of the following:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1995         1994
                                                                   -----------  -----------
Mortgage payable in equal quarterly installments through 1999 at
 an interest rate of 6.5%........................................  $       548  $       684
Other............................................................        1,013        1,578
                                                                   -----------  -----------
                                                                         1,561        2,262
    Less, Current portion........................................          256          487
                                                                   -----------  -----------
      Long-term debt.............................................  $     1,305  $     1,775
                                                                   -----------  -----------
                                                                   -----------  -----------

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

8.  DEBT (CONTINUED)
    Long-term debt to affiliates consists of the following:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                      1995         1994
                                                                   -----------  -----------
Loans payable, due in 1998, at floating interest rates based on
 the six-month French LIBOR rate.................................  $     9,502  $     8,697
Loan payable, with no stated maturity date or interest rate......      --             4,317
Loan payable, with no stated maturity date, at a floating
 interest rate based on the three-month Italian LIBOR rate.......      --             2,175
Advances from affiliate, with no stated maturity date or interest
 rate............................................................      --            22,304
                                                                   -----------  -----------
    Long-term debt to affiliates.................................  $     9,502  $    37,493
                                                                   -----------  -----------
                                                                   -----------  -----------

    The six-month French LIBOR rate at December 31, 1995 was 6.3%.

    Aggregate maturities of Long-term debt at December 31, 1995 are as follows:

                                                                   AFFILIATES      OTHER
                                                                   -----------  -----------
1996.............................................................  $   --       $       256
1997.............................................................      --               546
1998.............................................................        9,502          367
1999.............................................................      --               310
2000.............................................................      --                82
                                                                   -----------  -----------
                                                                   $     9,502  $     1,561
                                                                   -----------  -----------
                                                                   -----------  -----------

9.  EMPLOYEE BENEFITS
    Approximately 20 percent of the United States employees participate in a separate trusteed pension plan (the "U.S. Plan"). The U.S. Plan is a noncontributory defined benefit pension plan covering certain salaried employees. Benefits are based on employees' years of service and average of the highest consecutive five years' compensation in the ten years before retirement. The U.S. Group Company's funding policy is to make the minimum annual contribution required by applicable regulators.

    Net periodic pension cost for 1995, 1994 and 1993, for the U.S. Plan described above, includes the following:

                                                                1995       1994       1993
                                                              ---------  ---------  ---------
Service cost -- benefits earned during the period...........  $     503  $     706  $     518
Interest cost on projected benefit obligation...............        621        561        547
Actual return on plan assets................................     (1,931)        (5)    (1,022)
Net amortization and deferral...............................      1,238       (639)       445
                                                              ---------  ---------  ---------
    Net periodic pension cost...............................  $     431  $     623  $     488
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

9.  EMPLOYEE BENEFITS (CONTINUED)
    The actuarial present value of benefit obligations and funded status of the U.S. Plan as of December 31, 1995 and 1994 are as follows:

                                                                      1995         1994
                                                                   -----------  -----------
Benefit obligations:
  Vested benefits................................................  $     6,744  $     4,956
  Nonvested benefits.............................................          394          288
                                                                   -----------  -----------
                                                                         7,138        5,244
Projected compensation increases.................................        2,324        2,002
                                                                   -----------  -----------
  Projected benefit obligation...................................        9,462        7,246
Plan assets at fair value........................................        8,773        7,332
                                                                   -----------  -----------
  Plan assets in excess of (less than) projected benefit
   obligations...................................................         (689)          86
Unrecognized prior service cost..................................          186          200
Unrecognized net loss............................................         (366)        (724)
                                                                   -----------  -----------
      Pension liability..........................................  $      (869) $      (438)
                                                                   -----------  -----------
                                                                   -----------  -----------

    Assumptions used in developing the projected benefit obligation were as follows:

                                                                         1995       1994
                                                                       ---------  ---------
Discount rate........................................................      7.50%      8.50%
Rate of increase in compensation.....................................      4.50%      5.50%
Expected long-term rate of return on plan assets.....................     10.00%      9.00%

    The majority of the remaining employees participate in various multi-employer pension plans. These plans include various pension plans sponsored by Group Companies and accounted for as multi-employer plans. Accordingly, the Combined Statements of Operations include an allocation of $3,516, $2,502 and $3,414 in 1995, 1994 and 1993, respectively, for the costs associated with the employees who participate in such plans. Included in the costs for 1995 is a curtailment gain of $650 related to certain personnel reductions. Included in the costs for 1994 is a curtailment gain of $600 related to the sale of the Miami facility.

    Additionally, no assets and liabilities have been reflected in the Combined Balance Sheets related to the various multi-employer pension plans since it is not practicable to segregate these amounts.

    The Division also has an Investment Savings Plan for U.S. employees. Division contributions to the plan were approximately $374, $450 and $477 during 1995, 1994 and 1993, respectively.

10. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS
    The Division has various postretirement plans that provide healthcare benefits to retired salaried and hourly employees and their dependents. Certain of these plans require employee contributions at varying rates. Not all employees are eligible to receive benefits, with eligibility depending on the plan in effect at a particular location.

    Total postretirement benefit expense of $628, $164 and $813 is included in the Combined Statements of Operations for 1995, 1994 and 1993, respectively. Included in the expense for 1994 is a

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

10. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS (CONTINUED) curtailment gain of $318 related to the sale of the Miami facility. Assets and liabilities have not been reflected in the Combined Balance Sheets relating to Group Company plans, as it is not practical to segregate these amounts.

    Effective January 1, 1993, the U.S. Group Company changed its method of accounting for postretirement benefits other than pensions from the pay-as-you-go method to the accrual method as required by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). This standard requires the accrual of the expected costs of postretirement medical and other nonpension benefits during an employee's period of service. Similar accounting methods were adopted by other Division entities prior to 1993. The cumulative effect of adopting SFAS No. 106 as of January 1, 1993, resulted in a charge of $6,006 to 1993 earnings, with no related income tax benefit. The effect of the change on the 1993 loss before income taxes was additional expense of approximately $422.

    Effective January 1, 1993, the U.S. Group Company also elected to adopt Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). SFAS No. 112 establishes accounting standards for employers who provide certain benefits to former or inactive employees after employment but before retirement.

    Previously, postemployment benefits, for the U.S. Group Company, were recognized on the pay-as-you-go method. The cumulative effect of the change in accounting for postemployment benefits was $1,071, which represented the unfunded accumulated postemployment benefit obligations as of January 1, 1993. There was no related income tax benefit in connection with the election. The effect of the change on the 1993 loss before income taxes was additional expense of approximately $33. Similar accounting methods were adopted by other Division entities prior to 1993. Total postemployment benefit expense was $305, $778 and $154 for 1995, 1994 and 1993, respectively. Assets and liabilities have not been reflected in the Combined Balance Sheets relating to Group Company plans, as it is not practical to segregate these amounts.

11. INCOME TAXES
    For purposes of the Combined Statements of Operations, income taxes have been provided on a stand-alone basis, as if the Division was a separate taxable entity.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

11. INCOME TAXES (CONTINUED)
    The components of loss before income taxes and cumulative effect of accounting changes and provision (benefit) for income taxes were:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                             1995        1994        1993
                                                          ----------  ----------  ----------
Income (loss before) income taxes and cumulative effect
 of accounting changes:
  United States.........................................  $  (19,469) $  (26,215) $  (32,965)
  International.........................................       6,011       4,768      (9,915)
                                                          ----------  ----------  ----------
                                                          $  (13,458) $  (21,447) $  (42,880)
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------
Provision (benefit) for income taxes:
  Current:
    United States.......................................  $   --      $   --      $   --
    International.......................................       4,529       1,383      (1,282)
                                                          ----------  ----------  ----------
      Total current.....................................       4,529       1,383      (1,282)
                                                          ----------  ----------  ----------
  Deferred:
    United States.......................................      --          --          --
    International.......................................         556       1,460         320
                                                          ----------  ----------  ----------
      Total deferred....................................         556       1,460         320
                                                          ----------  ----------  ----------
      Total provision (benefit) for income taxes........  $    5,085  $    2,843  $     (962)
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

    The current provision for income taxes for 1995 includes a benefit recognized from utilization of operating loss carryforwards of $302.

    The effective income tax provision (benefit) rate on the loss before income taxes differed from the United States federal statutory rate for the following:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                             1995        1994        1993
                                                          ----------  ----------  ----------
Benefit at the U.S. federal statutory rate..............  $   (4,710) $   (7,506) $  (15,008)
Tax effect of net operating losses not recognized.......       4,225       7,016      14,546
Foreign tax (benefit)...................................       5,085       2,843        (962)
Goodwill amortization...................................         442         442         442
Other...................................................          43          48          20
                                                          ----------  ----------  ----------
Provision (benefit) for income taxes....................  $    5,085  $    2,843  $     (962)
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

11. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences which gave rise to deferred income tax assets and liabilities consisted of the following:

                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                       1995        1994
                                                                    ----------  ----------
Deferred income tax assets:
  Postretirement/postemployment benefits..........................  $    3,648  $    3,023
  Environmental reserve...........................................       1,651       1,746
  Intangibles.....................................................       1,845         679
  Restructuring reserve...........................................         592         625
  Inventory reserve...............................................         518         621
  Other reserves..................................................       1,793       2,207
  Net operating losses............................................      87,847      87,163
                                                                    ----------  ----------
    Total deferred income tax assets..............................      97,894      96,064
                                                                    ----------  ----------
Deferred income tax liabilities:
  Depreciation....................................................     (11,368)    (11,560)
  Revenue recognition.............................................      (3,153)     (5,106)
                                                                    ----------  ----------
      Total deferred income tax liabilities.......................     (14,521)    (16,666)
                                                                    ----------  ----------
      Subtotal....................................................      83,373      79,398
Valuation allowance...............................................     (84,072)    (79,541)
                                                                    ----------  ----------
      Net deferred income tax liabilities.........................  $     (699) $     (143)
                                                                    ----------  ----------
                                                                    ----------  ----------

    Deferred income tax assets of $1,161 and $1,391 at December 31, 1995 and 1994, respectively, are included in other assets in the Combined Balance Sheets.

    Deferred income tax liabilities of $1,860 and $1,534 at December 31, 1995 and 1994, respectively, are included in other long-term liabilities in the Combined Balance Sheets.

    Operating loss carryforwards of non-corporate Divisional entities (principally the United States of approximately $219 million) have generally been utilized to offset Group Company taxable income in the year incurred. However, for purposes of these combined financial statements, the tax effect of such operating loss carryforwards have been reflected as deferred tax assets with related valuation allowances, based upon management's assessment of the Division's likelihood of realizing the benefit of such operating loss carryforwards through future stand-alone taxable income.

    The Division has net operating loss carryforwards of which approximately $6,200 and $600 are available to offset certain future taxable income in Italy and France, respectively.

    These operating loss carryforwards expire as follows:

1996...............................................................  $     159
1997...............................................................      1,556
1998...............................................................      2,359
1999...............................................................      1,097
2000...............................................................      1,629

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

12. COMMITMENTS AND CONTINGENCIES

SELF-INSURANCE:

    The Division is partially self-insured for workers' compensation, general liability and property insurance risks, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the estimated liability for reported claims and estimated liabilities for claims incurred but not reported.

LITIGATION:

    The Division is involved in legal proceedings which are in various stages of development and involve various uncertainties which can affect the eventual outcome of the issues. While it is difficult to predict what the eventual resolution of these issues will be, the Division believes, on the basis of the facts presently known, that these actions will not have a material adverse effect on the Division's financial condition or results of operations.

ENVIRONMENTAL COSTS:

    In connection with an acquisition of one of the Division's operating facilities, the Division entered into an agreement with the previous owner whereby the Division agreed to share in the operating cost for groundwater treatment and monitoring facilities which had been ordered by regulatory authorities prior to the date of acquisition. The Division's share of annual cost sharing is estimated at $250. While the ultimate period of treatment and monitoring required by regulatory authorities is not determinable, the Division estimated the minimum period at twenty years. The Combined Balance Sheets include reserves of approximately $4,200 and $4,500 as of December 31, 1995 and 1994, respectively, related to these costs. Charges against these reserves totaled approximately $300 and $200 in 1995 and 1994, respectively.

    In the normal course of its business, the Division is subject to environmental regulations in jurisdictions in which the Division has facilities and, accordingly, the Division may be required to incur either remediation or capital improvement costs in the future. Management of the Division believes that the amounts of such costs, if any, will not have a material adverse effect on the Division's financial condition or results of operations.

LEASE OBLIGATIONS:

    The Division leases certain equipment and facilities under capital leases and noncancelable operating leases expiring at various dates through 2012.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum annual lease payments under such leases are as follows:

                                                                        CAPITAL    OPERATING
                                                                        LEASES      LEASES
                                                                       ---------  -----------
1996.................................................................  $     725   $   1,818
1997.................................................................        725       1,097
1998.................................................................        333         710
1999.................................................................        333         548
2000.................................................................        333         274
Thereafter...........................................................      5,863      --
                                                                       ---------  -----------
                                                                           8,312   $   4,447
                                                                                  -----------
                                                                                  -----------
Amounts representing interest........................................      3,581
                                                                       ---------
Present value of net minimum lease payments..........................      4,731
    Less, Current portion............................................        441
                                                                       ---------
Long-term portion....................................................  $   4,290
                                                                       ---------
                                                                       ---------

    Lease  expense  was  $2,080,  $1,883  and $1,724  in  1995,  1994  and 1993,
respectively.

GUARANTEES:

    The Italian corporate entity has guaranteed $650 of certain obligations of an unrelated third party as sole guarantor. Additionally, the entity has guaranteed $824 of obligations of the third party on a joint and several basis with sixteen other unrelated co-guarantors.

CONCENTRATION OF CREDIT RISK:

    The Division operates in one principal industry segment.

    In 1995, 1994 and 1993, one customer accounted for 18%, 20% and 29%, respectively, of the net sales of the Division.

EXCHANGE RATES:

    Certain items included on the Division's Combined Balance Sheets originating from non-U.S. transactions are subject to fluctuations in the applicable exchange rates between the transaction and settlement dates.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

13. SEGMENT INFORMATION

                                                            1995         1994         1993
                                                         -----------  -----------  -----------
Net sales:
  United States........................................  $   148,919  $   139,831  $   136,141
  Europe...............................................      171,235      143,071      127,469
  Other geographic regions.............................       10,919        9,709        7,648
                                                         -----------  -----------  -----------
      Total net sales..................................  $   331,073  $   292,611  $   271,258
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Intra-division transfers/sales between geographic areas
 (eliminated in combination):
  United States........................................  $     4,360  $     3,702  $     2,077
  Europe...............................................        9,748        9,702        7,782
                                                         -----------  -----------  -----------
      Total intra-divisional transfers/sales...........  $    14,108  $    13,404  $     9,859
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Operating loss (income):
  United States........................................  $    19,469  $    26,215  $    32,966
  Europe...............................................       (6,057)      (4,238)       8,523
  Other geographic regions.............................       (2,128)      (2,614)      (1,090)
                                                         -----------  -----------  -----------
      Total operating loss.............................  $    11,284  $    19,363  $    40,399
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Identifiable assets:
  United States........................................  $   179,662  $   199,470  $   222,874
  Europe...............................................      156,182      148,476      135,658
  Other geographic regions.............................        4,450        4,474        3,752
                                                         -----------  -----------  -----------
      Total identifiable assets........................  $   340,294  $   352,420  $   362,284
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Transfers between geographic areas are recorded at amounts generally above cost. Operating (income) loss consists of total net sales less cost of sales and operating expenses. The United States' operating loss and identifiable assets include certain amounts related to the administration of worldwide Division operations.

    Export sales to unaffiliated customers by geographic area are as follows:

                                                            1995         1994         1993
                                                         -----------  -----------  -----------
Europe.................................................  $    18,881  $    15,639  $    14,225
North America..........................................       11,824        9,946        7,461
Other..................................................        8,582        6,746        6,123
                                                         -----------  -----------  -----------
                                                         $    39,287  $    32,331  $    27,809
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

14. RELATED PARTY TRANSACTIONS
    Certain expenses reflected in the Combined Statements of Operations include allocated amounts of $2,719, $2,836 and $2,048 in 1995, 1994 and 1993, respectively. These charges are principally for legal, human resource, accounting and treasury functions performed for the Division.

                                CIBA COMPOSITES
                       (A DIVISION OF CIBA-GEIGY LIMITED)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                           (IN THOUSANDS OF DOLLARS)

14. RELATED PARTY TRANSACTIONS (CONTINUED)
    Through the normal course of business, the Division conducts transactions with affiliates. Such transactions in 1995, 1994 and 1993 are summarized as follows:

                                                            1995         1994         1993
                                                         -----------  -----------  -----------
Purchases of products..................................  $    11,759  $    12,212  $    10,816
Interest expense, net..................................        1,032          810        1,471
Other expense (income).................................          968          541         (147)

    The Division purchases certain raw materials from affiliates at cost. For purposes of the accompanying financial statements, a mark-up above cost was added to such purchases which adjustment increased the loss from operations in 1995, 1994 and 1993 by $4,192, $4,355 and $3,573, respectively.

    Accounts payable in the Combined Balance Sheets includes amounts due to affiliates of $2,849 and $343 in 1995 and 1994, respectively.

    As discussed in Note 1, in July 1995, the Parent contributed the net assets of its United Kingdom Composites Division to a new wholly-owned corporate entity in the United Kingdom. As part of this transaction, debt of the Division owed to affiliates amounting to approximately $22,000 was repaid and approximately $3,900 of fixed assets previously carried on the Division's accounts were transferred to an affiliate of the Division.

    During 1995, long-term debt due to affiliates approximating $6,500 was repaid with a similar amount being borrowed from an affiliate on a short-term basis.

    The Division has various financing arrangements with affiliates as discussed in Note 8.

15. SUBSEQUENT EVENT
    On February 21, 1996, the stockholders of Hexcel Corporation approved a transaction to combine with the Division. On February 29, 1996, the transaction was consummated. According to the terms of the agreement, the Parent will receive 49.9% of the combined entity in exchange for the Division. The Parent will also receive additional consideration as part of the transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of Hercules Incorporated:

    We have audited the accompanying balance sheets of the Composite Products Division of Hercules Incorporated as of December 31, 1995 and 1994 and the related statements of operations, division equity, and cash flow for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Composite Products Division of Hercules Incorporated as of December 31, 1995 and 1994 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Notes 6 and 9 to the financial statements, in 1993, the Company changed its methods of accounting for postretirement and postemployment benefits other than pensions.

/s/ COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
February 26, 1996

                          COMPOSITE PRODUCTS DIVISION

                             HERCULES INCORPORATED

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Net sales..................................................................  $   100,449  $   100,113  $   101,448
Cost of sales..............................................................       83,748       94,786       92,298
                                                                             -----------  -----------  -----------
Gross profit...............................................................       16,701        5,327        9,150
Selling, general, and administrative expenses..............................        2,266        2,888        3,229
Allocated selling, general, and administrative expenses....................        7,086        6,047        6,336
Research and development...................................................        2,184        2,481        2,815
Other operating (income) expenses, net.....................................         (391)       1,670        1,755
                                                                             -----------  -----------  -----------
Income (loss) before taxes and effect of changes in accounting
 principles................................................................        5,556       (7,759)      (4,985)
Provision for taxes on income..............................................      --           --           --
                                                                             -----------  -----------  -----------
Income (loss) before effect of changes in accounting principles............        5,556       (7,759)      (4,985)
Effect of changes in accounting principles.................................      --           --            (3,916)
                                                                             -----------  -----------  -----------
Net income (loss)..........................................................  $     5,556  $    (7,759) $    (8,901)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                        YEAR ENDED DECEMBER 31
                                                                                       ------------------------
                                                                                          1995         1994
                                                                                       -----------  -----------
Current Assets
Cash.................................................................................  $     2,126  $     4,905
Trade accounts receivable............................................................       17,510       14,923
Less allowance for doubtful accounts.................................................         (401)        (390)
                                                                                       -----------  -----------
  Net Accounts Receivable............................................................       17,109       14,533
Inventories
  Finished products..................................................................       11,813       13,740
  Materials, supplies, and work in process...........................................       13,485       27,225
                                                                                       -----------  -----------
    Total Inventories................................................................       25,298       40,965
                                                                                       -----------  -----------
Total Current Assets.................................................................       44,533       60,403
Property, plant, and equipment
  Land...............................................................................        1,514        1,514
  Buildings and equipment............................................................      187,185      182,494
  Construction in progress...........................................................        6,772        2,231
  Accumulated depreciation...........................................................     (100,456)     (89,459)
                                                                                       -----------  -----------
  Net Property, Plant and Equipment..................................................       95,015       96,780
Deferred charges and other assets....................................................        1,036        1,135
                                                                                       -----------  -----------
    TOTAL ASSETS.....................................................................  $   140,584  $   158,318
                                                                                       -----------  -----------
                                                                                       -----------  -----------


                                        LIABILITIES AND DIVISION EQUITY
Current liabilities
Accounts payable.....................................................................  $     2,379  $     2,915
Accrued expenses
  Payroll and employee benefits......................................................        5,996        5,177
  Other..............................................................................        3,132        4,631
                                                                                       -----------  -----------
    Total Current Liabilities........................................................       11,507       12,723
Other liabilities....................................................................        1,048        1,276
Minority interest....................................................................      --            12,000
Division Equity......................................................................      128,029      132,319
                                                                                       -----------  -----------
    TOTAL LIABILITIES AND DIVISION EQUITY............................................  $   140,584  $   158,318
                                                                                       -----------  -----------
                                                                                       -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                             STATEMENT OF CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                               ---------------------------------
                                                                                  1995       1994        1993
                                                                               ----------  ---------  ----------
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)............................................................  $    5,556  $  (7,759) $   (8,901)
Adjustments to reconcile net income(loss) to cash provided from operations:
  Depreciation and amortization..............................................       9,395      9,452       9,522
  Gain on settlement.........................................................      (1,100)    --          --
  Loss on disposal of property, plant, and equipment.........................          65         43         (34)
  Provision for inventory loss...............................................       1,300      1,561       2,642
Accruals and deferrals of cash receipts and payments:
  Accounts receivable, net...................................................      (2,576)    (2,862)     (1,594)
  Inventories................................................................      12,029     11,020       8,281
  Accounts payable and accrued expenses......................................      (1,216)       156       3,622
  Deferred charges and other assets..........................................          99        (77)        113
  Other liabilities..........................................................        (228)       (33)        103
                                                                               ----------  ---------  ----------
  Net cash provided by operations............................................      23,324     11,501      13,754
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures.......................................................      (8,543)    (1,871)     (1,740)
                                                                               ----------  ---------  ----------
  Net cash used for investing activities.....................................      (8,543)    (1,871)     (1,740)
CASH FLOW FROM FINANCING ACTIVITIES
  Net Parent company capital withdrawals.....................................     (17,560)    (7,351)     (9,540)
                                                                               ----------  ---------  ----------
  Net cash used for financing activities.....................................     (17,560)    (7,351)     (9,540)
  Increase (Decrease) in Cash................................................      (2,779)     2,279       2,474
  Cash, beginning of year....................................................       4,905      2,626         152
                                                                               ----------  ---------  ----------
  Cash, end of year..........................................................  $    2,126  $   4,905  $    2,626
                                                                               ----------  ---------  ----------
                                                                               ----------  ---------  ----------

    The accompanying notes are an integral part of the financial statements.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                    STATEMENT OF CHANGES IN DIVISION EQUITY

                             (DOLLARS IN THOUSANDS)

BALANCE AT JANUARY 1, 1993........................................................  $ 163,220
Net loss..........................................................................     (8,901)
Net Capital withdrawal............................................................    (11,766)
                                                                                    ---------
BALANCE AT DECEMBER 31, 1993......................................................  $ 142,553
Net loss..........................................................................     (7,759)
Net Capital withdrawal............................................................     (2,475)
                                                                                    ---------
BALANCE AT DECEMBER 31, 1994......................................................  $ 132,319
Net income........................................................................      5,556
Net Capital withdrawal............................................................     (9,846)
                                                                                    ---------
BALANCE AT DECEMBER 31, 1995......................................................  $ 128,029
                                                                                    ---------
                                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The Composite Products Division (CPD) is a division of Hercules Incorporated (the Parent). CPD serves worldwide markets for carbon fiber materials (fiber and prepregs). These materials are used to make structural products. The division has three major operating units which include Bacchus (Magna, UT), HISPAN (Decatur, AL) and HAESA (Madrid, Spain). Currently, the division's geographic scope is primarily North America, where its largest facilities are located. CPD serves a diverse customer base which operate in several market segments. CPD sales to the U.S. Government represented approximately 22%, 41%, and 49% of total net sales during 1995, 1994, and 1993, respectively. CPD sales to Construcciones Aeronauticas S.A. (Government of Spain) represented approximately 14%, 12%, and 9% of total net sales during 1995, 1994, and 1993 respectively. CPD performs ongoing evaluations of its customers but generally does not require collateral to support customer receivables.

    The financial statements reflect the results of operations and financial position of CPD, including certain allocations by the parent company. All material intercompany transactions and balances have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ENVIRONMENTAL EXPENDITURES

    Environmental expenditures that pertain to current operations or relate to future revenues are expensed or capitalized consistent with the Parent's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations, that do not contribute to current or future revenues, are expensed. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

INVENTORIES

    Inventories are stated at the lower of cost or market. Domestic inventories are valued predominantly on the last-in, first-out (LIFO) method. Spare parts, supplies and foreign inventories, representing approximately $6,130, and $6,270 in 1995 and 1994, respectively, are valued on the average cost method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. HISPAN and HAESA use the straight-line method, while Bacchus uses an accelerated depreciation method. Effective January 1, 1993, CPD changed its estimate of the useful lives for all processing equipment. CPD believes these new depreciation lives provide for a better matching of costs and revenues over the life of the assets. For income tax purposes, accelerated depreciation methods are used.

    Maintenance, repairs, and minor renewals are charged to income; major renewals and betterments are capitalized. Upon normal retirement or replacement, the cost of property (less proceeds of sale or salvage) is charged to income.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    CPD is not a separate tax paying entity. Accordingly, its results of operations have been included in tax returns filed by Hercules. The accompanying financial statements include tax computations assuming CPD filed separate returns and reflecting the application of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" for all periods presented.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of HASEA are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of division equity.

2.  SUPPLEMENTAL CASH FLOW INFORMATION:
    During 1995, CPD was involved in the following non-cash activities with  the
Parent:

    - $7,538 of assets relating to claims were withdrawn by the Parent

    - $2,000 of fixed assets were contributed by the Parent and

    - $10,900 of equity was contributed by the Parent pursuant to the Parent's buy out of the minority interest

    During 1994, $4,437 of equity was contributed by the Parent through a dividend payment to the minority shareholder.

3.  INVENTORIES:
    If the cost of all inventories had been valued on the average cost method, which approximates current cost, inventories would have been $460 and $691 higher than as reported on the LIFO method at December 31, 1995, and 1994, respectively.

    During 1995 and 1994, inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at higher costs which prevailed in prior years. The effect of the liquidations was to increase cost of goods sold and decrease net income (increase net loss) by approximately $6,880 and $2,570 in 1995 and 1994, respectively.

4.  PENSIONS:
    CPD participates in various Hercules-defined benefit pension plans covering substantially all employees. Benefits are based on average final pay and years of service. CPD's allocation of amounts credited directly to Allocated Selling, General and Administrative expense, based on the relationship of CPD's total payroll to Hercules' payroll, was $1,034, $215, and $260 in 1995, 1994 and 1993, respectively. Information on the actuarial present value of benefit obligation, fair value of plan assets, and pension costs is not provided as such information is not maintained separately for employees of CPD.

5.  EMPLOYEE BENEFIT PLAN:
    An operating unit of CPD has a noncontributory defined contribution pension plan covering substantially all employees. This operating unit contributes amounts equal to 6% of covered employee compensation up to the Social Security Wage Base and amounts equal to 5% in excess of the Social Security Wage Base. Pension expense for the years ended December 31, 1995, 1994, and 1993 was $133, $130 and $150, respectively.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6.  OTHER POSTRETIREMENT BENEFITS:
    CPD participates in certain defined benefit postretirement health care and life insurance programs provided to retired Hercules employees. Substantially all employees are covered and become eligible for these benefits upon satisfying the appropriate age and service requirements necessary for receipt of these benefits.

    Effective January 1, 1993, Hercules adopted Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 106 requires the recognition of these benefit costs on an accrual basis. Prior to January 1, 1993, the costs of retiree health care and life insurance were expensed as paid. The effect of adopting this accounting standard has been recognized immediately as the effect of a change in accounting principle and has resulted in a charge of $3,122. (No tax benefit was realized). This represents the accumulated postretirement benefit obligation existing at January 1, 1993. CPD's allocated portion of the net periodic postretirement cost was $456, $556 and $746 in 1995, 1994, and 1993, respectively. The accumulated postretirement benefit expense and the annual postretirement benefit expense were allocated based on the relationship between CPD's number of active employees to Hercules' number of active employees. The liability for such costs has not been reflected in these financial statements.

7.  PURCHASE OF MINORITY INTEREST:
    As disclosed in Note 2, the Parent bought out the minority interest holder in HISPAN for $10,900 in 1995. In addition, included in other (income) expense in 1995 is a $1,100 gain related to the settlement of CPD's claim against the minority holder.

8.  CLAIMS:
    During 1995, $6,840 of assets relating to a claim due to a termination for convenience by the U.S. Government were withdrawn from CPD by the Parent, who is entitled to the cash receipt of the claim value. The estimated profit relating to these claims of $1,500 is included in CPD sales in 1995. In addition, $698 of assets relating to a damaged inventory claim were withdrawn from CPD by the Parent.

9.  POSTEMPLOYMENT BENEFITS:
    CPD participates in certain disability and workers' compensation benefits, including medical benefits, provided to former or inactive Hercules employees. Substantially all employees are covered and become eligible for these benefits upon satisfying the appropriate age and service requirements necessary for receipt of these benefits.

    Effective January 1, 1993, Hercules adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires recognition of these benefit costs on an accrual basis. Prior to January 1, 1993, disability benefits and workers' compensation benefits were expensed as claims were reported. The effect of adopting SFAS No. 112 has been recognized immediately as the effect of a change in accounting principle and has resulted in a charge of $794. (No tax benefit was realized). The income statement impact of this accumulated postemployment benefit expense was allocated based on the relationship between CPD's total number of employees and Hercules' total number of employees. The periodic postemployment benefit costs, which are included in the corporate cost allocation, are impracticable to determine. The liability for such costs has not been reflected in these financial statements.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

10. RELATED PARTY TRANSACTIONS:
    The financial statements include allocations by Hercules for certain corporate administrative and benefit costs incurred for the benefit of all operating divisions. These costs are allocated to operating divisions on a variety of methodologies as follows:

     a. Specific identification -- based on estimates of time and services provided.

     b. Relative identification -- based on relevant criteria that establishes the division's relationship to the entire pool of beneficiaries.

     c. Formula driven -- nonidentifiable to division but incurred for the benefit of all.

    Corporate costs include executive, legal, accounting, tax, auditing, cash management, purchasing, safety, human resources, health and environmental, international, and employee benefits.

    Allocated costs included in selling, general, and administrative costs were $7,086, $6,047, and $6,336 during 1995, 1994, and 1993, respectively. These allocations, while reasonable under the circumstances, may not represent the cost of similar activities on a separate entity basis.

11. CASH AND CAPITAL REQUIREMENTS:
    Certain operating units of CPD participated in Hercules' centralized cash management system. Accordingly, cash received from CPD operations was administered centrally while Hercules financed operational and working capital requirements as well as capital expenditures. These operating units had no external sources of financing, such as available lines of credit, as may be necessary to operate as a separate entity. The statement of cash flow is prepared as though the cash received and disbursed on behalf of these CPD operating units by Hercules was transacted through CPD. The cash balance represents amounts directly held by two operating units of CPD.

12. CAPITALIZED INTEREST:
    As a result of cash management and funding practices within Hercules, CPD records capitalized interest on construction projects. These amounts are based on Hercules' weighted average interest rate on borrowings outstanding during the construction periods. The amortization of capitalized interest, included in other operating income and expense for 1995, 1994, and 1993, was $650, $650, and $650 while the unamortized balance included as a cost of facilities at December 31, 1995 and 1994 was $4,551 and $5,201, respectively.

13. TAXES ON INCOME:
    The domestic and foreign components of income (loss) before taxes on income are presented below.

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Domestic...............................................................  $   4,604  $  (7,023) $  (4,401)
Foreign................................................................        952       (736)      (584)
                                                                         ---------  ---------  ---------
                                                                         $   5,556  $  (7,759) $  (4,985)
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

13. TAXES ON INCOME: (CONTINUED)
    Deferred tax liabilities (assets) at December 31, 1995 and 1994 consist of:

                                                                                     1995       1994
                                                                                   ---------  ---------
Depreciation.....................................................................  $  20,689  $  21,415
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Gross deferred tax liabilities...................................................     20,689     21,415
Net Operating Losses.............................................................    (21,440)   (22,598)
Accrued expenses.................................................................        (24)       (24)
Inventory........................................................................     (3,302)    (4,792)
Accounts receivable..............................................................       (153)      (149)
Deferred Assets..................................................................          0       (176)
                                                                                   ---------  ---------
Gross deferred tax assets........................................................    (24,919)   (27,739)
Valuation allowance..............................................................      4,230      6,324
                                                                                   ---------  ---------
Net deferred tax liability.......................................................  $       0  $       0
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    A reconciliation of income taxes at the U.S. statutory rate with the income taxes recorded follows:

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Computed at statutory income tax rate..................................  $   1,941  $  (2,716) $  (1,745)
State taxes, net of federal benefit....................................        150       (228)      (142)
Valuation Allowance....................................................     (2,094)     2,942      1,886
Other..................................................................          3          2          1
                                                                         ---------  ---------  ---------
Provision for income taxes.............................................  $       0  $       0  $       0
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

14. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    CPD leases buildings, vehicles, and equipment under various operating leases with third parties.

    Rent expense under operating leases for the years ended December 31, 1995, 1994, and 1993 was $603, $547, and $540, respectively.

SUPPLIER AGREEMENT

    CPD entered into an agreement with a customer to supply carbon fiber at a fixed price. The price is adjusted annually based on inflation and the agreement expires on March 15, 2000.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

15. OPERATIONS BY GEOGRAPHIC AREA:
    The following table represents operating results and other financial data by geographic area:

                                                                      UNITED
                                                                      STATES       OTHER       TOTAL
                                                                   ------------  ---------  -----------
1995
Net sales........................................................   $   81,447   $  19,002  $   100,449
Profit from operations...........................................        3,587       1,969        5,556
Identifiable assets..............................................      118,219      19,203      137,422
1994
Net sales........................................................       84,161      15,952      100,113
Loss from operations.............................................       (9,456)      1,697       (7,759)
Identifiable assets..............................................      133,744      18,534      152,278
1993
Net sales........................................................       88,894      12,554      101,448
Loss from operations.............................................       (5,891)        906       (4,985)
Identifiable assets..............................................      150,302      16,701      167,003

    The company's foreign operations are primarily in Spain. Identifiable assets include net trade accounts receivable, inventories, and net property, plant and equipment.

16. PENDING SALE:
    On December 20, 1995, a letter of intent was signed by the company's Parent with a third party for the pending sale of substantially all the assets and liabilities of the company.

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                   UNAUDITED
                                                                                              THREE MONTHS ENDED
                                                                                                MARCH 31, 1996
                                                                                             ---------------------
Net sales..................................................................................       $    22,342
Cost of sales..............................................................................            18,495
                                                                                                     --------
Gross profit...............................................................................             3,847
Selling, general, and administrative expenses..............................................               296
Allocated selling, general, and administrative expenses....................................             1,611
Research and development...................................................................               518
Other operating (income) expenses, net.....................................................               220
                                                                                                     --------
Income (loss) before taxes.................................................................             1,202
Provision for taxes on income..............................................................           --
                                                                                                     --------
Net income (loss)..........................................................................       $     1,202
                                                                                                     --------
                                                                                                     --------

    The accompanying notes are an integral part of the Financial Statements

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                                      UNAUDITED
                                                                                                    MARCH 31, 1996
                                                                                                    --------------
                                                      ASSETS
Current Assets....................................................................................
Cash..............................................................................................   $        603
Trade accounts receivable.........................................................................         16,451
Less allowance for doubtful accounts..............................................................           (390)
                                                                                                    --------------
  Net Accounts Receivable.........................................................................         16,061
Inventories
  Finished products...............................................................................         13,228
  Materials, supplies, and work in process........................................................         14,194
                                                                                                    --------------
    Total Inventories.............................................................................         27,422
                                                                                                    --------------
Total Current Assets..............................................................................         44,086
Property, plant, and equipment
  Land............................................................................................          1,514
  Buildings and equipment.........................................................................        188,120
  Construction in progress........................................................................          6,194
  Accumulated depreciation........................................................................       (102,767)
                                                                                                    --------------
  Net Property, Plant and Equipment...............................................................         93,061
Deferred charges and other assets.................................................................          1,027
                                                                                                    --------------
    TOTAL ASSETS..................................................................................   $    138,174
                                                                                                    --------------
                                                                                                    --------------

                                         LIABILITIES AND DIVISION EQUITY
Current liabilities...............................................................................
Accounts payable..................................................................................   $      3,979
Accrued expenses
  Payroll and employee benefits...................................................................          3,581
  Other...........................................................................................          2,688
                                                                                                    --------------
    Total Current Liabilities.....................................................................         10,248
Other liabilities.................................................................................          1,113
Division Equity...................................................................................        126,813
                                                                                                    --------------
    TOTAL LIABILITIES AND DIVISION EQUITY.........................................................   $    138,174
                                                                                                    --------------
                                                                                                    --------------

    The accompanying notes are an integral part of the Financial Statements

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                             STATEMENT OF CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                                    UNAUDITED
                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1996
                                                                                               -------------------
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)............................................................................       $   1,202
Adjustments to reconcile net income(loss) to cash provided from operations:
  Depreciation and amortization..............................................................           2,495
Accruals and deferrals of cash receipts and payments:
  Accounts receivable, net...................................................................           1,048
  Inventories................................................................................          (2,124)
  Accounts payable and accrued expenses......................................................          (1,259)
  Deferred charges and other assets..........................................................               9
  Other liabilities..........................................................................              65
                                                                                                      -------
  Net cash provided by operations............................................................           1,436
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures.......................................................................            (782)
                                                                                                      -------
  Net cash used for investing activities.....................................................            (782)
CASH FLOW FROM FINANCING ACTIVITIES
  Net Parent company capital withdrawals.....................................................          (2,177)
                                                                                                      -------
  Net cash used for financing activities.....................................................          (2,177)
  Increase (Decrease) in Cash................................................................       $   1,523
  Cash, beginning of year....................................................................           2,126
                                                                                                      -------
  Cash, end of year..........................................................................       $     603
                                                                                                      -------
                                                                                                      -------

    The accompanying notes are an integral part of the Financial Statements

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                    STATEMENT OF CHANGES IN DIVISION EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                        UNAUDITED
                                                                                                        ----------
BALANCE AT JANUARY 1, 1996............................................................................  $  128,029
Net Income............................................................................................       1,202
Net Capital withdrawal................................................................................      (2,418)
                                                                                                        ----------
BALANCE AT MARCH 31, 1996.............................................................................  $  126,813
                                                                                                        ----------
                                                                                                        ----------

    The accompanying notes are an integral part of the Financial Statements

                          COMPOSITE PRODUCTS DIVISION
                             HERCULES INCORPORATED
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. THE COMPOSITE PRODUCTS DIVISION (CPD) IS A DIVISION OF HERCULES INCORPORATED (THE PARENT).
    The accompanying statements are unaudited and have been prepared by CPD. The financial statements reflect the results of operations and financial position of CPD, including certain allocations by the parent company. All material intercompany transactions have been eliminated. In the opinion of management such financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The aforementioned financial statements have been prepared substantially in conformity with the accounting principles reflected in the CPD financial statements for the year ended December 31, 1995.

- -------------------------------------------
                                     -------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                 --------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Available Information..........................          4
Incorporation of Certain Documents by
 Reference.....................................          4
Prospectus Summary.............................          5
Risk Factors...................................         13
Use of Proceeds................................         19
Capitalization.................................         20
Price Range of Common Stock and Dividend
 Policy........................................         21
Pro Forma Financial Information................         22
Selected Consolidated Financial Information....         30
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         33
Business.......................................         46
Management.....................................         59
Description of Notes...........................         62
Description of Capital Stock...................         71
Underwriting...................................         74
Notice to Canadian Residents...................         75
Certain Federal Income Tax Considerations......         76
Legal Matters..................................         79
Experts........................................         79
Glossary of Terms..............................         80
Index to Financial Statements..................        F-1



                                     [LOGO]


                                  $100,000,000

                                   % Convertible
                                  Subordinated
                                 Notes Due 2003

                              P R O S P E C T U S

                                CS First Boston
                            Bear, Stearns & Co. Inc.

- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee -- Securities and Exchange Commission...........  $  39,655
National Association of Securities Dealers, Inc. Filing Fee......     12,000
Printing and Engraving Expenses..................................    200,000*
Legal Fees and Expenses..........................................    150,000*
Trustee Fees and Expenses........................................     10,000*
Accounting Fees and Expenses.....................................    100,000*
Rating Agency Fees...............................................    100,000*
Blue Sky Fees and Expenses.......................................     20,000*
Miscellaneous....................................................     68,345*
                                                                   ---------
    Total........................................................  $ 700,000
                                                                   ---------
                                                                   ---------

- ------------------------
*  Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Set forth below is a description of certain provisions of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, the Strategic Alliance Agreement dated as of September 29, 1995 among Ciba-Geigy Limited, Ciba-Geigy Corporation and the Registrant, as amended (the "Strategic Alliance Agreement"), and the Hexcel Corporation Incentive Stock Plan (the "Incentive Stock Plan"), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the GCL, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, the Strategic Alliance Agreement and the Plan, which are incorporated herein by reference.

    The Registrant is a Delaware corporation. Section 145 of the GCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify against the expenses that such officer or director actually and reasonably incurred.

    Section 102(b)(7) of the GCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

    The Registrant's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the GCL. The Registrant's Certificate of Incorporation also provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the GCL; PROVIDED, HOWEVER, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. The Certificate of Incorporation further provides that the Registratnt may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Registrant to the employees and agents of the Registrant who are not directors or officers of the Registrant.

    The Strategic Alliance Agreement provides that the Registrant's Certificate of Incorporation and Bylaws will continue to contain the provisions with respect to indemnification of directors and officers as of the date of the Strategic Alliance Agreement, which provisions will not be amended, repealed or otherwise modified, for a period of six years following the Closing contemplated by the Strategic Alliance Agreement (the "Ciba Closing") in any manner that would adversely affect the rights of individuals who at any time prior to the Ciba Closing were directors or officers of the Registrant in respect of actions or omissions occurring at or prior to the Ciba Closing, except for such modifications as are required by applicable law. In addition, the Strategic Alliance Agreement generally requires the Registrant to indemnify its officers and directors as of the date of the Strategic Alliance Agreement against all losses (including reasonable fees and expenses of counsel) arising out of any claim based in whole or in part on the fact that such person was a director or officer of the Registrant at or prior to the Ciba Closing.

    The Registrant maintains, at its expense, an insurance policy which insures the directors and officers of the Registrant, subject to certain exclusions and deductions, against certain liabilities that they may incur in their capacity as such. The Strategic Alliance Agreement provides that for six years after the Ciba Closing, the Registrant is generally required to provide directors' and officers' liability insurance for its officers and directors as of the date of the Strategic Alliance Agreement.

    Pursuant to the Plan, no member of the Executive Compensation Committee of the Board of Directors of the Company or such other committee of the Board of Directors as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plan shall be liable for any action or determination made in good faith, and the members of such committee shall be entitled to indemnification in the manner provided in the Registrant's Certificate of Incorporation.

ITEM 16.  EXHIBITS.


 EXHIBIT
   NO.                                                DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------
   *1      Form of Underwriting Agreement among the Company, CS First Boston and Bear, Stearns & Co. Inc.
    2.1    First Amended Plan of Reorganization dated as of November 7, 1994 (incorporated by reference to
            Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2,
            1994.
    2.2    Strategic Alliance Agreement dated as of September 29, 1995 among the Company, Ciba and CGC
            (incorporated by reference to Exhibit 10.1 to the Company's Current Report on 8-K dated as of
            October 13, 1995).
    2.2(a) Amendment dated as of December 12, 1995 to the Strategic Alliance Agreement (incorporated by reference to Exhibit 2.1(a) to the Company's Current Report on Form 8-K dated as of March 15,
            1996).
    2.2(b) Letter Agreement dated as of February 28, 1996 among the Company, Ciba and CGC (incorporated by reference to Exhibit 2.1(c) to the Company's Current Report on Form 8-K dated as of March 15,
            1996).

 EXHIBIT
   NO.                                                DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------
    2.2(d) Distribution Agreement dated as of February 29, 1996 among the Company, Brochier S.A., Composite
            Materials Limited, Salver S.r.l. and Ciba (incorporated by reference to Exhibit 2.1(c) to the
            Company's Current Report on Form 8-K dated as of March 15, 1995).
    2.3    Sale and Purchase Agreement dated as of April 15, 1996 among the Company, Hercules, Hercules
            Nederland BV and HISPAN Corporation (incorporated by reference to Exhibit 2.2 to the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996) as amended by the amendments dated June 27, 1996 (incorporated by reference to the Company's Current Report on Form
            8-K dated as of July   , 1996).
   *4      Form of Indenture between the Company and First Trust of California, National Association, as
            trustee, relating to the Notes.
   *5      Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the legality of the securities covered by this Registration Statement.
   12      Statement re: computation of ratio of earnings to fixed charges.
   23.1    Consent of Deloitte & Touche LLP.
   23.2    Consent of Coopers & Lybrand L.L.P. (Philadelphia, Pennsylvania)
   23.3    Consent of Coopers & Lybrand L.L.P. (Stamford, Connecticut)
  *23.4    Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5).
  +24      Power of attorney.
   25      Statement of Eligibility on Form T-1 of First Trust of California, National Association, as
            trustee, under the Indenture relating to the Notes.


- ------------------------
*  To be filed by Amendment.

+  Previously filed.


ITEM 17.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the
Registrant's Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and State of Connecticut, on July 2, 1996.


                                          HEXCEL CORPORATION


                                          By:          /s/ JOHN J. LEE*


                                             -----------------------------------
                                                         John J. Lee
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                 CHIEF EXECUTIVE OFFICER AND
                                                           DIRECTOR


    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registrant's Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                 TITLE                   DATE
- --------------------------------------------  -------------------------------  -------------

                                              Chairman of the Board of
                     /s/ JOHN J. LEE*          Directors, Chief Executive
- -------------------------------------------    Officer and Director            July 2, 1996
                John J. Lee                    (Principal Executive Officer)

               /s/ JUERGEN HABERMEIER*
- -------------------------------------------   President, Chief Operating       July 2, 1996
             Juergen Habermeier                Officer and Director

                /s/ WILLIAM P. MEEHAN*        Vice President -- Finance and
- -------------------------------------------    Chief Financial Officer         July 2, 1996
             William P. Meehan                 (Principal Financial Officer)

                 /s/ WAYNE C. PENSKY*         Corporate Controller and Chief
- -------------------------------------------    Accounting Officer (Principal   July 2, 1996
              Wayne C. Pensky                  Accounting Officer)

              /s/ JOHN M.D. CHEESMOND*
- -------------------------------------------              Director              July 2, 1996
            John M.D. Cheesmond

               /s/ MARSHALL S. GELLER*
- -------------------------------------------              Director              July 2, 1996
             Marshall S. Geller

                 SIGNATURE                                 TITLE                   DATE
- --------------------------------------------  -------------------------------  -------------

                 /s/ STANLEY SHERMAN*
- -------------------------------------------              Director              July 2, 1996
              Stanley Sherman

                /s/ MARTIN L. SOLOMON*
- -------------------------------------------              Director              July 2, 1996
             Martin L. Solomon

               /s/ GEORGE S. SPRINGER*
- -------------------------------------------              Director              July 2, 1996
             George S. Springer

               /s/ JOSEPH T. SULLIVAN*
- -------------------------------------------              Director              July 2, 1996
             Joseph T. Sullivan

                /s/ FRANKLIN S. WIMER*
- -------------------------------------------              Director              July 2, 1996
             Franklin S. Wimer

         *By: /s/JOSEPH H. SHAULSON
             Joseph H. Shaulson
              Attorney-in-fact

                               INDEX TO EXHIBITS



 EXHIBIT
   NO.                                            DESCRIPTION                                           PAGE
- ---------  -----------------------------------------------------------------------------------------  ---------
   *1      Form of Underwriting Agreement among the Company, CS First Boston and Bear, Stearns & Co.
            Inc.
    2.1    First Amended Plan of Reorganization dated as of November 7, 1994 (incorporated by reference to Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1994.
    2.2    Strategic Alliance Agreement dated as of September 29, 1995 among the Company, Ciba and
            CGC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on 8-K
            dated as of October 13, 1995).
    2.2(a) Amendment dated as of December 12, 1995 to the Strategic Alliance Agreement (incorporated by reference to Exhibit 2.1(a) to the Company's Current Report on Form 8-K dated as of
            March 15, 1996).
    2.2(b) Letter Agreement dated as of February 28, 1996 among the Company, Ciba and CGC
            (incorporated by reference to Exhibit 2.1(c) to the Company's Current Report on Form 8-K
            dated as of March 15, 1996).
    2.2(d) Distribution Agreement dated as of February 29, 1996 among the Company, Brochier S.A.,
            Composite Materials Limited, Salver S.r.l. and Ciba (incorporated by reference to
            Exhibit 2.1(c) to the Company's Current Report on Form 8-K dated as of March 15, 1995).
    2.3    Sale and Purchase Agreement dated as of April 15, 1996 among the Company, Hercules,
            Hercules Nederland BV and HISPAN Corporation (incorporated by reference to Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31,
            1996) as amended by the amendments dated June 27, 1996 (incorporated by reference to the
            Company's Current Report on Form 8-K dated as of July   , 1996).
   *4      Form of Indenture between the Company and First Trust of California, National
            Association, as trustee, relating to the Notes.
   *5      Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the legality of the securities covered by this Registration Statement.
   12      Statement re: computation of ratio of earnings to fixed charges.
   23.1    Consent of Deloitte & Touche LLP.
   23.2    Consent of Coopers & Lybrand L.L.P. (Philadelphia, Pennsylvania)
   23.3    Consent of Coopers & Lybrand L.L.P. (Stamford, Connecticut)
  *23.4    Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5).
  +24      Power of attorney.
   25      Statement of Eligibility on Form T-1 of First Trust of California, National Association,
            as trustee, under the Indenture relating to the Notes.


- ------------------------

*  To be filed by Amendment.


+  Previously filed.